As filed with the Securities and Exchange Commission on December 29, 2000
Registration No. 333-48354

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 To The

FORM S-1
REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

YELLOWBRIX, INC.

(Exact name of Registrant as specified in its charter)

Delaware	7389	54-1869419
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

66 Canal Center Plaza, Suite 700

Alexandria, Virginia 22314
(703) 548-3300
(Address, including zip code, and telephone number, including area code, of Registrant’s Principal Executive Offices)

David C. Hoppmann

Chief Executive Officer and President
YellowBrix, Inc.
66 Canal Center Plaza, Suite 700
Alexandria, Virginia 22314
(703) 548-3300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen M. Feldhaus, Esq. Gregg J. Berman, Esq. Fulbright & Jaworski L.L.P. 666 Fifth Avenue New York, New York 10103 (212) 318-3000 Facsimile: (212) 318-3400	Brian J. Lynch, Esq. Sidney R. Smith, Esq. John W. Jones, Esq. Cooley Godward LLP One Freedom Square Reston, Virginia 20190 (703) 456-8000 Facsimile: (703) 456-8100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:

CALCULATION OF REGISTRATION FEE

	Proposed Maximum
Title of Each Class of	Aggregate Offering	Amount of
Securities to be Registered	Price(1)	Registration Fee

Common Stock, $.001 par value	$69,000,000	$18,216.00(2)

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended.
(2)  Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment specifically stating that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 29, 2000

PROSPECTUS

8,571,430 Shares

Common Stock

       This is the initial public offering of common stock by YellowBrix, Inc. We are selling           shares of common stock. The estimated initial public offering price is $7.00 per share.

       Prior to this offering, there has been no public market for our common stock. We have applied to include the shares of our common stock for quotation on the Nasdaq National Market under the symbol YBRX.

	Per Share	Total

Initial public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds to YellowBrix, before expenses	$	$

       YellowBrix has granted the underwriters an option for a period of 30 days to purchase up to 1,285,700 additional shares of common stock at the offering price, less the underwriting discount.

Investing in our common stock involves a high degree of risk.

See “Risk Factors” beginning on page 5.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

CHASE H&Q

DAIN RAUSCHER WESSELS
WIT SOUNDVIEW

          , 2000

[Artwork description of graphics on inside front cover and gatefold to follow]

PROSPECTUS SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED FINANCIAL DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
RELATED PARTY TRANSACTIONS
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
Underwriting Agreement
Note and Warrant Purchase Agreement
Security Agreement dated November 29, 2000
Intercreditor Agreement
Shareholder Rights Agreement
Amended 1998 Stock Option Plan
2000 Stock Option Plan
Employment Agreement for David Lynch
Employment Agreement for Jace Wieser
Employment Agreement for Scott Hoyt
Convertible Secured Promissory Note
Warrant of Yellowbrix, Inc.
Agreement between YellowBrix and CNNfn.com
Consent Of Independent Auditors

(This page intentionally left blank)

PROSPECTUS SUMMARY

       This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors” beginning on page 6 and the financial statements and notes to those financial statements beginning on page F-1 before making an investment decision.

YellowBrix

       YellowBrix is a leading provider of Internet infrastructure services in the contextual commerce and personalized content services markets. Internet infrastructure services provide the underlying technology that facilitates the ability to conduct business on the Internet. Our proprietary technology integrates content, commerce and advertising and delivers personalized information to our customers’ users through Web pages, e-mails and wireless devices. By using our services, Web sites can present a package of news, articles and products for sale that is targeted to the Web site’s particular focus. Our customers consist of consumer and commercial Web sites and corporate intranets and extranets, collectively, Web sites.

       Our technology enhances Web sites through the automated distribution of more personalized content selected from a broad range of topic categories and may increase Web site revenue by providing targeted commerce opportunities. Our system has the ability to analyze data and create models for understanding and organizing the content an end-user is viewing. We also have tools that provide us with the ability to identify words and assign a numeric value to each word and the ability to understand the relationship between words and the meaning of given text. This technology enables us to understand the meaning, focus and ultimate relevancy of information to Web site users. Our services can be provided either individually, as distinct products, or can be bundled together as an integrated solution encompassing news, articles, research reports, products for sale, advertisements, targeted emails, and personal Web pages.

       We believe our services will facilitate the growth in electronic commerce and address the fundamental needs of Web sites to improve user experiences and increase revenue streams. Many companies have built vertical Web sites in order to attract users who have common interests and who, therefore, will be attractive to potential advertisers and merchants. Many Web sites, however, have discovered that undifferentiated non-targeted content alone is not a sufficient driver to attract, retain and motivate user interest and that traditional online advertising does not generate sufficient revenues. In addition, corporations are building intranets and extranets in order to communicate and interact more effectively and efficiently with their employees, customers and partners. As a result, Web sites and corporations are searching for a solution that will integrate personalized content and commerce opportunities in an effective manner.

       We believe our services offer our Web site customers the ability to deliver a more personalized, enhanced user experience and to increase revenue streams. Our services provide our customers with an outsourced information infrastructure which does not require our customers to invest in equipment or software, or use their resources to develop their own solution, eliminating the need to negotiate contracts with multiple vendors. We provide a low cost, flexible and customized solution with a quick implementation process. Our services include:

•	Contextual commerce. Our contextual commerce services match and distribute highly targeted commerce and advertising opportunities to our customers’ users from a catalogue of over 1.5 million products which such users may purchase.

•	Targeted content. Our targeted content services enable our customers to use our artificial intelligence capability to electronically define and create, almost instantaneously, highly specialized categories of information such as news headlines, articles and press releases for automatic distribution to their end users.

•	Personalization. Our personalization services facilitate the development of custom start pages for each user and personalized e-mail newsletters. We are also developing the ability to create user profiles that enable us to present individually targeted information and commerce opportunities.

       We intend to build upon and enhance our position as a leading provider of customized commerce, content and personalization infrastructure services. To achieve this goal, we plan to:

•	leverage the online convergence of commerce, content and personalization;

•	provide additional value added services such as advanced personalization;

•	develop and expand our strategic alliance relationships;

•	further penetrate existing markets and expand into new markets;

•	maintain and extend our technology and service leadership; and

•	pursue global expansion through joint ventures and by applying our analysis tools to foreign languages.

       As of November 30, 2000, we had entered into contracts with 258 customers and implemented our services on 209 Web sites, including CNNfn, InfoUSA, Business 2.0 Online/Imagine Media, Monster.com and Network Solutions. Our sales strategy is to pursue opportunities with other major accounts through our direct sales force and to leverage our resources and penetrate other targeted market segments through our strategic alliance program.

       Our principal executive offices are located at 66 Canal Center Plaza, Suite 700, Alexandria, Virginia 22314. Our telephone number at that address is (703) 548-3300 and our Web address is www.yellowbrix.com. Information contained on our Web site does not constitute part of this prospectus, and you should rely only on the information contained in this prospectus when deciding whether to invest in our common stock.

       We have applied for trademark and service mark protection for our “YellowBrix,” “IntelliClix,” “IndustryWatch,” “NewsReal,” “MultiLink” and the YellowBrix logo marks. Other trademarks, tradenames and service marks referred to in this prospectus are the property of their respective owners.

       This prospectus refers to market research reports prepared by various organizations, which typically do not disclose their underlying limitations or assumptions. You should not rely on these market reports as being necessarily indicative of future developments.

The Offering

Common stock offered by YellowBrix	8,571,430 shares

Common stock outstanding after the offering	27,983,648 shares

Use of proceeds	We expect to use the net proceeds from this offering for working capital, capital expenditures, payment of accrued interest on certain notes, sales and marketing expenses, product development and other general corporate expenses.

Our proposed Nasdaq National Market symbol	YBRX

       The above information is as of September 30, 2000 and excludes:

•	9,255,178 shares of our common stock issuable upon exercise of outstanding options at a weighted average exercise price of $2.93;

•	4,322,485 shares reserved for future grants under our amended 1998 stock option plan;

•	1,355,663 shares reserved for future grants under our 2000 stock option plan;

•	4,524,856 shares of our common stock reserved for issuance upon the exercise of outstanding warrants at a weighted average exercise price of $3.23 per share;

•	the issuance of 30,347 warrants pursuant to anti-dilution rights of certain of our stockholders and warrant holders for no additional cash as a result of the conversion of our outstanding convertible debt upon the closing of this offering and exercise of a warrant issued to Infoseek Corporation; and

•	the issuance of 81,806 shares of our common stock pursuant to anti-dilution rights of certain of our stockholders and warrant holders for no additional cash as a result of the exercise of a warrant issued to Infoseek Corporation.

       Except as otherwise indicated, all pro forma information in this prospectus:

•	reflects the conversion of our outstanding shares of series A preferred stock into 537,634 shares of our common stock upon the closing of this offering;

•	assumes the issuance of up to 6,659,717 shares of common stock upon conversion of our outstanding convertible debt upon the closing of this offering;

•	assumes the issuance of 1,035,300 shares of our common stock pursuant to anti-dilution rights of certain of our stockholders and warrant holders for no additional cash as a result of the conversion of our outstanding convertible debt upon the closing of this offering;

•	reflects the amendment and restatement of our certificate of incorporation which increases the number of our authorized common stock to 100,000,000 and the number of our preferred stock to 10,000,000, which will occur before the closing of this offering; and

•	assumes no exercise of the underwriters’ over-allotment option.

Summary Financial Data

       The following table is a summary of the financial data for our business. You should read the following summary financial data in conjunction with our financial statements and accompanying notes and with the information under “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

       The pro forma consolidated balance sheet data summarized below gives effect to the conversion of our outstanding shares of series A preferred stock into 537,634 shares of common stock, the issuance of 6,659,717 shares of our common stock upon conversion of our outstanding convertible debt, and the issuance of 1,035,300 shares of our common stock pursuant to anti-dilution rights of certain of our stockholders. The pro forma as adjusted consolidated balance sheet data summarized below reflects the sale of the common stock offered by us at an assumed initial offering price of $7.00 per share, after deducting underwriting discounts and estimated offering expenses payable by us, and our receipt and application of the net proceeds from the offering.

	Period from
	October 1, 1997	Year Ended		Nine Months Ended
	(inception) to	December 31,		September 30,
	December 31,
	1997	1998	1999	1999	2000

	(in thousands, except per share data)
				(unaudited)

Statement of Operations Data:

Total revenues	$34	$168	$2,845	$1,877	$4,505

Gross profit (loss)	(65)	(259)	2,300	1,480	3,007

Loss from operations excluding stock and warrant based non-cash expenses	(857)	(9,118)	(7,524)	(5,474)	(13,708)

Net loss	$(861)	$(9,349)	$(17,602)	$(13,839)	$(19,625)

Basic and diluted net loss per share	$(0.48)	$(1.87)	$(3.25)	$(2.62)	$(2.11)

Weighted average shares used in calculating basic and diluted net loss per common share (unaudited)	1,811	5,000	5,420	5,279	9,286

Pro forma basic and diluted net loss per common share (unaudited)			$(1.92)		$(1.11)

Weighted average shares used in calculating pro forma basic and diluted common share amounts (unaudited)			9,155		17,619

	September 30, 2000

			Pro Forma
	Actual	Pro Forma	As Adjusted

		(in thousands)

		(unaudited)

Balance Sheet Data:

Cash and cash equivalents	$3,221	$3,221	$58,008

Working capital	(4,882)	(2,968)	57,755

Total assets	12,225	12,225	67,012

Total stockholders’ equity (deficit)	(2,634)	5,216	60,003

RISK FACTORS

       You should carefully consider the risks and uncertainties described below and all other information contained in this prospectus before making an investment decision. Our business, financial condition and results of operations could be severely harmed by any of the following risks. The trading price of our common stock could decline if any of these risks or uncertainties develop into actual events. You may lose all or part of the money you paid to buy our common stock.

Risks Related to Our Business

We have a history of significant net losses including an accumulated deficit of $47.4 million as of September 30, 2000, and expect to incur significant losses for the foreseeable future.

       We expect to incur net losses and negative cash flow for the foreseeable future. We have incurred significant losses since we began our business in 1997. As of September 30, 2000, we had an accumulated deficit of $47.4 million. We incurred net losses of $17.6 million and $19.6 million for the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively. We anticipate our losses will continue as we incur additional costs and expenses related to:

•	sales and marketing activities;

•	employing additional personnel;

•	software and service development;

•	establishing strategic alliances;

•	stock based arrangements with employees, independent contractors, vendors and strategic alliances;

•	funding our international expansion; and

•	increasing the number of our content providers.

       In particular, our net income will be impacted by the extent we incur non-cash charges associated with stock-based arrangements. Our warrants held by America Online, Inc. and Infoseek Corporation have resulted, and are expected to result in, charges and such charges will fluctuate based upon the trading price of our common stock at the end of each quarter and at the date certain milestones are achieved.

       Although we expect to achieve profitability within the next four fiscal quarters, there can be no assurance because our ability to achieve profitability will depend on our ability to generate and sustain substantially higher net sales while maintaining reasonable expense levels. If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations, we may not become profitable within our projected time-frame, and our failure to do so could cause the price of our common stock to decline substantially. If we are able to achieve profitability within our projected time-frame, we cannot assure you that we would be able to sustain or increase profitability in the future.

It will be difficult for you to evaluate our business because we were organized in 1997 and we have an unproven business model.

       It is difficult to value our business and evaluate our prospects because of our limited operating history. We were organized in 1997. Accordingly, we have limited financial and operating data that is relevant to our current business. Our business model is unproven, which creates a risk that our performance will not meet the expectations of investors and that the value of our common stock will decline.

The length of our sales and implementation cycle may make our operating results more unpredictable.

       Our average sales and implementation cycle from the time a potential customer is first contacted to the time the customer accepts the services currently ranges from four to eight weeks. Consequently, we may make considerable expenditures before any revenues are realized with respect to a potential customer. In addition, we may experience longer sales and implementation cycles in the future. Such a lengthening in sales and implementation cycles could make our operating results more unpredictable. Unsuccessful sales or marketing efforts or a material lengthening of our sales and implementation cycle could adversely affect our operating and financial results. Our quarterly results also could fluctuate with great volatility based upon variable stock-based expense recognition and other quarterly expense variations, such as quarterly increases in marketing, co-branding, product development and bad debt expenses.

From January 1, 2000 to November 30, 2000, we grew from 31 to over 190 full-time employees, and our failure to effectively manage our growth and expansion could adversely affect our business and operating results.

       We have grown quickly in the recent past and we anticipate that we will continue to expand. For example, our number of full-time employees increased from 31 on January 1, 2000 to 190 on November 30, 2000. Any failure to manage our growth effectively will result in less efficient operations, which may adversely affect our operating and financial results.

       To effectively manage our growth, we must, among other things:

•	accurately estimate the number of employees we will require and the areas in which they will be required;

•	upgrade and expand our office infrastructure so that it is appropriate for our level of activity;

•	manage expansion into additional geographic areas; and

•	improve and refine our operating and financial systems.

       We expect to devote considerable resources and management time to improving our operating and financial systems to manage our growth.

We will need to hire additional qualified personnel, which may become difficult, as our business grows.

       Our future success depends on our ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, sales and marketing and business development personnel. We intend to hire a significant number of technical, sales and marketing, business development and administrative personnel during the next year. Our services and the industries to which we provide our services are relatively new. As a result, qualified technical personnel with relevant experience to our business are scarce and therefore difficult to recruit. If we do not attract, assimilate and retain a sufficient number of qualified technical, managerial, sales and marketing, business development and administrative personnel, our business could suffer.

From November 18, 2000 to December 18, 2000, 86% of our articles came from two content providers, and losing either of them may leave us with insufficient breadth of content to retain and attract customers.

       We do not generate original content and are therefore highly dependent upon third-party content providers. We have arrangements with a limited number of content providers and from November 18, 2000 to December 18, 2000, 86% of our articles were received from two content providers. No other content provider provided more than 10% of our articles during this time period. If we were to lose one of our major content providers and were not able to obtain similar content from another source, our services would be less attractive to customers. In addition, we cannot be certain that we will be able to license content from our current or new providers on favorable terms in the future, if at all. If we are unable to add content providers to our network, we may not be able to attract new customers in sufficient numbers to expand our business.

We depend on key personnel to manage our business effectively and the loss of the services of any key personnel, such as David Hoppmann, Jeffrey Massa and Jace Wieser, could have a negative impact on our business.

       Our future success depends on the continued services of our executive officers and other key personnel such as David Hoppmann, our chief executive officer and president, Jeffrey Massa, our senior vice president, Technology and chief technology officer and Jace Wieser, our senior vice president, Technology/ Engineering. We do not have any key person life insurance policies covering any of our employees. The loss of the services of any of our executive officers or other key employees could negatively impact our business, financial condition and results of operations.

We generate substantial revenues from Internet-related companies purchasing our services and if they fail to attract adequate financing to continue their business, our business would be adversely affected.

       A significant portion of the customers who purchase our services consist of Internet-related companies. Many Internet-related companies have faced or are currently facing problems achieving profitability or attracting financing at commercially reasonable terms, or at all, to enable them to continue in business. If a significant portion of our customers were to face such difficulties, our business would be adversely affected.

If we fail to keep up with rapid technology and competitive changes such as increasing the breadth of our content, expanding our strategic alliance network and improving the accuracy of our content and commerce matching capabilities, we will be at a competitive disadvantage.

       Rapidly changing technology, evolving industry standards and customer demands, and frequent new service introductions characterize our market. Our future success depends in significant part on our ability to enter into strategic alliances and develop and introduce compelling services on a timely and competitive basis and to improve the performance, content and reliability of our services in response to both the evolving demands of the market and competitive service offerings. Additionally, new Internet or telecommunications technologies may require us to alter our information analysis and distribution technology and/or services so that they do not become obsolete. If our efforts in these areas are not successful or sufficient, we will be at a competitive disadvantage.

We face intense competition that could impair our ability to grow and achieve profitability.

       Our competition varies according to our service offerings. Currently, while we believe no one company competes with us in all of our service categories, many companies compete with us in individual service categories of contextual commerce, targeted content and personalization markets. Many of our competitors or future competitors have longer operating histories than we do and significantly greater financial, technical and marketing resources.

We have no control over the content we purchase and distribute from third-party providers and if the content we distribute is unlawful or causes injury, we may have to pay fines or damages and our reputation may suffer.

       We obtain content and commerce information from third-party providers. When we integrate and distribute this information over the Internet, we may be liable for the data that is contained in that content based on claims such as defamation, negligence, breach of copyright, patent, trade secret or trademark infringement. Our content provider indemnification rights may be insufficient to satisfy any claims against us.

       In addition, we could be exposed to liability arising from the activities of our customers or their users with respect to the unauthorized duplication of, or insertion of inappropriate material into, the content we supply. Although we carry general liability insurance, our insurance may not cover claims of these types or may be inadequate to protect us for all liability that may be imposed on us.

       In the event we carry incorrect or misleading information, our reputation as a provider of commerce and content could also be harmed, hurting our prospects for future business.

Changes in laws relating to data collection and use practice and the privacy of Internet users and other individuals could harm our business.

       The U.S. federal and various state governments have recently proposed limitations on the collection and use of information regarding Internet users. In October 1998, the European Union adopted a directive that may limit our collection and use of information regarding Internet users in Europe. In the future, our technology will create user characteristic information partly through the use of “cookies.” Government regulations and the Federal Trade Commission’s privacy initiatives may affect our further refinement of enhanced personalization features. If we are unable to offer distinctive personalization features, our business may not grow as fast as expected.

We may be unable to expand our content and email, information distribution, foreign language processing and other technology systems quickly enough to support demand for our services.

       Our future success will depend in part on our ability to expand our technology systems rapidly in order to accommodate significant changes and increases in information processing requirements. We may be unable to expand the capacity of our existing content and email information distribution systems and foreign language processing systems to enable us to improve and increase our services. If we are unable to expand our systems, we may suffer service interruptions that could make our services less attractive to customers.

       We may require additional servers to support our systems infrastructure. Any failure in our system that is not backed up by redundant servers could cause significant delays in our business operations. Due to the time sensitive nature of our distribution service, an interruption of service could be harmful to our business and reputation and could be very damaging to our relationship with that customer.

Protection of our intellectual property is limited to a combination of trademark and copyright law, patent law, trade secret protection and confidentiality and license agreements with our employees, customers and others to protect our proprietary rights; however, these efforts to protect our intellectual property may be inadequate, time-consuming and expensive.

       We regard our intellectual property as critical to our success. The unauthorized use or misappropriation of our patent pending processes, trademarks or other intellectual property could diminish the value of our market position, proprietary rights or reputation. If this were to occur, our business could be materially and adversely affected.

       We rely upon a combination of trademark and copyright law, patent law, trade secret protection and confidentiality and license agreements with our employees, customers and others to protect our proprietary rights. We have received and have filed a number of trademarks and service marks, and have filed a patent application with the United States Patent and Trademark Office. However, registrations and patents may only be granted in selected cases, and there can be no assurance that we will be able to secure these or additional registrations or patents or that these rights will not be challenged. Furthermore, policing and enforcement against the unauthorized use of our intellectual property rights could entail significant expenses and could prove difficult or impossible.

Third parties may claim that we have breached their intellectual property rights, which could divert management’s attention and result in expenses to defend or settle claims.

       Third parties may bring claims of copyright or trademark infringement, patent violation or misappropriation of creative ideas or formats against us with respect to content that we distribute or technology or marketing techniques and terminology that we use. These claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management attention, require us to enter into costly royalty or licensing arrangements or limit our ability to distribute content or prevent us from utilizing important technologies, ideas or formats.

       In addition, we license some material technology from a limited number of vendors. If we are unable to license technology from these vendors on commercially reasonable terms, or at all, or if their technology infringes on the intellectual property rights of others, our business will suffer.

Our international expansion involves considerable risks such as compliance with regulatory requirements and stricter privacy concerns, changes in the global economy, foreign tax laws, international business practices and currency exchange rates, any of which could adversely affect our business.

       As part of our business strategy, we have begun to seek additional opportunities to expand our services into international markets. We believe that such expansion is important to our ability to continue to grow and to market our services. In marketing our services internationally, however, we face new competitors. If our revenues from international operations do not exceed the expense of establishing and maintaining international operations, our business may suffer. To date, we have limited experience in marketing and distributing our services internationally.

       In general, the Internet is subject to more stringent regulatory requirements and privacy concerns in Europe and other foreign countries. Our competitive ability may also be adversely affected by factors such as tariffs and other trade barriers, protection of intellectual property rights, difficulties in staffing and managing international operations, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates and potentially adverse tax consequences.

We rely on InfoUSA and Network Solutions for a substantial portion of our revenues, representing approximately 28% of our revenues for the nine months ended September 30, 2000.

       We derive a substantial portion of our revenues from a small number of customers. Two companies represented approximately 28% of our revenues for the nine months ended September 30, 2000. No other customer was responsible for in excess of 10% of our revenues during these periods. We expect that this will continue in the foreseeable future. If we lose any of these customers, or if any of these customers are unable or unwilling to pay us amounts that they owe us, our financial results will suffer.

We may, from time to time, enter into potential acquisitions and strategic investments that may result in increased expenses, difficulties in integrating target companies and diversion of management’s attention.

       We may, from time to time, enter into discussions with other parties or undertake one or more acquisitions or strategic investments in the near future to expand our range of technology and services and to gain access to new markets. In the event of any future acquisition, we may face risks such as:

•	our management’s attention may be diverted during the acquisition and integration process;

•	costs, delays and difficulties of integrating the acquired company’s operations, technologies and personnel into our existing operations, organization and culture;

•	the adverse impact on earnings of amortizing the acquired company’s intangible assets may be significant, particularly in light of the high valuations of many Internet and other information technology services companies;

•	new equity securities to pay for acquisitions, which would dilute the holdings of existing stockholders;

•	the timing of an acquisition or our failure to meet operating expectations for acquired businesses may impact adversely on our financial condition; and

•	any undisclosed or potential legal liabilities, or related expenses of an acquired company, including intellectual property, employment and warranty and service liability-related problems.

       If realized, any of these risks could have a material adverse effect on our business, financial condition and operating results.

We may require additional funding for our existing and future operations and additional financing may not be available on commercially reasonable terms, or at all.

       Although we believe that our cash reserves, including the net proceeds from this offering, and cash flows from operations will be adequate to fund our operations for at least the next 12 months, such sources may be inadequate. Consequently, we may require additional funds during or after such period. Additional financing may not be available on favorable terms or at all. If we raise additional funds by selling stock, the percentage ownership of our then current stockholders will be reduced. If we cannot raise adequate funds to satisfy our capital requirements, we may have to limit our operations significantly. Our future capital requirements depend upon many factors, including, but not limited to:

•	the rate at which we expand our sales and marketing operations;

•	the extent to which we develop and upgrade our technology and data network infrastructure;

•	the occurrence, timing, size and success of acquisitions;

•	the cash requirements of entities we may acquire;

•	the rate at which we may expand internationally; and

•	the response of competitors to our service offerings.

Our inability to repay a recently completed bridge financing in the aggregate principal amount of up to $4 million may result in substantial financial penalties.

       We have just completed a bridge financing for the sale of convertible secured notes in the aggregate principal amount of up to $4 million. The lender may fund the notes in one or more advances of at least $500,000 each and we will issue a warrant to the lender to purchase a number of shares of common stock equal to 30% of the principal amount of each advance divided by $3.72, or as adjusted. We may issue additional warrants to the lender in the event certain capital raising objectives are not met. If we are unable to successfully raise additional funds, we may not be able to repay the loan and our results of operations may be negatively affected.

Risks Related to the Internet Industry

We face risks relating to developing technology, including the Internet.

       A significant percentage of our present and anticipated customers are operators of Web sites and demand for our services will depend in large part on continued growth in the use of the Internet. If the Internet develops more slowly than we expect as a commercial or business medium, demand for our services will be lower than we expect and our business may suffer.

       In addition, the widespread adoption of new Internet technologies or standards could require us to make substantial expenditures to modify or adapt our Web sites and services. This could affect our business, financial condition and operating results. New Internet services or enhancements require expensive modifications or result in a loss of client confidence. Our success depends, in large part, on other companies maintaining the Internet system infrastructure. Any disruption in Internet access or in the Internet generally could have a material adverse effect on our business, financial condition and operating results.

Legal uncertainties and government regulation of the Internet could inhibit growth of the Internet and e-commerce.

       Many legal questions relating to the Internet remain unclear and these areas of uncertainty may be resolved in ways that damage our business. It may take years to determine whether and how existing laws governing matters such as intellectual property, trade secrets, personal privacy, libel and taxation apply to the Internet.

       New laws and regulations that apply directly to Internet communications, commerce and advertising are becoming more prevalent. For example, the U.S. Congress has recently passed Internet-related legislation concerning copyrights, taxation, and the online privacy of children. As the use of the Internet and the prevalence of e-commerce grow, there may be calls for further regulation by the Federal Trade Commission or others on issues such as user privacy, pricing, content, taxation, copyrights, distribution and service and services quality. Finally, our distribution arrangements and customer contracts could subject us to the laws of foreign jurisdictions in unpredictable ways.

       These possibilities could affect us adversely in a number of ways. New regulations could make the Internet less attractive to users, resulting in slower growth in its use and acceptance than we expect. Complying with new regulations could result in additional cost to us, which could reduce our margins, or it could leave us at risk of potentially costly legal action. We may be affected indirectly by legislation that fundamentally alters the practicality or cost-effectiveness of utilizing the Internet, including the cost of transmitting over various forms of network architecture, such as telephone networks or cable systems, or the imposition of various forms of taxation on Internet-related activities. Regulators continue to evaluate the best telecommunications policy regarding the transmission of Internet traffic.

Risks Related to this Offering

The market price for securities of newly public technology company like us have been highly volatile and your investment in our stock could decline in value.

       The market for shares in newly public technology companies is subject to extreme price and volume fluctuations. Our shares will be exposed to these fluctuations. You may not be able to resell any shares you buy from us at or above the initial public offering price due to a number of factors, including:

•	fluctuations in our operating results due to deviations between actual and expected sales;

•	announcements of technological innovations, new systems or services, or service enhancements by us or our competitors;

•	announcement of new or lost customers;

•	changes in investors’ and securities analysts’ perception or expectations as to our future financial performance or changes in financial estimates of securities analysts; and

•	the operating and stock price performance of comparable companies.

       In addition, although our common stock will be quoted on the Nasdaq National Market, an active trading market may not develop or sustain itself after this offering.

As a publicly held company, we may be subject to class action litigation by holders of our securities following periods of volatility in the market price of our common stock.

       In the past, holders of securities have often instituted class action litigation against companies following periods of volatility in the market price of the securities. If we become involved in this type of litigation, regardless of the outcome, we could incur substantial legal costs defending such litigation and our management’s attention and resources could be diverted from our business.

Our management will have broad discretion in the way we use the net proceeds from this offering and you may disagree with their decisions.

       Our business plan is subject to change based upon changing conditions and opportunities. Our management has significant flexibility in applying the net proceeds we receive from this offering. Because the net proceeds are not required to be allocated to any specific investment or transaction, you cannot determine at this time the value or propriety of our application of the proceeds and you and other stockholders may not agree with our decisions. See “Use of Proceeds” for a more detailed description of how management intends to apply the proceeds of this offering.

You will experience immediate and significant dilution of $4.86 per share as a result of this offering and may experience further dilution as a result of future equity issuances.

       The initial public offering price of our common stock will be substantially higher than the pro forma net tangible book value per share of our outstanding common stock. Pro forma net tangible book value per share represents the pro forma amount of total tangible assets less total liabilities, divided by the pro forma number of shares of our common stock outstanding immediately after the offering. If you purchase our common stock in this offering, you will incur immediate dilution of approximately $4.86 in the pro forma net tangible book value per share of common stock from the price you pay for our common stock in this offering. We also have outstanding a large number of stock options and warrants with exercise prices significantly below the initial public offering price of the shares. To the extent these options are exercised, there will be further dilution. We intend to continue to grant stock options to our employees as part of our general compensation practices.

If we issue additional stock in the future, or our stockholders sell substantial amounts of our common stock after the public offering, the market price of our common stock may fall.

       Future sales of substantial amounts of our common stock in the public market following this offering or the perception that substantial sales could occur may cause the market price of our common stock to decline. Of the 27,983,648 shares that will be outstanding upon the closing of this offering:

•	all of the shares offered under this prospectus will be freely tradable in the public market, except as to affiliates;

•	approximately 16,000,000 additional shares may be sold after the expiration of 180-day lock-up agreements entered into by our officers, directors and certain existing stockholders; and

•	approximately 11,024,027 additional shares may be sold upon the exercise of stock options and warrants after the expiration of 180-day lock-up agreements.

       You should read “Shares Eligible for Future Sale” for a more detailed discussion of when and how many shares of our common stock may be sold after this offering.

If our officers, directors and largest stockholders choose to act together, they may be able to control our management and operations, acting in their best interest and not necessarily those of other stockholders.

       Immediately upon completion of this offering, our executive officers and directors and institutions affiliated with them, in the aggregate, will beneficially own approximately 65.9% of our outstanding common stock. As a result, these stockholders, if acting together, would be able to exert considerable influence on any matters requiring approval by our stockholders, including the election of directors, amendments to our charter and bylaws and the approval of mergers or other business combination transactions. The ownership position of these stockholders could delay, deter or prevent a change in control of YellowBrix and could adversely affect the price that investors might be willing to pay in the future for shares of our common stock.

Anti-takeover provisions in our governing documents and Delaware law may make it difficult for a third party to acquire us, which may not be beneficial to our stockholders and may delay a change in our control.

       Our certificate of incorporation and bylaws contain anti-takeover provisions, including those listed below, that could make it more difficult for a third party to acquire control of us, even if that change in control would be beneficial to stockholders:

•	our board of directors has the authority to issue common stock and preferred stock and to determine the price, rights and preferences of any new series of preferred stock without stockholder approval;

•	our board of directors is divided into three classes, each serving three-year terms;

•	there are limitations on who can call special meetings of stockholders;

•	stockholders may only take action without a meeting on the written consent of the holders of shares representing 66 2/3% of our capital stock; and

•	advance notice is required for nominations of directors and for stockholder proposals.

       In addition, provisions of Delaware law and our stock option plans may also discourage, delay or prevent a change of control of our company or unsolicited acquisition proposals.

There may not be an active, liquid, public market for our common stock which may make it difficult for you to resell your shares at or above the offering price of $7.00 per share.

       Prior to this offering, there has been no public market for our common stock, and an active market for common stock may not develop. The initial public offering for our common stock was determined by negotiations between us and the representative of the underwriters. This price does not necessarily relate to our book value, assets, past operating results, financial condition or other established criteria of value. Therefore, you may be unable to resell your shares of common stock at or above the initial public offering price.

FORWARD-LOOKING STATEMENTS

       This prospectus includes forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks, uncertainties and assumptions about YellowBrix including, among other things:

•	the rapid technological change in our industry;

•	the intense competition in our industry;

•	our need to continually develop new or improved services;

•	our estimates regarding our capital requirements and our needs for additional financing;

•	trends in the Internet market, including access to capital markets and the financial strength of our customers;

•	existing and future regulations affecting our business; and

•	the risk factors set forth under “Risk Factors” in this prospectus.

       In addition, in this prospectus, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they related to YellowBrix, our business or our management, are intended to identify forward-looking statements.

       In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

USE OF PROCEEDS

       Assuming an initial public offering price of $7.00 per share, we will receive net proceeds of approximately $54.8 million, or approximately $63.2 million if the underwriters exercise their over-allotment option in full. This estimate is after deducting underwriting commissions and discounts of approximately $4.2 million, or approximately $4.8 million if the underwriters exercise their over-allotment option in full, and estimated expenses of $1.0 million.

       While we currently do not have any specific plans or proposals for the allocation of the net proceeds of this offering, we currently anticipate using proceeds for working capital of approximately $22.8 million, capital expenditures of approximately $5.0 million, sales and marketing expenses of approximately $10.0 million, product development expenses of approximately $6.0 million, interest expense on existing debt of approximately $1.0 million and other general corporate expenses of approximately $10.0 million.

       In addition, we may also use a portion of the net proceeds to acquire businesses, assets, technologies or service lines that complement our existing business if these transactions could be effected on terms which we deem to be favorable. We do not have any commitments to make any acquisition and have not allocated a specific amount of the net proceeds for this purpose. Our management will have significant flexibility in applying the net proceeds of the offering.

       Pending any use as described above, we intend to invest the net proceeds in short-term, interest-bearing investment-grade instruments.

DIVIDEND POLICY

       We have never declared nor paid any cash dividends on our capital stock. Our board of directors will determine future declaration and payment of dividends, if any, in light of the then-current conditions, including our earnings, operations, capital requirements, financial condition, restrictions in financing agreements and other relevant factors. It is the current policy of our board of directors to retain any future earnings to finance the development and expansion of the operations of our business. Accordingly, we do not anticipate paying cash dividends on our capital stock in the foreseeable future.

CAPITALIZATION

       The following table sets forth our capitalization as of September 30, 2000 on a pro forma as adjusted basis to reflect the sale of 8,571,430 shares of common stock in this offering at an assumed initial public offering price of $7.00 per share, after deducting commissions and other estimated offering expenses and the application of the estimated net proceeds, on an actual basis and on a pro forma basis after giving effect to the:

•	automatic conversion of all outstanding shares of our series A preferred stock into 537,634 shares of our common stock upon the closing of this offering;

•	issuance of up to 6,659,717 shares of common stock upon conversion of our outstanding convertible debt upon the closing of this offering;

•	issuance of 1,035,300 shares of our common stock pursuant to anti-dilution rights of certain of our stockholders and warrant holders for no additional cash consideration as a result of the conversion of our outstanding convertible debt upon the closing of this offering;

       The table should be read in conjunction with our financial statements and the related notes, which are included elsewhere in this prospectus.

	September 30, 2000

			Pro Forma
	Actual	Pro Forma	As Adjusted

		(unaudited)

Cash and cash equivalents	$3,220,946	$3,220,946	$58,007,946

Stockholder notes payable	7,850,000	—	—

Capital lease obligation	696,931	696,931	696,931

Officer loan	374,884	374,884	374,884

Stockholders’ equity:

Preferred stock, par value $0.001 per share, 5,000,000 shares authorized, 200,000 shares issued and outstanding, actual; 10,000,000 shares authorized, no shares issued and outstanding pro forma or pro forma as adjusted	200	—	—

Common stock, par value $0.001 per share, 50,000,000 shares authorized,11,179,567 shares issued and outstanding, actual; 100,000,000 shares authorized, 19,412,218 shares issued and outstanding, pro forma; 27,983,648 shares authorized, shares issued and outstanding, pro forma as adjusted	11,180	19,413	27,984

Additional paid-in capital	44,808,613	52,650,580	107,429,009

Deferred stock compensation	(16,891)	(16,891)	(16,891)

Accumulated deficit	(47,436,918)	(47,436,918)	(47,436,918)

Total stockholders’ (deficit) equity	(2,633,816)	5,216,184	60,003,184

Total capitalization	$6,287,999	$6,287,999	$61,074,999

DILUTION

       Our pro forma net tangible book value on September 30, 2000 was approximately $5,168,728 or $0.27 per share. Pro forma net tangible book value is total assets minus liabilities minus intangible assets. Pro forma net tangible book value per share is pro forma net tangible book value divided by the total pro forma number of shares outstanding before the offering.

       The adjustments to net tangible book value made to determine pro forma net tangible book value per share are the following:

•	the automatic conversion of all outstanding shares of our series A preferred stock into 537,634 shares of our common stock upon the closing of this offering;

•	the issuance of up to 6,659,717 shares of common stock upon the conversion of our outstanding convertible debt upon the closing of this offering; and

•	the issuance of 1,035,300 shares of our common stock pursuant to anti-dilution rights of certain of our stockholders and warrant holders for no additional consideration as a result of the conversion of the outstanding convertible debt.

       The adjustments to as adjusted pro forma net tangible book value reflect the sale and issuance of 8,571,430 shares of common stock in the offering at an assumed initial public offering price of $7.00 per share, after deducting commissions and other estimated offering expenses and the application of the estimated net proceeds.

       The following table sets forth on a pro forma as adjusted basis as of September 30, 2000, the increase in pro forma net tangible book value of $1.87 per share and the dilution (the difference between the offering price per share and net tangible book value per share) to new investors:

Assumed initial public offering price per share		$7.00

Pro forma net tangible book value per share as of September 30, 2000	$0.27

Increase in pro forma net tangible book value per share attributable to the offering	1.87

Pro forma as adjusted net tangible book value per share as of September 30, 2000 after giving effect to the offering		2.14

Pro forma dilution per share to new investors in the offering		$4.86

       The following table sets forth, as of September 30, 2000, on the pro forma basis described above, the number of shares of capital stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors who purchase shares of common stock in this offering, before deducting the estimated underwriting discounts and commissions and offering expenses.

	Shares Purchased		Total Consideration		Average
					Price Per
	Number	Percent	Amount	Percent	Share

Existing stockholders	19,412,218	69.4%	$36,941,000	38.1%	$1.90

New investors	8,571,430	30.6	60,000,000	61.9	7.00

Total	27,983,648	100%	$96,941,000	100%	$3.47

       If the underwriters exercise their over-allotment option in full, the number of shares held by new investors will be increased to 9,857,130 or 33.7% of the total number of shares of common stock outstanding after the offering. In that case, the shares held by existing stockholders would represent 66.3% of the total number of shares of common stock to be outstanding after the offering.

SELECTED FINANCIAL DATA

       The following selected financial data as of and for the period from October 1, 1997 (inception) to December 31, 1997, for years ended December 31, 1998 and 1999, and for the nine months ended September 30, 2000 are derived from our financial statements, which have been audited by Ernst & Young LLP, independent auditors. The following selected financial data as of and for the nine months ended September 30, 1999 are derived from our unaudited financial statements which, in our opinion, include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for fair presentation of our financial position and results of operations for those periods. The data should be read in conjunction with the financial statements, related notes and other financial information included elsewhere in this prospectus. Our historical results are not necessarily indicative of future results. The results of operations for the nine months ended September 30, 2000 are not necessarily indicative of the results to be realized for the year ending December 31, 2000.

	Period from
	October 1,
	1997	Year Ended		Nine Months Ended
	(inception) to	December 31,		September 30,
	December 31,
	1997	1998	1999	1999	2000

	(in thousands, except per share data)
				(unaudited)

Statement of Operations Data:

Total revenues	$34	$168	$2,845	$1,877	$4,504

Cost of revenues	99	426	545	397	1,497

Gross profit (loss)	(65)	(258)	2,300	1,480	3,007

Operating expenses:

Sales and marketing (excluding stock and warrant based non-cash expenses of $ —, $ —, and $49,638 in 1997, 1998 and 1999 and $ — and $193,183 for the nine months ended September 30, 1999 and 2000, respectively, shown below)	150	2,160	4,474	3,225	9,078

Research and development (excluding stock and warrant based non-cash expenses of $ —, $ —, and $11,050 in 1997, 1998 and 1999 and $ — and $ — for the nine months ended September 30, 1999 and 2000, respectively, shown below)	274	1,758	2,142	1,412	2,904

General and administrative (excluding stock and warrant based non-cash expenses of $ —, $46,791, and $1,629,269 in 1997, 1998 and 1999 and $664,883 and $5,433,009 for the nine months ended September 30, 1999 and 2000, respectively, shown below)	310	3,527	3,034	2,186	4,280

Depreciation and amortization	58	1,414	174	131	453

Stock and warrant based non-cash expenses	—	49	1,690	665	5,626

Total operating expenses	792	8,908	11,514	7,619	22,341

Loss from operations	(857)	(9,166)	(9,214)	(6,139)	(19,334)

Other income (expense):

Interest income	2	38	20	2	241

Interest expense	(7)	(220)	(558)	(398)	(531)

Beneficial interest expense	—	—	(7,850)	(7,304)	—

Total other income (expense)	(5)	(182)	(8,388)	(7,700)	(290)

Net loss	$(862)	$(9,348)	$(17,602)	$(13,839)	$(19,624)

Basic and diluted net loss per share	$(0.48)	$(1.87)	$(3.25)	$(2.62)	$(2.11)

Weighted average shares used in calculating basic and diluted net loss per common share (unaudited)	1,811	5,000	5,420	5,279	9,286

Pro forma basic and diluted net loss per common share (unaudited)			$(1.92)		$(1.11)

Weighted average shares used in calculating pro forma basic and diluted common share amounts (unaudited)			9,155		17,619

	December 31,
				September 30,
	1997	1998	1999	2000

	(in thousands)

Balance Sheet Data:

Cash and cash equivalents	$924	$223	$1,767	$3,221

Working capital	455	(6,816)	(8,263)	(4,882)

Total assets	2,864	887	3,745	12,225

Total stockholders’ equity (deficit)	1,373	(6,427)	(7,954)	(2,634)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       The following discussion should be read in conjunction with “Selected Financial Data” and our financial statements and the notes to those financial statements included elsewhere in this prospectus. Our discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors.

Overview

       YellowBrix is a leading provider of Internet infrastructure services in the contextual commerce and personalized content services markets. Our customers consist of corporate intranets and extranets and consumer and commercial Web sites, collectively, Web sites. Our proprietary technology solution integrates commerce and content and delivers personalized information to our customers’ users through Web pages, e-mails and wireless devices. During the nine months ended September 30, 2000, we increased the number of customers that had implemented our services from 18 to 130, an increase of 622%. This increase in our customer base is attributable to both an increase in our sales force and the introduction of our IntelliClix service.

       We commenced operations in the fourth quarter of 1997. On December 11, 1997, we acquired intellectual property and other assets of Infoseek Corporation pursuant to an asset acquisition agreement for $1.0 million in cash, 850,000 shares of our common stock and a warrant to purchase 1,077,500 shares of our common stock. These assets helped facilitate the development of our content distribution service. In the first quarter of 1998, we began to generate revenue from our IndustryWatch service. Our IndustryWatch service is our flagship service that consolidates news articles, financial and other information from thousands of published sources. IndustryWatch uses linguistic pattern analysis to consolidate community and category based content and categorizes the resulting information into industry specific categories, and then presents the relevant information to users of the service. Revenues from IndustryWatch remained insignificant until the fourth quarter of 1998, when we altered our business model from a primarily ad-share model to a new model based on implementation fees and monthly service charges. During the second quarter of 2000, we introduced IntelliClix, an automated contextual commerce service, which we either bundle with other product offerings or offer to customers after charging an implementation fee, in addition to a per transaction fee. We anticipate that our revenue model will continue to evolve in the future as we introduce additional new services. For example, we recently introduced our e-mail and newsletter services for which we charge customers on a monthly per person basis. We focused our business model on receiving implementation and monthly service fees in order to establish a consistent, recurring revenue stream. This shift is consistent with positioning ourselves as offering an outsourced solution based on a licensing fee business model.

       As part of the consideration for the assets acquired from Infoseek, we issued a warrant to Infoseek to purchase 1,077,500 shares of our common stock at an exercise price of $0.001 per share. The warrant expires ten years from the date of issue, and is subject to a vesting schedule that was dependent upon our attaining predefined revenue and operating income targets prior to December 31, 1999, which we did not meet. However, if the QIP Investors sell a portion of their shares at a profit over and above a predetermined rate of return or if an IPO occurs and certain returns on investment are achieved by the QIP Investors, the warrant will vest automatically. In the event that the warrant vests, we anticipate that we may record an estimated expense of $8.6 million.

       On April 7, 2000, we entered into an interactive services agreement whereby we provide America Online, Inc., or AOL, with customized contextual commerce and content services for their small business Web site. Under this agreement, we design, create, edit, manage, review, update and maintain a customized site for AOL, and AOL provides us with page impressions on its network. The agreement provides for YellowBrix and AOL to share advertising revenue and IntelliClix transaction revenue from AOL’s small business Web site. This agreement terminates on October 4, 2001. Upon fulfillment of certain of AOL commitments, AOL has the right to extend this agreement for an additional one year period on the later of the termination or the date when AOL has fulfilled certain of its commitments.

       We have agreed to pay AOL an aggregate of $3.0 million pursuant to the agreement. We have also granted AOL a warrant to purchase up to 832,691 shares of our common stock at an exercise price of $3.72 per share. At each YellowBrix reporting date, until the achievement of certain AOL warrant milestones, YellowBrix will revalue the warrant using the Black-Scholes option pricing model and will record any increases or decreases in the value of the warrant. The value of the warrant will be amortized ratably over the term of the agreement. In addition to amortization of the initial fair value of this warrant, which totaled $741,000, we expect that future changes in the trading price of our common stock at the end of each quarter and at the date certain milestones are achieved, will cause additional substantial changes in the ultimate amount of such amortization.

Revenues

       We derive revenue by providing services to Web sites, including corporate intranets and extranets. These services include hosted Web page services which provide targeted content, contextual commerce and personalization services. Service revenues include fees for the set-up of co-branded sites, customization of our products and services to meet specific customer needs and requirements, monthly license fees and fees for e-mail distributions.

       The amount of the service and implementation fees is calculated based on the type and breadth of the services provided. Revenue recognition for these services begins after acceptance and upon implementation of the services. Cash received in advance for set-up fees is classified as deferred revenue and is recognized ratably over the life of the customer contracts. One of our services, IntelliClix, is primarily bundled with our other service offerings and is part of the monthly service fee. We receive an additional $1 per transaction completed through the IntelliClix service. We recognize these product commissions in the month the product is sold. To date, the IntelliClix commission revenue has been insignificant.

       Throughout 1998, the majority of our customers were converted from a primarily ad-share model to a monthly service model. However, certain customers, including CNNfn, continued under the ad-share model, in which revenues are recognized in the month they are received. We share such advertising and sponsorship revenues with our customers, based upon individually negotiated agreements. We record advertising revenues net of agency commissions and fees.

Expenses

   Cost of Revenues

       Our cost of revenues consists of flat monthly fees to content providers for access to their content and fees to merchandise suppliers for access to their product inventory. Cost of revenues also includes fees related to the management of our data centers and certain commissions paid as a result of our strategic alliances and agency agreements.

   Sales and Marketing

       Our sales and marketing expenses include salaries, benefits, commissions, advertising, sponsorship, and other marketing communication costs.

   Research and Development

       Research and development expenses include salaries, benefits, bonuses, and other employee related costs for all development and engineering employees. Also included in research and development are the costs of independent contractors and consultants and software licenses. Currently, all research and development costs are expensed as incurred.

   General and Administrative

       General and administrative expenses consist of personnel and related costs of the corporate development, finance and administrative departments. General and administrative expenses also include production related facility and telecommunication costs, professional fees and other general office costs.

   Depreciation and Amortization

       Depreciation and amortization expenses consist of the costs associated with depreciation of our fixed assets and amortization of our intangible assets.

   Stock and Warrant Based Non-Cash Expenses

       Stock and warrant based non-cash expenses include all non-cash charges related to the issuance of equity, including stock options, warrants, and other securities. Most of the expenses in this category are related to warrants issued to vendors and consultants valued using the Black-Scholes option pricing model.

Results of Operations

       The table below shows operating data, as a percentage of revenues, for the periods indicated:

	Year Ended		Nine Months Ended
	December 31,		September 30,

	1998	1999	1999	2000

			(unaudited)

Statement of Operations Data:

Total revenues	100%	100%	100%	100%

Cost of revenues	254	19	21	33

Gross profit (loss)	(154)	81	79	67

Operating expenses:

Sales and marketing	1289	157	172	202

Research and development	1049	75	75	64

General and administrative	2106	107	116	95

Depreciation and amortization	844	6	7	10

Stock and warrant based non-cash expenses	29	59	35	125

Total operating expenses	5,317	404	405	496

Loss from operations	(5,471)	(323)	(326)	(429)

Other income and expenses:

Interest income	22	—	—	5.0

Interest expense	(131)	(19)	(21)	(12)

Beneficial interest expense	—	(276)	(389)	—

Net loss	(5,580)%	(618)%	(736)%	(436)%

Nine Months Ended September 30, 2000 Compared to Nine Months Ended September 30, 1999

       Revenues. Total revenues, for the nine months ended September 30, 2000, were $4.5 million as compared to $1.9 million for the same period in 1999. This reflects an increase of 140% between the two periods due to an increase of the number of our customers from 15 to 130 as well as a greater proportion of customers paying a monthly recurring fee for our targeted content services. Two of our customers accounted for approximately 28% of total revenues for the nine months ended September 30, 2000 and one customer accounted for approximately 53% of total revenues for the nine months ended September 30, 1999. Revenues from enhanced services such as personalization and contextual commerce were insignificant during the first three quarters of 2000.

       Cost of Revenues. Cost of revenues, for the nine months ended September 30, 2000, was $1.5 million, as compared to $397,000 for the same period in 1999. This reflects an increase of 277% between the two periods. As a percentage of revenues, cost of revenues increased to 33% for the nine months ended September 30, 2000 from 21% for the nine months ended September 30, 1999. This increase was due to costs for additional content sources and fees related to the addition of our West Coast data center.

       Sales and Marketing. Sales and marketing expenses, for the nine months ended September 30, 2000, were $9.1 million, as compared to $3.2 million for the same period in 1999. This reflects an increase of 181% between the two periods due to growth in our sales force from 8 salespeople to 66 salespeople.

       Research and Development. Research and development expenses, for the nine months ended September 30, 2000, were $2.9 million, as compared to $1.4 million for the same period in 1999. This reflects an increase of 106% between the two periods due to an increase in the number of research and development personnel, the cost of independent contractors and the amortization of certain software maintenance agreements.

       General and Administrative. General and administrative expenses, for the nine months ended September 30, 2000, were $4.3 million, as compared to $2.2 million for the same period in 1999. This reflects an increase of 96% between the two periods due to increased rent, utilities, professional fees, and telecommunications expenses incurred to support our growth.

       Depreciation and Amortization. Depreciation and amortization expenses, for the nine months ended September 30, 2000, were $453,000, as compared with $131,000 for the same period in 1999. This reflects an increase of 246% between the two periods due to additional software license and server costs and investments in our internal business information systems.

       Stock and Warrant Based Non-Cash Expenses. Stock and warrant based non-cash expenses, for the nine months ended September 30, 2000, were $5.6 million, as compared to $665,000 for the same period in 1999. This increase was due to warrants issued to vendors and contractors in lieu of, or in addition to, cash payments and to the modification of certain provisions of a stock option agreement issued to a former employee. The majority of these expenses are related to warrants issued pursuant to certain contractor agreements for the nine months ended September 30, 2000.

       Other Income and Expenses. Total other income and expenses, including interest income, interest expense and beneficial interest expense, for the nine months ended September 30, 2000 were $290,000 as compared to $7.7 million for the same period in 1999. Interest income for the nine months ended September 30, 2000 was $241,000 as compared to $2,100 for the same period in 1999. This increase reflects a higher average balance of interest-bearing cash and cash equivalents for the period ended September 30, 2000 as compared to the same period 1999. Interest expense for the nine months ended September 30, 2000 was $532,000 as compared to $398,000 for the same period in 1999. This increase was due to an increase in indebtedness. Beneficial interest expense is a non-cash expense related to the conversion feature of the QIP loan. See “Liquidity and Capital Resources.” No beneficial interest expense was recorded for the nine months ended September 30, 2000, as compared to $7.3 million for the same period in 1999 due to the fact that convertible indebtedness was incurred in the 1999 period only. We had losses, for tax purposes, for the nine months ended September 30, 2000. Accordingly, no provision for income taxes has been included in the financial statements. It is uncertain whether we will be able to utilize the tax benefit derived from such losses.

Year Ended December 31, 1999 Compared with Year Ended December 31, 1998

       Revenues. Total revenues, for the year ended December 31, 1999, were $2.8 million as compared to $168,000 for the same period in 1998. This increase was due to an increase in the number of customers as well as a fundamental shift in our business model, from a primarily ad-share model, to a new model, based on implementation fees and monthly service charges. Revenues from enhanced services such as personalization and contextual commerce, were insignificant during 1998 and 1999.

       Cost of Revenues. Cost of revenues, for the year ended December 31, 1999, was $545,000, as compared to $426,000 for the same period in 1998. This reflects an increase of 28% between the two periods due to the purchase of additional sources of content.

       Sales and Marketing. Sales and marketing expenses, for the year ended December 31, 1999, were $4.5 million, as compared to $2.2 million for the same period in 1998. This reflects an increase of 107% between the two periods of which three-quarters of the increase was due to a co-branding agreement with CNNfn entered into during 1999, with the remainder of the increase resulting from other new marketing programs and initiatives.

       Research and Development. Research and development expenses, for the year ended December 31, 1999, were $2.1 million, as compared to $1.8 million for the same period in 1998. This reflects an increase of 22% between the two periods due to an increase in the number of research and development personnel.

       General and Administrative. General and administrative expenses, for the year ended December 31, 1999, were $3.0 million, as compared to $3.5 million for the same period in 1998. This reflects a decrease of 14% between the two periods due to increased efficiencies in the administrative areas.

       Depreciation and Amortization. Depreciation and amortization expenses, for the year ended December 31, 1999, were $174,000, as compared to $1.4 million for the same period in 1998. This reflects a decrease of approximately 88% between the two periods due to the completion in 1998 of the one year amortization period of a substantial portion of the intangible assets acquired from Infoseek.

       Stock and Warrant Based Non-Cash Expenses. Stock and warrant based non-cash expenses, for the twelve months ended December 31, 1999 were $1.7 million as compared to $49,000 for the same period in 1998. The majority of these expenses were due to a warrant issued to an independent contractor employed by us.

       Other Income and Expenses. Total other income and expenses, including interest income, interest expense and beneficial interest expense, for the year ended December 31, 1999, were $8.4 million as compared to $182,000 for the same period in 1998. Interest income, for the year ended December 31, 1999, was $20,000 as compared to $38,000 for the same period in 1998. This decrease reflects a lower average balance of interest-bearing cash and cash equivalents for the year ended December 31, 1999 as compared to the same period in 1998. Interest expense, for the year ended December 31, 1999, was $558,000 as compared to $220,000 for the same period in 1998. This increase was due to an increase in indebtedness. Total beneficial interest expense was $7.9 million for the year ended December 31, 1999. No beneficial interest expense was recorded for the year ended December 31, 1998. The beneficial interest expense recorded in 1999 was a non-cash expense related to the conversion feature of the QIP indebtedness. See “Liquidity and Capital Resources.”

October 10, 1997 (Inception) to December 31, 1997

       We commenced operations on October 10, 1997. Revenues for the three months ended December 31, 1997 amounted to less than $35,000. Expenses for the period amounted to less than $900,000. We do not believe this period is meaningful for purposes of comparing to other financial periods. We have therefore excluded financial information for this period from our discussion above.

   Quarterly Results of Operations

       The following tables present unaudited quarterly operating results in dollars and as a percentage of revenues. We believe this information reflects all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of this information in accordance with generally accepted accounting principles. The results for any quarter are not necessarily indicative of results for any future period.

	Three Months Ended

	March 31,	June 30,	Sept. 30,	Dec. 31,	March 31,	June 30,	Sept. 30,
	1999	1999	1999	1999	2000	2000	2000

	(in thousands)

Total revenues	$195	$632	$1,050	$968	$1,219	$1,532	$1,754

Cost of revenues	126	136	135	148	400	528	569

Gross profit	69	496	915	820	819	1,004	1,185

Operating expenses:

Sales and marketing	376	1,954	895	1,249	1,854	2,681	4,543

Research and development	342	472	598	730	783	1,007	1,114

General and administrative	822	681	683	848	732	1,484	2,064

Depreciation and amortization	49	38	43	43	57	128	268

Stock and warrant based non-cash expenses	19	7	639	1,025	1,835	2,534	1,257

Total operating expenses	1,608	3,152	2,858	3,895	5,261	7,834	9,246

Loss from operations	(1,539)	(2,656)	(1,943)	(3,074)	(4,442)	(6,830)	(8,061)

Other income (expense), net	(3,744)	(624)	(3,332)	(688)	(144)	(69)	(77)

Net loss	$(5,283)	$(3,280)	$(5,275)	$(3,762)	$(4,586)	$(6,899)	$(8,138)

	Three Months Ended

	March 31,	June 30,	Sept. 30,	Dec. 31,	March 31,	June 30,	Sept 30,
	1999	1999	1999	1999	2000	2000	2000

Total revenues	100%	100%	100%	100%	100%	100%	100%

Cost of revenues	65	22	13	15	33	34	32

Gross profit	35	78	87	85	67	66	68

Operating expenses:

Sales and marketing	193	309	85	129	152	175	259

Research and development	175	75	57	75	64	66	63

General and administrative	421	108	65	88	60	97	118

Depreciation and amortization	25	6	4	4	5	8	15

Stock and warrant based non-cash expenses	10	1	61	106	151	165	72

Total operating expenses	824	499	272	402	432	511	527

Loss from operations	(789)	(421)	(185)	(317)	(365)	(445)	(459)

Other income (expense), net	(1,920)	(99)	(317)	(71)	(12)	(5)	(4)

Net loss	(2,709)%	(520)%	(502)%	(388)%	(377)%	(450)%	(463)%

Analysis of 1999 Quarterly Results

       Revenues increased from $195,000 in the first quarter to $968,000 in the fourth quarter due to an increase in the number of customers who implemented our services. Revenues decreased by $82,000 from the third quarter to the fourth quarter due to a substantial decrease in advertising revenue generated from CNNfn. Cost of revenues increased from $126,000 in the first quarter to $148,000 in the fourth quarter due to an increase in costs for additional content sources. Sales and marketing expenses increased from $376,000 in the first quarter to $1.2 million in the fourth quarter due to the increase in our direct sales force, as well as a marketing campaign in the fourth quarter. Sales and marketing expenses in the second quarter were $2.0 million primarily due to an expense relating to a co-branding agreement with CNNfn. Research and development expenses increased from $342,000 in the first quarter to $730,000 in the fourth quarter due to an increase in the number of research and development personnel, the cost of independent contractors, and the amortization of certain software maintenance. General and administrative expenses decreased from $822,000 in the first quarter to $681,000 in the second quarter due to increased operational efficiencies across most administrative areas. These expenses increased from $683,000 in the third quarter to $848,000 in the fourth quarter due to bad debt expenses and professional fees related to audit and legal fees. Stock and warrant based non-cash expenses increased from $7,000 in the second quarter to $1.0 million in the fourth quarter due to warrants issued to vendors and contractors in lieu of, or in addition to, cash payments and to the modification of certain provisions of stock option agreements issued to employees.

Liquidity and Capital Resources

       Since our inception in 1997, we have financed our operations and capital expenditures through the sale of equity and debt securities and leases for capital equipment, which totaled approximately $37.0 million in aggregate net proceeds through September 30, 2000. In October 1997, we sold 3,250,000 shares of common stock for $3.0 million to the QIP investors. In November 1999, we sold 593,000 shares of our common stock for $3.5 million to certain investors. In the spring of 2000, we sold 4,841,000 shares of our common stock for an aggregate purchase price of $18.0 million. In May 2000, we sold 200,000 shares of our series A convertible preferred stock for an aggregate purchase price of $2.0 million. In 1998 and 1999, we borrowed $1.2 million and $2.65 million respectively from the QIP Investors pursuant to demand promissory notes and security agreements. In March 2000, we executed a bridge note in favor of QIP to repay a term loan and line of credit in the amount of $4.0 million. We have granted QIP conversion rights on all of our outstanding debt to them. Upon the closing of this offering, the QIP investors will convert the principal amount of these notes in shares of our common stock and all accrued interest thereon will be paid in cash. As of September 30, 2000, we had cash and cash equivalents of $3.2 million.

       Net cash used in operating activities, for the nine months ended September 30, 2000, was $14.1 million, as compared to $2.1 million for the same period in 1999. The net cash used in operating activities for the nine months ended September 30, 2000 resulted primarily from net losses of $19.6 million, an increase in trade accounts receivable of $864,000, a decrease of accounts payable of $1.2 million, and an increase of $1.8 million in other current assets. The decrease in accounts payable was primarily due to a payment to CNNfn under our original distribution agreement. The increase in prepaid expenses was due to continual payments to AOL under our interactive services agreement, a one-year advance payment to InfoUSA in connection with our content agreement, and advance payments to Icon Media for future advertising. This was offset by substantial non-cash expenses related to warrants issued to certain vendors and contractors, an increase in deferred revenue, and an increase in accrued expenses.

       Net cash used in investing activities, for the nine months ended September 30, 2000, was $2.5 million, as compared to $276,000 for the same period in 1999. The net cash used in investing activities for the nine months ended September 30, 2000 was primarily due to the purchase of computers, software, networking equipment and office equipment and furniture.

       Net cash provided by financing activities, for the nine months ended September 30, 2000, was $18.1 million, as compared to $2.3 million for the same period in 1999. Net cash provided by financing activities in the nine months ended September 30, 2000 was provided substantially by net proceeds generated from our offerings of capital stock, which together totaled $20.0 million, net of $1.9 million in expenses, and to a lesser extent by officer loans.

       As of September 30, 2000, our principal commitments consisted of obligations outstanding under a series of capital leases of computer and networking equipment and our facility leases. We operate from leased premises in Alexandria, VA, San Francisco, CA, and Newport Beach, CA. Our current aggregate annual rental obligations under these leases are approximately $965,000 for 2000 and $1.7 million for 2001. We have leased capital equipment under certain lease lines entered into during 1998, 1999, and 2000. Borrowings under these lines of credit are secured by the assets purchased, and bear interest at various rates.

       We anticipate that the net proceeds of this offering, together with our current cash and cash equivalents, will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months. However, our future capital requirements will depend upon many factors, including the sale of our services, the timing of research and development and the expansion of our sales and marketing efforts. We may need to raise additional funds in order to support our growth, to expand our operations, to develop new and enhance existing services, to respond to competitive pressures or to acquire complementary products, businesses or technologies. If we need to raise additional funds, we will likely do so through the issuance and sale of equity securities. If this were to occur, the percentage ownership of our stockholders could be reduced, our stockholders may experience additional dilution and such securities may have rights, preferences or privileges senior to those of our stockholders. We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of unanticipated opportunities, develop or enhance services or products or otherwise respond to competitive pressures would be significantly limited. Our business, results of operations and financial condition could be materially adversely affected by such limitations.

Market Risk

       Our investments are exposed to changes in interest rates primarily on our investments in certain held-to-maturity securities. Under our current policies, we do not use interest rate derivative instruments to manage exposure to interest rate derivative instruments to manage exposure to interest rate change. A hypothetical 100 basis point adverse move in interest rates along the entire interest rate yield curve would not materially affect the fair market value of interest sensitive financial instruments we held at September 30, 2000.

Recent SEC Interpretations

       In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements”(“SAB No. 101”). Effective October 1, 2000, SAB No. 101 summarizes certain areas of the Staff’s views in applying generally accepted accounting principles to revenue recognition in financial statements. We believe that our current revenue recognition principles comply with SAB No. 101.

BUSINESS

Overview

       YellowBrix is a leading provider of Internet infrastructure services in the contextual commerce and personalized content services markets. Internet infrastructure services provide the underlying technology that facilitates the ability to conduct business on the Internet. Our proprietary technology solution integrates content, commerce and advertising and delivers personalized information to our customers’ users through Web pages, e-mails and wireless devices. By using our services, Web sites can present a package of news, articles and products for sale that are all targeted to the Web site’s particular focus. Our customers consist of consumer and commercial Web sites and corporate intranets and extranets, collectively, Web sites.

       Our outsourced hosted Internet services provide an easy to implement, cost-effective solution that allows Web sites to focus on their core competencies without investing in additional personnel, equipment or software. Our technology enhances Web site user experiences through the automated distribution of more personalized content selected from a broader range of choices and may increase their revenue generation by providing targeted commerce opportunities. Our services can be provided either individually, as distinct products, or can be bundled together as an integrated solution encompassing news, articles, research reports, products for sale, advertisements, targeted e-mails and personal Web pages.

       Our services include:

•	Contextual commerce. Our contextual commerce services match and distribute highly targeted commerce and advertising opportunities to our customers’ users from a catalogue of over 1.5 million products which such users may purchase.

•	Targeted content. Our targeted content services enable our customers to use our artificial intelligence capability to electronically define and create, almost instantaneously, highly specialized categories of information such as news headlines, articles and press releases for automatic distribution to their end users.

•	Personalization. Our personalization services facilitate the development of custom start pages for each user and create personalized e-mail newsletters. We are also developing the ability to create user profiles that enable us to present individually targeted information and commerce opportunities.

       Our core technology has the ability to analyze data and create models for understanding and organizing the content the end-user is viewing and provides us with the ability to identify words and assign a numeric value to each word enabling us to understand the relationship between words and their meaning, focus and ultimate relevancy to Web site users. This technology further enables us to more efficiently and effectively create content channels and automatically distribute news and information through Web sites, e-mails and wireless devices. In addition, we are able to discern user preferences through their interactions with our customers’ Web sites and disseminate, almost instantaneously, personalized commerce opportunities. We plan to implement advanced personalization features which create profiles of individual Web site users and which may enable our customers to compare Web site usage data from our network of customer sites to determine effective content and commerce presentation techniques.

       As of November 30, 2000, we had entered into contracts with 258 customers and implemented our solutions on 209 Web sites, including CNNfn, Business 2.0 Online/Imagine Media, InfoUSA, Monster.com, and Network Solutions. We typically enter into one year contracts with our customers and receive an implementation fee, a fixed monthly service fee, and with our contextual commerce service, transaction-based fees. As of October 31, 2000, we have entered into 42 strategic alliances to enhance our sales and marketing efforts. In addition, we have contracted with 2 companies to provide access to over 1.5 million commerce products for sale including books, compact disks and sports equipment and, contracts with 14 companies to provide access to over 2,500 publications and to approximately 60,000 news stories and press releases each day including headline news, technical news and periodicals, and local and regional reports.

Industry Background

   Rapid Growth of the Internet

       The Internet has emerged as a global medium encompassing communication and commerce, and has grown to include multiple platforms including broadband and wireless devices. International Data Corporation, or IDC, estimates the number of Web users worldwide will increase from approximately 240 million in 1999 to more than 600 million by the end of 2003. IDC also estimates that the number of Web pages available for viewing will grow from 2.2 billion in 1999 to 4.3 billion in 2000, and will exceed 16.5 billion in 2003. As the number of users has increased, the Internet has become an effective means to market services, helping to fuel its growth as a commercial medium. According to IDC, worldwide e-commerce revenues, including business-to-business and business-to-consumer, are expected to increase from approximately $131 billion in 1999 to more than $1.6 trillion in 2003. In addition, IDC estimates that Internet advertising will grow from $3.4 billion in 1999 to $10.8 billion in 2003.

   Proliferation of Vertical Web Sites

       Individual Web sites have recognized the need to differentiate themselves in order to attract Web users amid the growing number of online offerings. In response to this more competitive environment, a new category of Web sites has developed as vertical communities, which are designed to target specific interest groups more directly. These vertical Web sites aim to become the respective single access point for content and commerce within an industry or affinity group. By narrowing their focus on groups with a common interest, these vertical Web sites seek to attract an audience that is desirable to merchants and advertisers. Vertical Web sites represent one of the fastest growing segments of the Internet and are projected to attract a greater portion of commerce and advertising dollars than general portal sites. According to Forrester Research, the share of Internet advertising revenue generated by vertical and niche Web sites will grow from 35% in 1999 to 57% in 2004.

   Proliferation of Corporate Online Presence

       In an increasingly competitive environment, corporations are recognizing the need to communicate and interact effectively and efficiently with their customers, partners and employees. The benefits and related cost savings of online communications, via corporate intranets and extranets, are potentially significant for corporations. As a result, corporations are focusing significant time, capital and resources on developing their online capabilities. IDC estimates that corporate intranet and extranet spending will exceed $45.8 billion in 2000. Additionally, small businesses are seeking an online presence to leverage their sales and marketing capabilities. IDC expects that the number of U.S. small businesses with home pages will reach 4.5 million by 2003.

   Convergence of Commerce and Content

       Many Web sites have found over time that online advertising and content alone are not sufficient to attract, retain and motivate users in a way that translates into increased revenue opportunities. According to Nielsen/ NetRatings, during the month of October 2000, the average home Internet user spent 50 seconds on a Web site and click through rates for the top banner advertisements averaged just under 0.53%. As a result, Web sites are recognizing the need to move toward the integration of commerce and content in order to enhance the utility and desirability of their Web sites.

   Growth of Personalization

       Personalization represents the opportunity for Web sites to deliver customized relevant content, commerce and advertising opportunities to individual users in an automated manner. The foundation for such delivery can be derived from a user-specified profile or a profile based on contextual analysis of currently viewed content, known demographics, experience expressed through the past activity of the user and other data. In addition, the criteria for presenting the information may be either user or Web site defined. Personalization will improve user experiences through more customized presentations of relevant information and Web site performance through increased frequency and duration of site visits, click through rates and sales conversions.

   Remaining Challenges to Web sites

       Despite the advantages to be gained through improved personalization and tightly integrated content and commerce offerings, to date many Web sites and corporations have been unable to successfully implement solutions that effectively enhance user experiences and increase revenues. Web sites are faced with building the solutions internally or finding a desirable third party provider. Developing and maintaining a solution internally is difficult because:

•	the time and expense associated with updating, maintaining and managing the infrastructure is significant and delays the delivery of services to the target market;

•	contracting with multiple content providers is difficult and inefficient;

•	the technology is very complex; and

•	additional internal technical personnel is costly.

       While Web sites can meet some of their needs by utilizing multiple vendors, this may be more costly, increase delivery times and present technology integration issues. To date, we believe no other company provides a comprehensive, flexible and customized Internet infrastructure solution integrating contextual commerce, content and personalization services.

The YellowBrix Solution

       We provide our customers with a comprehensive Internet infrastructure solution that integrates commerce, content and personalization, and provides users with a highly personal experience. We enable our customers to present news and information focused on a particular market on their Web sites along with continually updated products and advertising that match a profile of the type of content a Web site reader is viewing. Our services can be deployed individually or in an integrated package that is specifically designed to complement the Web sites, intranets or extranets of our customers. Our core patent pending technology can, with limited human intervention, determine the context, meaning and relevancy of information which can then be used to integrate and link elements from disparate sources such as news feeds, commerce catalogues or advertising inventories. Through our proprietary technology, we generate a hosted Web page service that combines the look and feel of each customer’s Web site. Our service offerings can be distributed through Web pages, e-mails and wireless devices.

       Our solution offers the following benefits to our customers:

•	Enhanced user experience. We believe our solution enhances user experiences by tailoring and integrating the presentation of commerce and content on Web sites. Web sites can receive daily programming from our 525 unique channels or use our artificial intelligence capability to create and define their own customized channels. By providing continuously updated information specific to a Web site’s focus, we enable our customers to meet the information needs of their targeted audiences, thereby enhancing their users’ experiences on those sites. Our personalization service enables our customers to offer their users the ability to create customized home pages that are designed to increase the frequency and duration of Web site visits. We can also offer our customers personalized e-mail services enabling them to distribute daily newsletters and notifications of news, articles and stories, in conjunction with relevant commerce opportunities, that are targeted to their own user base.

•	Increased revenue streams. We believe we can increase our customers’ revenue streams not only by providing contextually relevant content which drives more page views with longer durations, but also by presenting users with buying opportunities that match the users’ interests. By analyzing the content being reviewed by Web site users and, in the future, utilizing our individual profiles and network database of effective presentation metrics, we are able to present relevant real-time commerce and advertising information to the users. As a result, we believe click through rates and conversion rates for Web sites will increase significantly beyond existing averages.

•	Outsourced information infrastructure. We provide customers with an automated, outsourced and fully managed solution that requires limited human intervention on the part of our customers. We manage the provisioning, hosting and support of our services 24 hours per day, seven days a week. We assign an account manager to oversee the implementation and ongoing use of our services on the customer’s Web site throughout the full life cycle of our relationship with the customer.

•	Flexible and customized solution. Our technology solution can be easily adapted to the needs of individual Web sites. We utilize our artificial intelligence capability to analyze the information, enabling us to create new, customized and highly focused content channels to meet the needs of Web sites. We are then able to automatically provide targeted content through these channels. In addition, certain of our services allow customers to continually customize our commerce and content solution, including the ability to insert their own products into our catalogue.

•	Decreased infrastructure costs and quick implementation. Our single-sourced solution allows our customers to avoid the time and expense associated with maintaining additional internal technical staff, editorial staff, or contracting with multiple content providers, enabling them to focus on their core business. Due to our template-based solution and our dedicated implementation team, our services are easy to implement and easy to use with limited ongoing effort required by the customer. In addition, our solution is reliable and fully scalable so that it can grow with the needs of our customers. Our fixed price model allows our customers to accurately predict the monthly costs for our services.

Our Strategy

       Our objective is to become the leading provider of customized commerce, content and personalization infrastructure services. The following are the key elements of our strategy to achieve this objective:

•	Leverage the convergence of commerce, content and personalization. Our ability to integrate commerce, content and personalization services provides us with a significant competitive advantage. Web sites benefit from an integrated solution that not only provides a comprehensive information package, but also works in concert with the sites to increase their functionality. In addition, our future service enhancements will gather data from our different services and leverage our personalization capability across our service line and customer base, enhancing the effectiveness of each service.

•	Provide additional value added services. We seek to develop and actively market additional commerce and content services with broad appeal to our existing and new customers. These new services will allow us to leverage our existing deployment of services to customers and increase the value and functionality of our solution. For example, we have developed and implemented new services that put more control in our customers’ hands, allowing them to create and structure commerce and content delivery for their sites. In addition, we plan to enhance our personalization services through the development of individual-specific analysis and personalization functions, and the creation of a database of presentation analysis and information from our network of customer relationships.

•	Develop and expand strategic relationships. We intend to continue to develop strategic relationships to improve our distribution capabilities, enhance our solutions and services and augment our sales and marketing efforts. For added distribution channels, we have and will continue to partner with established industry organizations to help promote our services. We may also partner with Web design companies, online advertising companies, or outsourced e-mail distribution companies to increase the utilization of our services. During the past three months, we have signed affiliate and agency agreements with Exodus, Oracle and Commerce One to increase the utilization of our services. We have also entered into a strategic relationship to enhance the catalogue of commerce products we provide and have signed an agreement whereby we are paid for including items in our commerce catalogue.

•	Further penetrate existing markets and expand into new markets. We have developed expanded distribution mechanisms and new service offerings which enable us to target virtually all segments of the Web site market. We will continue to target vertical Web sites, industry exchanges and corporate intranets and extranets. We believe these types of Web sites are particularly well suited to our service offerings due to their need to enhance their Web site by blending internal information with relevant industry-specific news and commerce opportunities.

•	Maintain and extend technology and service leadership. We believe that we are currently a technology leader in providing contextual analysis based commerce, content and personalization services to our customers. We intend to introduce additional personalization services as well as develop our ability to distribute audio and video information through our services. By responding to changing customer needs and evolving technologies and standards, we intend to become the leading source for services that build and enhance our Web site customers’ relationships with their users. For example, our learned behavior service will work with our contextual analytical abilities to enable our customers to deliver information to users based on the user’s past viewing decisions.

•	Pursue global expansion opportunities. We intend to capitalize on what we perceive to be a significant opportunity for our solution in international markets. We are able to provide Spanish content with some of our services and intend to expand our foreign language capability, positioning us to deliver relevant news and information to a broader market. We also plan to expand internationally and may evaluate strategic alliances, joint ventures, acquisitions or other international opportunities.

Our Services

       Our services address the information and presentation needs of commercial and consumer Web sites, and corporate intranets and extranets. As a result, we believe that we are well positioned to participate in the worldwide growth of the Web without regard to its composition, and in new emerging forms of commerce and content distribution including video, audio and wireless.

       Our core technology can, with limited human intervention, determine the context, meaning and relevancy of information and categorize it into existing or customer created categories. This information can be almost instantaneously distributed through Web pages, e-mails and wireless devices. Our services are offered on a hosted basis and reflect our customer’s own look and feel.

       Our services are primarily offered on a monthly subscription basis. Our principal content information solutions and personalization capabilities generate initial implementation fees and monthly recurring service fees that are based on the type of service provided. Our contextual commerce services are generally bundled with our content information solutions and generate additional recurring transaction fees. We offer additional value-added services such as newsletter, broadcast and industry brief e-mail services, which are priced depending on the number of enrolled Web site customers, and enriched targeted content such as executive summaries and detailed corporate profiles, which may include an initial installation fee and monthly recurring services fees. We also receive solution specific implementation fees for the creation of custom categories and other specialized services. The following is a description of our services.

   Contextual Commerce

       IntelliClix™. Our automated contextual commerce service, IntelliClix, analyzes articles requested by Web site users and presents the users with related commerce and advertising opportunities almost instantaneously. Our customers can take advantage of our outsourced merchandise relationships which currently consist of a catalogue of over 1.5 million products such as books, CDs and sports equipment or can integrate their own inventory to display relevant commerce opportunities. Web sites can also utilize IntelliClix in conjunction with our e-mail service to create new revenue opportunities. We also plan to leverage our IntelliClix technology across various other platforms including chat rooms, wireless and other networked applications. We believe that our IntelliClix information input and distribution process can also be reversed to enable us to match and deliver content to products and services offered on commerce-focused Web sites. Our IntelliClix service can be used individually or can be bundled with our other targeted content services.

       Commerce Dashboard. We have created a commerce dashboard to allow our customers more daily control over the management of their commerce programs. Our commerce dashboard provides our customers with the ability to tailor IntelliClix to meet the Web site’s individual needs. The commerce dashboard allows merchants to submit product inventory, determine service presentation and update promotional items. It also allows the Web site to:

•	establish certain business parameters for the display of merchandise;

•	select among closely matched services;

•	monitor and track click through and sales conversion activity; and

•	adjust these parameters based on revenue and profitability performance.

   Targeted Content

       Core Targeted Content. Our core targeted content services enable our customers to utilize our artificial intelligence capability to define and create highly targeted categories of information, on an almost instantaneous basis, that can be integrated with our large and growing library of categories for distribution to their end users. The following is a description of each of our core targeted content services which can provide our customers with text and pictorial information:

IndustryWatch™. IndustryWatch is our primary service that consolidates news and information from thousands of published sources as well as company and financial information. This service also includes our Executive Summary and MultiLinks features. Customers can utilize up to 150 channels which are either customer created or selected from our existing 525 topic categories. IndustryWatch uses contextual analysis of community and category based content to categorize the information into industry-specific categories, and then presents the information to users on each Web site. This service also includes stock information, horoscopes, weather and keyword and Internet search functions.

SmartNews™. Our SmartNews combines our IndustryWatch and StartPage services with our newsletter and personalized e-mail features to create a fully integrated service offering.

NewsReal™. Our NewsReal service is a scaled down version of our IndustryWatch service and enables our customers to utilize up to 25 custom or existing topic categories.

NewsMaker™. Our NewsMaker service was introduced in October 2000. NewsMaker represents a low-cost, entry-level content delivery system that distributes news, information and contextual advertisements to customers. This self-publishing service is designed to provide customers with a quick, inexpensive way to improve their Web sites using targeted content on their sites.

       Enhanced Targeted Content Features. We augment our core targeted content services with a variety of features designed to enhance the utility of our customers’ Web sites and promote higher frequency and longer duration of user visits to Web sites. The following is a summary of the enhanced features:

Executive Summary™. Our Executive Summary technology provides users with the ability to easily scroll over a headline and review the top three relevant sentences within the story, providing the user with the relevant information quickly and efficiently. Executive Summary is bundled with our SmartNews and IndustryWatch services and offered as a premium addition to our NewsReal service.

MultiLink™. Our proprietary MultiLink technology provides the user with greater detail on the information contained in the publication that the user is reading. MultiLink connects the user directly to current business intelligence about companies and people in the news, and includes vital information such as financial and competitor information, the latest stock quote or earnings announcement or other news releases. All of this information is contained on the site without sending the user to another page.

Content Dashboard. For customers who want greater control over their Web sites, our content dashboard enables Web sites to track and monitor all activities, and improve information presentation. Our content dashboard provides customers with the ability to:

•	prioritize, rewrite and delete headlines;

•	add and publish stories to categories almost instantaneously;

•	utilize advanced search features to create new information categories on demand;

•	incorporate a feature to find similar information that allows customers to quickly isolate related stories from archives to add to the customer’s categories; and

•	publish images and photos on the Web site.

   Personalization

       E-mail Services. Our suite of e-mail services allows our customers to provide their current or prospective users with the ability to select which categories of information to receive in their e-mail newsletters and daily e-mails as well as to provide links to additional or related information on the Web site. These services also allow our customers to deliver contextual-based news and commerce opportunities through multiple delivery platforms including wireless devices such as mobile phones, pagers and handheld Internet access devices. Our customers can imbed our IntelliClix service offerings directly into e-mails, enabling them to generate additional revenue streams from their established user base. We also offer customized, self-publishing e-mail newsletter services.

       StartPage™. StartPage allows Web site users to create customized home pages integrating our content which includes headline and local news and information, weather, stock portfolio, horoscopes, company and directory information, delivered into an individualized user interface. We believe the advantage of the StartPage service is that it allows our customers to automatically customize the user’s Web page by integrating content and information into a comprehensive and personalized page.

       Learned Behavior. We are in the process of releasing our learned behavior service. This service will work in conjunction with our existing services to help personalize the delivery of commerce and content to individual users. Our learned behavior service will create a profile that is continually updated based on the viewing history of the Web site user, enabling Web sites to engage their users with one-to-one marketing. Utilization of this service will enable us to analyze user activity for our customers, building on our existing contextual matching technology. We believe that this service will protect the privacy of Web site users by creating profiles that indicate areas of interest while not keeping records of the Web sites visited or specific actions taken on the site by the user.

Our Technology

   Core Technology

       Our core technology enables us to read and analyze the context and meaning of articles and commerce descriptions in both text and pictorial formats, categorize information, and distribute information through Web sites, e-mails or wireless devices. Our services are based on proprietary advanced artificial intelligence capability and linguistic analysis, text categorization, and information presentation software that incorporates third-party analysis and management tools. The utilization and integration of these technology techniques provides us with an enhanced ability to derive an in-depth understanding of the meaning, relevance and ultimate classification of text. This knowledge enables us to more efficiently and effectively create content channels and automatically distribute news and information to Web sites and present Web site users with relevant commerce opportunities matched to currently viewed content or an analysis of content they have demonstrated an interest in through prior activity.

   Content Data Collection

       Our proprietary content administration system enables us to manage the acquisition and aggregation of electronic data. Our system can be expanded by increasing the number of servers we utilize. Currently, our system can receive data in the form of text or pictures, and we anticipate expanding our service to also encompass video and audio data.

   Commerce and Advertising Data Collection

       Our automated data processing system has also been adapted to handle commerce and advertising information. This information is stored either as plain text or XML tagged data. We have access to a catalogue of 1.5 million products. Our storage and processing capability can be expanded to meet our business needs.

   Data Analysis

       Our proprietary system uses artificial intelligence, text parsing and linguistic pattern analysis tools to analyze documents to determine their meaning, focus and relevancy to Web site users. The artificial intelligence capability utilizes vectoring techniques to create a mathematical value for content, commerce products and advertisements. This mathematical value represents the meaning and focus of the information and is utilized in determining its relevance to established content channels or customized content channels requested by our customers.

   Data Utilization

       We are able to compare, almost instantaneously, the characteristics of an article against the characteristics of our pre-defined or customer-defined content and commerce channels. This allows us to more effectively and efficiently provide news and information to Web sites. The storage and content classification portion of our system works with Oracle’s database storage software to create a reliable and efficient information provision solution. Our automated, flexible system also enables us to create new content categories for our customers using full-text analysis of sample articles. For example, the artificial intelligence capability can use sample articles provided by our customers to enable us to create the appropriate vector characteristics of this new content channel. As of November 30, 2000, we had created over 473 new custom channels for our customers.

       We have adapted our contextual content analysis and vector-based categorization engine to match commerce opportunities and advertising descriptions with relevant content. Our IntelliClix service automatically compares the mathematical characterization of a commerce opportunity or advertising description to the mathematical value of currently viewed content. Our service then presents the user with the most relevant products or advertisements.

   Data Distribution

       The modular structure of our technology system allows us to provide our customers with information through different media. We can either adapt parts of our technology system or attach new software components to work with different architectures or software versions to provide information to our customers. Currently, we are providing data through Web based, wireless and e-mail distribution systems. In the future, we anticipate the ability to distribute audio and video content that more fully utilize broadband capabilities.

   Advantages of Our Technology System

       Our technology provides numerous competitive advantages. Our analysis, classification and distribution system is an automated, outsourced infrastructure solution. Our flexible technology system is able to work with multiple distribution media and platforms as well as software packages and Web hosting solutions. In addition, our services and systems are scalable and load-balanced and, therefore, are capable of operating across multiple servers and systems.

Customers

       As of November 30, 2000, we had entered into contracts with 258 customers and implemented our services on 209 Web sites. Our customers include Web-based businesses and corporate customers whose business models encompass both offline and online components. The following is a representative list of our November 2000 customers:

Corporate Customers	Web Site Customers

Brown & Williamson Business 2.0 Online/ Imagine Media Chase Manhattan Small Business InfoUSA Network Solutions	Chamber Biz CNNfn Monster.com Onvia.com Zap.com

       Our contracts with our new customers and existing customers for additional services typically have one-year terms. InfoUSA and Network Solutions accounted for approximately 15% and 13%, respectively, of our revenues for the nine months ended September 30, 2000 and, CNNfn and Network Solutions accounted for approximately 50% and 12%, respectively, of our revenues for the fiscal year ended December 31, 1999.

Research and Development

       Our Chief Technology Officer, Jeff Massa, worked with artificial intelligence and contextual analysis technology while at the Executive Office of the President of the National Security Council, NSC. The intelligence community utilized artificial intelligence and contextual analysis technology to implement real-time analysis, filtering and categorization of information. Upon leaving the NSC, Mr. Massa worked with third party vendors to assist in the commercialization of a similar technology. The YellowBrix technology capability developed from this work.

       Since our inception, we have continued to focus our efforts on enhancing our contextual analysis, vector categorization and artificial intelligence capability and applying these technologies to our commerce, content and personalization services. We believe that strong product development capabilities are essential to enhancing our core proprietary technologies, developing new applications for our technology and maintaining our competitive advantage. We have invested and intend to continue to invest a significant amount of human and financial resources in our research and development divisions. We are currently working on completing the development of our learned behavior advanced personalization service, audio and video analysis technology, and foreign language analysis and categorization services.

       We have hired and will continue to actively recruit key computer scientists, engineers, PhDs, and software developers with expertise and degrees in the areas of computer science, electrical engineering, software engineering, information sciences and applied mathematics, and have complemented these individuals by hiring senior management with extensive backgrounds in the real-time processing and information distribution industries. Our research and development expenses totaled $2.9 million for the nine month period ended September 30, 2000 and $2.1 million for the year ended December 31, 1999.

Sales and Marketing

       Our sales strategy is to pursue opportunities with major accounts through our direct sales force, and to penetrate various targeted market segments through strategic alliances. We have sales offices in three locations, Alexandria, Virginia, Newport Beach, California and San Francisco, California. The direct sales force is organized into four territorial groups each of which is managed by one director. We generate leads from contacts made through seminars, conferences, trade shows, customers and ongoing public relations and advertising programs. We intend to increase the size of our direct sales force and to establish additional sales offices domestically and internationally.

       We complement our direct sales force by entering into strategic alliances designed to establish indirect distribution channels. We seek to develop alliances with a wide variety of other complimentary companies including consultants, Web design firms, trade associations, hardware and software providers, and other firms. As part of these alliances, our services are bundled with third party products and solutions. In addition, some of these alliances work in conjunction with our direct sales force by generating qualified sales opportunities. These alliances increase our geographic sales coverage, leverage our resources, and enter into new industry markets. As of November 30, 2000, we had entered into 42 strategic alliance agreements, including agreements with Exodus, Oracle, Commerce One and BizLand.

       We conduct a variety of programs to stimulate market demand for our services, including public relations, advertising, trade shows and collateral development. These programs are focused on our target markets and are designed to create awareness and generate sales leads.

       As of November 31, 2000, we employed 102 persons dedicated to sales and marketing. We intend to hire additional sales people as we expand.

Customer Service and Management

       We believe that a high level of customer service and support is critical to the successful sales and marketing of our services and to customer retention. In August 2000, we established the account manager program to provide our customers with a single point of contact that will support the account through its full life cycle. The account manager is responsible for working with the customer through the implementation process to ensure customer expectation and satisfaction levels are met. Our service management team works with customers in customizing content channels to suit their Web site needs, and assists our customers in developing templates that frame content delivery and ensuring that technical interfaces facilitate the ongoing delivery of information.

The account manager also provides ongoing support after the services are delivered to the customer. Our account managers are compensated based on their ability to meet customer retention goals, sell new services into their assigned customer base and ensure customer satisfaction. We intend to continue to refine and grow this program along with our customer base. In conjunction with this personalized approach to customer support, we also provide assistance 24 hours per day, seven days a week for our services.

       As of November 30, 2000, our service management team consisted of 15 employees managing three distinct areas: service design/development, client services and content management. The team is engaged in activities encompassing the complete service lifecycle from the development and launch of new services to the implementation, maintenance and subsequent management of customer Web sites.

Supplier Relationships

       As of November 30, 2000, we were able to access over 2,500 publications and to receive up to 60,000 news stories daily through our contractual relationships with 14 content providers. Our content providers range from traditional news syndication services to specialized media sources. They include APWire, Bell & Howell, InfoUSA, Knight-Ridder, Media General, NewsBytes, Reality Online and UPI. Our distribution contracts with content providers typically provide for a monthly flat fee for certain redistribution rights. Since the inception of our business, we have not had any difficulty renewing such contracts on commercially reasonable terms.

       In addition, we have merchandise supplier relationships with E-Commerce Solutions, iConomy and a variety of small merchants that give us access and use of over 1.5 million products to provide targeted commercial opportunities throughout our IntelliClix service network.

       We offer our network of suppliers the ability to increase their brand exposure while generating revenue. The pricing on our commerce relationships varies, but all revenues obtained for the parties are based on a share of the transaction. We continue to pursue and secure long-standing relationships with suppliers for the benefit of our entire network.

Competition

       Our competition varies by service offerings. Currently, while we believe no one company competes with us in all of our service categories, many companies compete with us in the individual service categories of contextual commerce, targeted content and personalization. Our main competitors in our targeted markets include:

•	Contextual commerce: Blue Martini Software, Escalate, Net Perceptions and Trapezo.

•	Targeted content: Dow Jones, InfoSpace, iSyndicate, NewsEdge, Nexis and ScreamingMedia.

•	Personalization: Art Technology Group, Blue Martini Software, BroadVision, Interwoven, Open Market and Vignette.

       Many of our competitors or future competitors have longer operating histories than we do and significantly greater financial, technical and marketing resources than us. These competitors can devote substantially more resources than we can to business development and may adopt aggressive pricing policies.

       We compete on the following factors:

•	effectiveness and timeliness of content classification;

•	automated content distribution capability;

•	ability to provide relevant commerce;

•	effectiveness of personalization;

•	ease of implementation;

•	breadth, depth and timeliness of content; and

•	effectiveness of pricing.

       Notwithstanding our proprietary technology, it is possible for competitors or potential competitors to develop competitive proprietary technology that leverages third party licensed technology to further provide competitive services. Therefore, the barriers to entry in our markets are relatively low.

Intellectual Property

       We regard the protection of our intellectual property rights to be important to our success. We rely or expect to rely on a combination of patent, trademark, copyright, service mark, trade secret restrictions and contractual provisions to protect our intellectual property rights. We require employees and independent contractors to enter into proprietary information and confidentiality agreements. The contractual provisions and the other steps that we have taken to protect our intellectual property may not prevent misappropriation of our technology or deter third parties from developing similar or competing technologies.

       We initially filed a provisional U.S. Patent application for our contextual matching systems and method. This provisional application was replaced with a utility application and a PCT international application. This application describes a system and method that provide advertisements and content services that are contextually related to a document currently being read or displayed to a user, and that are also likely to be of interest to the user. The system utilizes a user’s demographic information, such as buying habits and Web browsing behavior in determining what contextually related commerce products are likely to be purchased by the user.

       We filed a second provisional U.S. Patent application for our system and method for classifying content. We also filed a third provisional U.S. Patent application for our learned behavior system and method.

       We have applied for trademark and service mark protection for our YellowBrix, IntelliClix, IndustryWatch, NewsReal, MultiLinks, and the YellowBrix logo marks in the United States. We cannot assure you that the steps we have taken to protect our intellectual property will be adequate or that third parties will not independently develop similar proprietary information, infringe or misappropriate our proprietary rights. Any independent development, infringement or misappropriation could harm our financial results in the future. Additionally, effective patent, trademark, copyright and trade secret protection may not be available in every country where we provide services. We may, at times, have to incur significant legal costs and spend time defending our intellectual property rights. Any defense efforts, whether successful or not, would divert both time and resources from the operation and growth of our business.

Government Regulation

       Government regulation may present a risk to our business. See “Risk Factors — Legal Uncertainties and Government Regulation of the Internet could Inhibit Growth of the Internet and E-commerce.”

       Recent concerns regarding Internet user privacy has led to the introduction of international federal and state legislation to protect Internet user privacy. In October 1998, the European Union adopted a directive that may limit our collection and use of information regarding Internet users in Europe. In addition, the Federal Trade Commission, or the FTC, has initiated investigations and hearings regarding Internet user privacy that could result in rules or regulations that could adversely affect our business. As a result, we could become subject to new laws and regulations that could limit our ability to conduct targeted advertising, or to distribute or collect user information. Because of the increasing use of the Internet, the government may adopt laws and regulations relating to the Internet, addressing issues such as user privacy, pricing, content, taxation, copyrights, distribution and service quality. We also may be regulated by recent consent decrees involving the FTC and online advertisers regarding the collection and use of personal information.

       We may be subject to provisions of the Federal Trade Commission Act that regulate advertising in all media, including the Internet, and require advertisers to substantiate advertising claims before disseminating advertising. The FTC has the power to enforce this Act. It has recently brought several actions charging deceptive advertising via the Internet and is actively seeking new cases involving advertising via the Internet.

Our Employees

       As of November 30, 2000, we had 190 employees, including:

•	102 in sales and marketing;

•	15 in customer support;

•	51 in product development; and

•	22 in general and administration.

       Our employees who successfully participate in our cross-selling efforts are eligible for incentive-based compensation. None of our employees is represented by a labor union. We believe that our relations with our employees are good.

Our Facilities

       We lease a 16,000 square foot facility in Alexandria, Virginia, which serves as our principal executive offices. The current lease for this facility expires in 2008. We also lease an additional 5,000 square foot facility in Alexandria, Virginia. This lease expires in February 2001. In addition, we lease approximately 10,060 square feet for two regional sales offices in Newport Beach and San Francisco, California. The leases for these facilities expire in October 2002 and December 2003, respectively. We recently signed a lease for approximately 59,000 square feet in Roslyn, Virginia which expires in December 2011. We are not scheduled to occupy this facility until the beginning of 2002. We estimate that we will need additional temporary space through 2002. We have not yet identified suitable facilities. We believe that additional space will be available on commercially reasonable terms as and when needed.

Legal Proceedings

       We are not currently a party to any material legal proceedings.

MANAGEMENT

Executive Officers and Directors

       The following table sets forth certain information regarding our executive officers and directors:

Name	Age	Position(s)

David C. Hoppmann(1)	45	Chief Executive Officer, President and Chairman of the Board

Jeffrey P. Massa	41	Senior Vice President, Technology, Chief Technology Officer and Director

Jace D. Wieser	36	Senior Vice President, Technology/ Engineering

S. Randy Lampert	45	Chief Financial Officer

David Lynch	50	Chief Business Officer

Richard L. Boden	52	Senior Vice President and Chief Acceleration Officer

Scott R. Hoyt	45	Chief Marketing Officer

Kevin S. Lapidus	30	Vice President, General Counsel and Corporate Secretary

Michael McCrory	39	Director

Stewart J. Paperin(2)	52	Director

Keith Walz(1)(2)	33	Director

Douglas M. Reid(1)	32	Director

(1)	Member of Compensation Committee

(2)	Member of Audit Committee

       David C. Hoppmann, one of our founders, has served as our chief executive officer and president, as well as the chairman of the board of directors, since our inception in October 1997. Prior to YellowBrix, Mr. Hoppmann was the president of the Corporate Information Division of Infoseek Corporation from January 1997 to July 1997. From September 1994 to October 1996, Mr. Hoppmann served as president and CEO of Intell-X, a division of DataTimes Corporation dedicated to aggregating and distributing business news and information. From May 1993 to September 1994, Mr. Hoppmann served as president and CEO of COMTEX Scientific Corporation, an aggregator and distributor of information news, wires and other content. Mr. Hoppmann received a B.A. degree in International Economics from George Washington University.

       Jeffrey P. Massa, one of our founders, has served as our senior vice president, technology, chief technology officer and as a director, since our inception in October 1997. Prior to YellowBrix, Mr. Massa was the senior vice president of technology of the Corporate Information Division of Infoseek Corporation from January 1997 to July 1997. From September 1994 to October 1996, Mr. Massa served as senior vice president of technology and business development of Intell-X, a division of DataTimes Corporation, and from October 1994 to October 1996, he was the vice president of technology of COMTEX Scientific Corporation. From May 1987 to September 1993, Mr. Massa was the manager of information systems and deputy director of systems at the Executive Office of the President, National Security Council, The White House. Mr. Massa completed the Computer Science Program at Texas Lutheran College.

       Jace D. Wieser has served as our senior vice president, technology/ engineering, since our inception in October 1997. Prior to joining YellowBrix, Mr. Wieser was senior director of service development in the Corporate Information Division of Infoseek Corporation from February 1997 to July 1997. From December 1996 to February 1997, Mr. Wieser served as director of technology at DataTimes Corporation. He received a B.S. in Computer Science from the University of Oklahoma.

       S. Randy Lampert has served as our chief financial officer since September 1999. Prior to joining YellowBrix, Mr. Lampert ran Ponderosa Capital Management, the investment advisor to an affiliated hedge fund and provider of corporate financial advice to corporations from October 1997 to August 1999. From March 1993 to September 1997, Mr. Lampert was the managing director of the Leveraged Finance Group at Nomura Securities. From January 1990 to April 1992, he was a partner in Patricof Capital Corporation responsible for a wide variety of technology-based investments and acquisitions. He received an M.B.A. from the University of Chicago and B.A. from the University of Rochester.

       David Lynch has served as our chief business officer since June 2000. Prior to joining YellowBrix, from January 1998 to June 2000, Mr. Lynch was vice president of NET-Tel. From July 1997 to December 1997, he served as vice president of LDMI. From June 1996 to July 1997, he served as vice president of Midcom. From January 1989 to June 1996, Mr. Lynch served as vice president for Allnet/Frontier. Mr. Lynch received a B.S. in Business Administration from the School of Business and Economics at West Virginia University.

       Richard L. Boden has served as our senior vice president and chief acceleration officer since October 2000. Prior to joining YellowBrix, Mr. Boden served as a principal in Millennium Holdings, Ltd. where he advised clients such as YellowBrix, kforce.com, I-TRAX.com, formerly Member-Links Systems, Inc., Hagler-Bailly, Inc., General Physics Corp., DynCorp, Sungei Way Holdings, Bhd in various operational and financial capacities from July 1995 to October 2000. From August 1992 to July 1995, he served as chief financial officer for Vail Research and Technology and Strategic Insights, Inc. From September 1990 to August 1992, he served as a consultant and senior analyst for Booz-Allen and Hamilton. From July 1987 to September 1990, he served as the financial officer and manager of an art supply company and art gallery. From May 1980 to July 1987, he served as vice president and chief financial officer for Stanford Energy Corporation. Mr. Boden received his M.B.A. from Xavier University and his B.S. from Indiana University of Pennsylvania.

       Scott R. Hoyt has served as our chief marketing officer since November 2000. Prior to joining YellowBrix, Mr. Hoyt was the chief marketing officer of OneMain.com, Inc. from March 1999 through November 2000. From May 1995 through March 1999, Mr. Hoyt was a division president of U.S. sales and marketing for Arch Communications Group. Mr. Hoyt received his B.S. in marketing and M.B.A. from Arizona State University.

       Kevin S. Lapidus has served as our vice president, general counsel and corporate secretary since September 2000. Prior to joining YellowBrix, Mr. Lapidus served as senior vice president, general counsel and corporate secretary of OneMain.com Inc., a publicly traded Internet service provider, from October 1999 to September 2000. From August 1998 to October 1999, Mr. Lapidus was an attorney with Hogan & Hartson L.L.P. and from October 1997 to August 1998, he was an attorney with Hale and Dorr LLP. Mr. Lapidus received a J.D. from Harvard Law School and an A.B. in Economics from Washington University in St. Louis.

       Michael McCrory has served as a director since April 2000. Since May 1996, Mr. McCrory has served as chairman and chief executive officer of I-Bankers Securities, Inc., an international investment banking firm and registered NASD member that operates in the United States and Europe. From June 1984 to December 1993, Mr. McCrory was president of Alliance Marketing, a multi-state insurance agency. Mr. McCrory is also a director of several private companies in addition to YellowBrix, including Synxis. Mr. McCrory received an M.B.A. from the Owen Graduate School of Management at Vanderbilt University and a B.S. in Business Administration from the University of Phoenix.

       Stewart J. Paperin has served as a director since December 1997. Since July 1996, Mr. Paperin has served as executive vice president of the Soros Foundations Open Society Institute which encompasses the charitable operations of forty foundations in Central and Eastern Europe, the United States, Africa, and Latin America. From January 1994 to July 1996, Mr. Paperin was president of Capital Resources East Ltd., a diversified consulting and investment firm in New York. He served as president of Brooke Group International, a U.S.-based leveraged buy-out firm operating in the former Soviet Union, a corporation controlled by Brooke Group. From 1989 to 1990, he served as chief financial officer of the Western Union Corporation. He is a member of the boards of directors of Penn Octane Corp. and Global TeleSystems Group, Inc. and Golden Telecom Inc. Mr. Paperin received an M.S. and a B.A. from the State University of New York at Binghamton.

       Keith Walz has served as a Director since May 2000. Mr. Walz serves as a managing director of ABN AMRO. Mr. Walz joined ABN AMRO in April 1996 and focuses on information technology and communications investments. From March 1991 to March 1996, Mr. Walz spent five years in AAI’s finance division managing financial reporting, analysis and accounting systems. Prior to joining AAI, Mr. Walz spent two years as a finance associate with Tyson Foods, Inc. Mr. Walz currently serves on the boards of Visual Insights, Inc. Oasis Technology, Inc., Integrated Information Systems, Inc., Worldweb.net, Inc., and Real World Technology, Inc. Mr. Walz received an M.B.A. from DePaul University and a B.S. in Finance from the University of Arkansas.

       Douglas M. Reid has served as a director since December 1997. Since March 1996, Mr. Reid has served as director of banking and finance for Soros Fund Management, LLC, the fund manager for QIP. From September 1986 to March 1996, Mr. Reid was employed by Kleinwort Benson Limited in various roles, and since March 1994 as vice president in its Financing and Advisory Division. Mr. Reid joined KB London in 1986 and moved to the bank’s New York office in 1989. Mr. Reid is also a director of several private companies in addition to YellowBrix, including TSCentral, Inc. and Rila Software Corporation.

       There are no family relationships among any of the directors or executive officers of YellowBrix.

Board of Directors

       Immediately prior to the completion of this offering, our amended and restated certificate of incorporation will take effect and provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year. To implement the classified structure, Messrs.           have been designated Class I directors, whose terms will expire at the annual meeting of stockholders to be held in 2001, Messrs.           have been designated Class II directors, whose terms will expire at the annual meeting of stockholders to be held in 2002 and Messrs.           have been designated Class III directors, whose terms will expire at the annual meeting of stockholders to be held in 2003. In addition, our board of directors will include two non-voting observers who will be appointed by each of CNNfn and Infoseek Corporation.

Board Committees

       The board of directors has an audit committee and a compensation committee.

       Audit Committee. The audit committee recommends the selection and retention of our independent auditors, reviews the scope and results of audits and submits appropriate recommendations regarding audits, reviews our internal controls and reviews procedures to ensure compliance with applicable financial reporting requirements. The current members of the audit committee are Stewart Paperin and Keith Walz.

       Compensation Committee. The compensation committee’s duties include establishing, reviewing and making recommendations to the board regarding compensation of our officers, considering compensation plans for our employees, and carrying out other duties under our stock incentive compensation and other plans approved by us as may be assigned to the committee by the board. The current members of the compensation committee are David Hoppmann, Keith Walz and Douglas Reid.

Director Compensation

       Our directors are reimbursed for certain expenses in connection with attendance at board and committee meetings. In August 2000, we granted to each of Messrs. McCrory, Paperin, Walz and Reid options to purchase 10,000 shares of our common stock, at an exercise price of $3.72 per share. These grants were immediately fully vested on the date of the grant. In the future, we will grant each director 10,000 vested stock options to purchase shares of our common stock upon the completion of our annual meeting. We will also pay each director $1,000 for each board of director meeting they attend.

Compensation Committee Interlocks and Insider Participation

       No member of the compensation committee has been an employee of ours, except for David Hoppmann. None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity, any of whose executive officers serves as a director of or member of the compensation committee of our board of directors.

Executive Compensation

       The following table provides information concerning total compensation awarded to, earned by or accrued for services rendered to us in all capacities during the year ended December 31, 1999 by our chief executive officer, our chief financial officer and our two other most highly compensated executive officers whose salary and bonus totaled at least $100,000 for the fiscal year. We refer to these four executive officers as our Named Executive Officers. There are no other executive officers whose salary and bonus exceed $100,000 for the fiscal year.

Summary Compensation Table

						Long-Term
						Compensation
	Annual Compensation
						Securities
					Other Annual	Underlying
Name and Principal Position	Salary		Bonus		Compensation	Options

David C. Hoppmann	$165,000		$—		$—	—
Chief Executive Officer, President and Chairman of the Board

Jeffrey P. Massa	150,000		—		—	—
Senior Vice President, Technology, Chief Technology Officer and Director

Jace D. Wieser	136,500		13,800		—	—
Senior Vice President, Technology/ Engineering

S. Randy Lampert	36,000	(1)	104,524	(2)	—	530,609 (3)
Chief Financial Officer

(1)	Mr. Lampert became an executive officer in September 1999. His compensation reflects base salary calculated on a monthly basis of $9,000 per month from the period September 1999 to December 1999.

(2)	Represents $52,262 paid to Mr. Lampert and a $52,262 promissory note issued to Mr. Lampert as incentive compensation in connection with our Fall 1999 financing.

(3)	Reflects common stock issuable upon the exercise of the warrants issued to Mr. Lampert as part of his compensation for the months of September (119,391 shares), October (123,300 shares), November (130,812 shares) and December (130,975 shares) of 1999, and a warrant for 26,131 shares, issued as incentive compensation for our Fall 1999 financing.

Employment Contracts and Arrangements

       Employment Agreements and Stock Option Agreements with David C. Hoppmann and Jeffrey P. Massa. On December 11, 1997, we entered into employment agreements with David Hoppmann and Jeffrey Massa. Their terms expire the later of the third anniversary of the agreements, or the second anniversary of an initial public offering, or IPO. Under the agreements, Mr. Hoppmann is entitled to receive a base salary of $165,000 per year and Mr. Massa is entitled to receive a base salary of $150,000 per year. Their total cash compensation is limited to no more than $200,000 each year until we have generated cumulative revenues of not less than $4.3 million or are no longer experiencing a net operating loss on a monthly basis.

       If we terminate Mr. Hoppmann’s or Mr. Massa’s employment other than for cause or if they terminate their employment for good reason, their outstanding options vest and we must pay a severance payment calculated over a severance period equal to the longer of two years or the remainder of their terms of employment.

       Employment Agreement with Jace D. Wieser. We entered into an employment agreement with Jace Wieser commencing as of November 1, 2000, and expiring on the third anniversary of such date. Under this agreement, Mr. Wieser receives a base salary of $185,000 per year, and is also entitled to an incentive bonus.

       If we terminate Mr. Wieser’s employment for cause or if he terminates his employment for good reason, then he is entitled to a severance payment calculated over a severance period equal to the lesser of one year or the remainder of the term of his employment. In addition, his options become immediately vested if his employment is terminated without cause or he terminates his employment for good reason after a change of control.

       Contractor Agreement with S. Randy Lampert through Mayflower Resources, Inc. On August 30, 1999, we entered into a contractor agreement with Mayflower Resources, Inc., whose sole shareholder is S. Randy Lampert. To date, Mr. Lampert serves as our Chief Financial Officer under an independent contractor relationship. The scheduled termination date of the agreement, as amended, was February 28, 2000 and was extended to August 31, 2000, but he has continued in his former capacity. Until the earlier of the execution of a new agreement, the termination of his services or his death or disability, Mr. Lampert receives a base pay of $25,000 per month and a warrant for each completed month of service to purchase 70,000 shares of common stock at the then fair market value of our common stock.

       The agreement provided that Mr. Lampert is entitled to incentive compensation in an amount equal to (1) 3% of gross proceeds we raise in a private placement offering of our equity securities, provided up to 1.5% of that amount will be paid in cash and at least 1.5% of that amount will be paid in the form of a promissory note with warrants for the number of shares equal to the face value of the promissory note divided by the per share price of our common stock of the company at that time, (2) 1.5% of the gross proceeds raised by us in an offering of debt instruments or IPO of our equity securities payable in cash, and (3) 1.5% of the aggregate consideration paid to us in a transaction involving a merger or sale of all or substantially all of our stock and/ or assets payable in cash. Negotiations are under way to extend and revise certain economic provisions of the contractor agreement.

Stock Option Grants

       The table below provides information regarding stock options granted to Named Executive Officers during the year ended December 31, 1999. The potential realizable value is calculated by assuming that the price of our common stock increases from an assumed fair market value of $3.18 per share, (the fair market value of our common stock as of December 31, 1999 as determined in good faith by our board of directors), at assumed rates of stock appreciation of 5% and 10%, compounded annually over the 10 year term of the option, and subtracting from that result the total option exercise price.

       The 5% and 10% assumed annual rates of compound stock price appreciation are prescribed by the rules and regulations of the Securities and Exchange Commission and do not represent our estimate or projection of the future trading prices of our common stock. There can be no assurance that the actual stock price appreciation over the ten-year option term will be the assumed 5% or 10% levels or any other defined level. Actual gains, if any, on stock option exercises are dependent on numerous factors, including our future performance, overall market conditions and the option holder’s continued employment with us throughout the entire vesting period and option term, none of which are reflected in this table.

	Individual Grants
					Potential Realizable
		Percentage			Value at Assumed
	Number	of Total			Annual
	of	Options			Rates of Stock
	Securities	Granted to			Price Appreciation
	Underlying	Employees	Exercise		for the Option Term
	Options	in Fiscal	Price Per	Expiration
Name	Granted	Year	Share	Date	5%	10%

David C. Hoppmann	166,250	10.3%	$3.18	11/30/09	$332,481	$842,572

Jeffrey P. Massa	166,250	10.3	3.18	11/30/09	332,481	842,572

Jace D. Wieser	—	—	—	—	—	—

S. Randy Lampert	119,391	7.4	3.00	9/30/04	225,253	570,836
	123,300	7.7	3.00	10/31/04	232,638	589,525
	130,812	8.1	3.00	11/30/04	246,801	625,442
	26,131	1.6	2.00	11/30/04	32,867	83,292
	130,975	8.1	3.00	12/31/04	247,108	626,221

Aggregate Option Exercises in Last Fiscal Year and Year End Option Values

       The following table provides information about stock options held as of December 31, 1999 by the Named Executive Officers assuming a fair market value of our common stock of $3.18 per share on December 31, 1999. None of these options have been exercised.

			Number of Securities
			Underlying		Value of Unexercised
			Unexercised Options		In-the-Money Options
	Shares		at Fiscal Year-End		at Fiscal Year-End
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

David C. Hoppmann(1)	—	—	508,250	—	$1,087,218	$—

Jeffrey P. Massa(2)	—	—	432,250	—	845,614	—

Jace D. Wieser	—	—	81,400	—	258,771	—

S. Randy Lampert(3)	—	—	530,609	—	121,641	—

(1)	This amount excludes 2,599,782 options granted on January 8, 2000.
(2)	This amount excludes 2,149,638 options granted on January 8, 2000.

(3)	This amount includes monthly warrants and incentive based warrants pursuant to his contractor agreement. This amount excludes 1,492,719 warrants granted between January 1, 2000 and November 30, 2000.

Stock Option Plans

   Amended 1998 Stock Option Plan

       Our amended 1998 stock option plan provides for the grant of stock options to our employees, directors and consultants. A total of 7,000,000 shares of common stock have been reserved for issuance under the plan. As of November 30, 2000, options to purchase an aggregate of 3,224,020 shares were outstanding, 6,675 shares of common stock had been purchased through exercises of stock options and 3,769,305 shares were available for future grant.

       The plan is administered by the board of directors, or a committee appointed by the board of directors, which determines the terms of options granted, including the exercise price, option period and the number of shares subject to each option. The board of directors also determines whether an option is to be treated as an incentive stock option, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The board of directors may also, subject to the approval of the compensation committee of the board, reprice the exercise price of options previously granted under the plan in order to reflect current market value of the options and adjust the exercise prices of such options to reflect market value at the time of the grant. The term of options granted under the plan cannot exceed ten years (five years in the case of incentive stock options granted to a holder of 10% of our common stock). The exercise price of:

•	nonstatutory stock options must be at least equal to the par value per share of our common stock; and

•	incentive stock options must be at least equal to 100% of the fair market value of our common stock on the date of grant (110% in the case of an optionee who, at the time of the grant, is a 10% stockholder under the Code).

       Except as otherwise permitted by the board of directors, options are not assignable or transferable by the optionee (except upon the optionee’s death to a designated beneficiary), and each option is exercisable during the lifetime of the optionee only by the optionee or the optionee’s guardian or legal representative. Except as otherwise permitted by the board of directors, vested options must be exercised within three months after the termination of an optionee’s status as an employee, director or consultant of YellowBrix (unless terminated for cause), or within one year after his or her termination by disability or death, but in no event later than the expiration of the option’s term. If an optionee’s employment or service is terminated for cause, then each outstanding option will terminate as of such date.

       The plan generally provides that in the event of a merger with or into another corporation, sale of all or substantially all of our assets, or if we enter into any other similar transaction, each outstanding option shall be assumed, or an equivalent option substituted by the successor corporation or, if not assumed or substituted, vesting shall be accelerated immediately prior to such transaction and the option there upon terminated.

       The board of directors may amend or terminate the plan at any time, without the consent of the stockholders, except as required by law. However, no amendment or termination shall adversely affect rights and obligations with respect to outstanding options. Unless sooner terminated by the board of directors, the plan will terminate ten years after the date of its adoption.

       For options granted under the plan, each option agreement provides that before November 1, 1999, 1/4 of options vests on the first anniversary of the grant date, then 1/4 annually thereafter. After November 1, 1999, 1/4 of the options granted vest on the first anniversary of grant date, then 1/12 of the balance vest every three months thereafter.

   2000 Stock Option Plan

       Our 2000 stock option plan provides for the grant of options to our employees, directors and consultants. A total of 6,800,000 shares of common stock have been reserved for issuance under the plan. As of November 30, 2000, options to purchase an aggregate of 5,442,351 shares were outstanding, no shares of common stock had been purchased through exercises of stock options and 1,357,649 shares were available for future grant.

       The plan is administered by the board of directors, which determines the terms of options granted, including the exercise price, option period and the number of shares subject to each option. The board of directors also determines whether an option granted is to be treated as an incentive stock option, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The board of directors may also, subject to the approval of the compensation committee of the board, reprice the exercise price of options previously granted under the plan in order to reflect current market value of the options and adjust the exercise prices of such options to reflect market value at the time of the grant. The term of options granted under the plan cannot exceed ten years (five years in the case of incentive stock options granted to a holder of 10% of our common stock). The exercise price of:

•	nonstatutory stock options must be at least equal to the par value per share of our common stock; and

•	incentive stock options must be at least equal to 100% of the fair market value of our common stock on the date of grant (110% in the case of an optionee who, at the time of the grant, is a 10% stockholder under the Code).

       Except as otherwise permitted by the board of directors, options are not assignable or transferable by the optionee (except upon the optionee’s death to a designated beneficiary) and each option is exercisable during the lifetime of the optionee only by the optionee or the optionee’s guardian or legal representative. Except as otherwise permitted by the board of directors, vested options must be exercised within three months after the termination of an optionee’s status as an employee, director or consultant of YellowBrix (unless terminated for cause), or within one year after his or her termination by disability or death, but in no event later than the expiration of the option’s term. If an optionee’s employment or service is terminated for cause, then each outstanding option will terminate as of such date.

       The plan generally provides that in the event of a merger with or into another corporation, sale of all or substantially all of our assets, or if we enter into any other similar transaction, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or, if not assumed or substituted, vesting shall be accelerated immediately prior to such transaction and the option thereunder terminated.

       The board of directors may amend or terminate the plan at any time, without the consent of the stockholders, except as required by law. However, no amendment or termination shall adversely affect rights and obligations with respect to outstanding options. Unless sooner terminated by the board of directors, the plan will terminate ten years after the date of its adoption.

       Under the 2000 Plan, 1/36 of the options vest every month over a one year period beginning one month after the grant date, the remaining options vest 1/96 every month thereafter over 8 years, except in the event of an IPO whereby 1/3 of the total, less any that had vested in the interim, vest immediately after the closing of the IPO or a specified change of control transaction and the remaining 1/3, less any that had vested in the interim, vest at a rate of 1/72 per month over 24 months.

RELATED PARTY TRANSACTIONS

       We were incorporated as a Delaware corporation in October 1997 and began doing business under the name of BizWatch, Inc. In February 1998, we changed our name to NewsReal, Inc. and then to our current name YellowBrix, Inc. in February 2000. We entered into numerous transactions under such names. We believe that the terms of each of the transactions described below were no less favorable to us than could have been obtained from unaffiliated third party parties. The counterparties in many of these transactions only became affiliated with us as a result of the successful closing of these highly negotiated transactions. Unless otherwise noted below, the information reflects a 100-for-1 stock split of our common stock on December 24, 1998, and when we refer to “YellowBrix,” “we,” “our,” and “us,” we mean YellowBrix, Inc., a Delaware corporation, and YellowBrix under its two predecessor names.

       Infoseek. On December 11, 1997, we acquired intellectual property and other assets of Infoseek Corporation pursuant to an asset acquisition agreement for $1.0 million in cash, 850,000 shares of our common stock and a ten year warrant to purchase 1,077,500 shares of our common stock. The outstanding warrant automatically vests and becomes exercisable upon the achievement of a certain rate of return on the investment by QIP or upon the fulfillment of certain conditions after the closing of our IPO, and expires on December 11, 2007.

       CNN. On January 1, 1998, we executed a co-branding agreement with CNNfn, a division of Cable News Network LP, LLP, to feature and advertise our service on their site. We agreed to pay an aggregate of $4.5 million and $1.75 million for two years worth of branding and advertising fees, respectively. As of April 1999, we paid $1.0 million in branding fees and $108,180 in advertising fees for the first year. CNNfn provided us with additional on-air advertisements worth in excess of $1 million. On April 21, 1999, we amended the co-branding agreement and pursuant to such amendment, which reduced our outstanding obligation to $4.5 million, executed a promissory note payable on demand to CNNfn for $3.5 million as payment for the additional on-air advertisement and an accelerated payment for the two years of branding fees. Simultaneously, we sold 470,638 shares of common stock in a private placement to CNNfn, in consideration of cancellation of the $3.5 million promissory note.

       QIP. On December 11, 1997, we executed a securities purchase agreement with QIP whereby it purchased 3,250,000 shares of our common stock for $3.0 million. In 1998 and 1999, we borrowed $1.2 million and $2.65 million, respectively, from QIP pursuant to demand promissory notes and security agreements. The promissory notes bear interest at an annual rate of 8% and principal and accrued interest are payable on demand. Under the security agreements, QIP received a senior security interest in our assets, subject to prior purchase money security interests in favor of a third party that holds security interests in our leased computer hardware and peripheral equipment, and a bank with respect to a $200,000 letter of credit posted as a security deposit on our leased facilities.

       In 1997 and 1998, we borrowed $1.0 million under a term loan agreement and $3.0 million under an amendment to the term loan agreement providing for a revolving line of credit, respectively, from Bayerishe Vereinsbank AG. These loans were all guaranteed by QIP. QIP agreed to repay the loans under certain conditions and made additional loans to us in 1998 and 1999. In connection with the assumption of our debt to Bayerishe Vereinsbank we granted QIP the option to convert the aggregate amount under the B.V. loan and certain of the QIP loans into shares of our common stock at a price of $2.47 per share if QIP repaid all or a portion of the outstanding principal and accrued interest at the time our Term Loan became due and up to $1.0 million of principal plus accrued interest on our line of credit due after May 28, 1999 and before December 31, 1999. However, the conversion price would be reduced to $1.00 per share if QIP repaid up to $2.0 million of principal plus accrued interest on our line of credit after March 31, 1999 and before the earlier of December 31, 1999 or our payment in full of the line of credit.

       We executed a bridge note on March 6, 2000 in favor of QIP in consideration for repaying our loans to B.V. Simultaneously, we amended the conversion agreement to extend the right to conversion from December 31, 2000 to December 31, 2002. The amendment also extended conversion rights to QIP for additional loans it made to us in 1999. To date, our aggregate outstanding principal indebtedness to QIP is $7,850,000. On October 18, 2000, QIP agreed to automatically convert the aggregate outstanding principal amount of our indebtedness into 6,659,717 shares of our common stock upon closing of the offering. As of August 31, 2000, the accumulated interest on the QIP debt was $782,000 and will be payable in cash upon the closing of our IPO.

       Fall 1999 Financing. In November 1999, we sold 592,544 shares of our common stock for an aggregate purchase price of $3.48 million through I-Bankers Securities, Inc., a registered broker-dealer formerly known as Millennium Financial Group, Inc., as placement agent, to certain investors. In connection with the private placement, the investors were allowed to elect Michael McCrory, an employee of I-Bankers, to our board of directors. In connection with such financing, we issued a five-year warrant, as a placement fee, to I-Bankers for the purchase of 30,612 shares of our common stock at an exercise price of $8.82 per share.

       These investors and I-Bankers received anti-dilution rights pursuant to the Shareholders Rights Agreement and placement agreement, respectively. Specifically, in the event that 1) Infoseek exercises its warrant and 2) QIP converts our indebtedness, these investors will receive, for no further consideration additional shares to maintain their ownership in YellowBrix at the time of their investment on a fully diluted basis. Since I-Bankers placement fee was a warrant based on the number of shares of common stock placed with these investors, the number of shares it receives under the warrant increases proportionately.

       Spring 2000 Financing. In Spring 2000, we sold 4,840,893 shares of our common stock for an aggregate purchase price of $18.0 million through I-Banker Securities, as placement agent, to certain investors. In connection with such financing, we issued a five year warrant, as a placement fee, to I-Bankers to purchase 134,409 shares of our common stock at an exercise price of $5.88 per share.

       On May 12, 2000 and May 31, 2000, we sold 100,000 shares of our series A convertible preferred stock at a price of $10.00 per share to each of ABN AMRO Private Equity and Holland Ventures III B.V. The series A convertible preferred stock is convertible into the number of common stock at the option of the holder simultaneously with a qualified IPO into an aggregate of 537,634 shares of common stock. ABN AMRO and Holland agreed to convert their series A convertible preferred stock to common stock upon the closing of an IPO occurring no later than March 31, 2001.

       Triad/Icon. On June 29, 2000, we sold 268,817 shares of our common stock to Icon International, Inc. for an aggregate purchase price of $1.0 million tendered in media credits. We will purchase various advertising time and/or space made available by Icon and half of the purchase price will be applied against these media credits and the other half will be paid in cash. Icon simultaneously assigned all of its rights, but none of its obligations to Triad Media Ventures LLC.

       In connection with this transaction, we also executed a put option agreement with Icon whereby we have an option to sell an additional 134,409 shares of common stock at $3.72 per share also to be tendered in media credits. This put right expires 18 months from the date of the agreement.

       Pursuant to the put option agreement, Icon also has the right to buy up to the value of unexpended purchase price of the put option in the subsequent private placement of not less than $10.0 million if we have not exercised all or part of any portion of our put option as of the first anniversary of date of the agreement.

       Winter 2000 Financing. In November 2000, we sold convertible secured notes in the aggregate principal amount of up to $4 million to ABN AMRO Capital (USA) Inc. and will receive the funds in advances of at least $500,000. In connection with such financing, we will issue warrants to purchase a number of shares of our common stock equal to 30% of each advance divided by $3.72. Additional warrants may also be issued in certain circumstances. The exercise price of the warrants is $3.72 per share of common stock, subject to adjustment in certain circumstances.

       Pursuant to this transaction, we also executed a Convertible Secured Promissory Note with ABN AMRO whereby its notes automatically convert into a number of shares of the same class or series of capital stock or capital stock equivalents sold in a qualified financing. Upon a change in control, the warrants become convertible into common stock at the holder’s option at 70% of the fair market value of one share of our common stock. The notes are convertible at the holder’s option at any time into our common stock at the fair market value of the common stock as determined by the board of directors.

Shareholder Rights Agreements and Rights Agreement

      In the table set forth below is our various shareholders agreements which provide for certain registration rights:

Agreement	Parties	Rights

Shareholders’ Agreement, dated as of 12/11/97, as amended	Infoseek, QIP Investors, Managing Founders, Mayflower and YellowBrix	After the closing of our IPO, QIP has three demand registration rights to cause us to register its shares of common stock, or if the holders representing 50% or more of our outstanding securities request the registration of their shares, such other investors have the right to request to be the included in such registration; provided, that, the anticipated aggregate public offering price for the shares to be registered is not less than $5 million. However, QIP has unlimited incidental registrations.
Once we have qualified for registration on Form S-3 for secondary offerings, the investors are entitled to four demand registration rights on Form S-3 provided that the aggregate offering price for those shares to be registered is not less than $2.5 million, unless the most recent registration statement was effected within 180 days of such demand registration.
Rights Agreement, dated as of 4/21/99, as amended	CNNfn, QIP Investors, Managing Founders and YellowBrix	After the closing of our initial public offering, CNNfn has one demand registration right to cause us to register its shares of common stock, or if the holders representing 50% or more of our outstanding securities request the registration of their shares, CNNfn has the right to request to be included in such registration provided that, the anticipated aggregate public offering price for the shares to be registered is not less than $3.5 million. CNNfn also has unlimited incidental registration rights.

Agreement	Parties	Rights

Shareholder Rights Agreement, dated as of 10/28/99, as amended	Investors listed therein and YellowBrix	Investors have unlimited incidental registration rights.
Shareholder Rights Agreement, dated as of 3/9/00 as amended(2)(3)	Investors listed therein,(1) ABN AMRO, Triad and YellowBrix	Investors, ABN AMRO and Icon/ Triad have unlimited incidental registration rights.
Rights Agreement, dated as of 10/20/00	ABN AMRO, Holland Ventures and YellowBrix	After the closing of our IPO, ABN AMRO and Holland Ventures have one demand registration right to cause us to register their shares of common stock provided that the anticipated aggregate offering price for the shares to be registered is not less than $3.5 million.
Shareholder Rights Agreement, dated as of 11/29/00	ABN AMRO and YellowBrix	After the closing of our IPO, ABN AMRO has piggyback registration rights subject to underwriter cutbacks.

(1)	Holland Ventures III N.V. and Prime Technologies Ventures N.V., each a 5% beneficial stockholder, are parties to this agreement.

(2)	ABN AMRO Private Equity signed Joinder in Shareholder Rights Agreement, dated 5/12/00, which makes it a party to the Shareholder Rights Agreement dated 3/9/00.

(3)	Triad signed Joinder in Shareholder Rights Agreement, dated 6/9/00 which makes it a party to the Shareholder Rights Agreement dated 3/9/00.

       Pursuant to our letter to ABN AMRO, dated as of May 12, 2000, ABN AMRO can designate one representative to our board of directors before we complete a public offering with total gross proceeds to us of not less than $30.0 million. ABN AMRO waived this right unconditionally.

       Certain of our warrant holders also have unlimited incidental registration rights pursuant to their warrants which have been waived with respect to this offering. In addition, CNNfn, I-Bankers Financial Group and the I-Bankers Fall investors have anti-dilution rights. Upon exercise of the Infoseek warrant, I-Bankers and I-Bankers Fall investors receive additional warrants or shares in proportion to their ownership of the company at the time of their investment or service. Upon conversion of our debt by QIP, CNNfn, I-Bankers and the I-Bankers Fall investors all receive additional shares or warrants in proportion to their ownership of the company at the time of their investment or service. The additional shares which shall be issued to CNNfn and the I-Bankers Fall investors are 1,117,106 and the additional number of warrants which shall be issued to I-Bankers shall be 30,347.

Severance Agreements

       We entered into a Settlement Agreement and General Release with Catherine Michela in February 2000. Under the agreement, all options granted to her were terminated or have expired. She still holds 199,199 shares of our common stock. As part of her severance package, she receives $10,000 per month beginning March 1, 2000 and for 20 months thereafter, as well as health, dental and vision insurance through December 10, 2000. Ms. Michela has waived all claims and liability against us. She is still bound by the Shareholders Agreements, dated as of December 11, 1997, and April 21, 1999 and certain sections of the Employment Agreement and Subscription Agreement.

       We also entered into a Settlement Agreement with Peter McKee on July 31, 1999, which has an effective date of January 1, 2000. He holds 199,100 shares of our common stock and has vested options to purchase 199,500 additional shares, of which he may exercise up to January 31, 2001. All other options granted to Mr. McKee were terminated or have expired. Mr. McKee is still bound by the Shareholders Agreement, dated as of December 11, 1997 and the Rights Agreement, dated as of April 21, 1999. We waived our right to repurchase Mr. McKee’s shares of common stock so long as he does not violate non-competition/solicitation and confidentiality provisions of the Employment Agreement. In addition, we repaid Mr. McKee a loan of $5,625.

Transactions with S. Randy Lampert

       On August 30, 1999, we entered into a contractor agreement with Mayflower Resources, Inc., whose sole shareholder is S. Randy Lampert. To date, Mr. Lampert serves as our Chief Financial Officer under an independent contractor relationship. The scheduled termination date of the agreement, as amended was February 28, 2000 and was extended to August 31, 2000, but he has continued in his former capacity. Until the earlier of the termination of this agreement, the termination of his services or his death or disability, Mr. Lampert receives a base pay of $9,000 per month and a warrant for each completed month of service equal to 0.5% of the then outstanding shares of common stock on a fully diluted basis exercisable on a per share basis at 150% of the fair market value of the average per share price we received as of our most recent private placement equity offering.

       The agreement provided that Mr. Lampert is entitled to incentive compensation in amount equal to (1) 3% of gross proceeds we raise in a private placement offering of our equity securities, provided up to 1.5% of that amount will be paid in cash and at least 1.5% of that amount will be paid in the form of a promissory note with warrants for the number of shares equal to the face value of the promissory note divided by the per share price of our common stock of the company at that time, (2) 1.5% of the gross proceeds raised by us in a debt financing or an IPO of our equity securities payable in cash, and (3) 1.5% of the aggregate consideration paid to us in a transaction involving a merger or sale of all or substantially all of our stock and/ or assets payable in cash. Negotiations are under way to extend and reset certain of the economic provisions of the contractor agreement.

       In 1999, we entered into a promissory note with Mr. Lampert in the amount of $52,262. During the first six months of 2000, we entered into four additional promissory notes with Mr. Lampert. The notes were for $186,000, $99,121, $15,000 and $22,500 and were issued on April 15, 2000, May 15, 2000, June 15, 2000 and June 29, 2000, respectively. All of the notes have a term of three years and bear interest at 9% per year.

PRINCIPAL STOCKHOLDERS

       The following table sets forth information regarding the beneficial ownership of our capital stock as of November 30, 2000, as adjusted to reflect the sale of the common stock offered by us pursuant to this prospectus for:

•	each person or entity who is known by us to beneficially own 5% or more of our capital stock,

•	each of our directors and director nominees;

•	each of our Named Executive Officers; and

•	all of our executive officers, directors, and director nominees as a group.

       The percent of beneficial ownership for each stockholder prior to the offering is based on 11,379,067 shares of common stock outstanding and the sale of shares as part of this offering.

       The following table includes all shares of common stock beneficially owned by the indicated stockholder as of November 30, 2000. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of November 30, 2000, are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage of ownership of any other person. Except as otherwise noted, the address of each person listed in the table is c/o YellowBrix, Inc., 66 Canal Center Plaza, Alexandria, Virginia 22314. Except as otherwise noted, the persons named in the table have sole voting and dispositive power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

			Percentage of	Percentage of
			Shares	Shares
	Number of Shares		Beneficially	Beneficially
	Beneficially Owned		Owned	Owned

	Prior to	After	Prior to	After
Holders	Offering	Offering	Offering	Offering

Quantum Industrial Partners, LDC(1)	6,606,733	6,606,733	39.2%	23.3%
c/o Soros Fund Management, LLC
888 Seventh Avenue
33rd Floor
New York, N.Y. 10106

Geosor Corporation(2)	2,543,749	2,543,749	18.0%	9.0%
888 Seventh Avenue
New York, N.Y. 10106

ABN AMRO Private Equity(3)	1,612,903	1,612,903	15.6%	6.5%
208 S. LaSalle Street
Suite 1000
Chicago, IL 60604

Holland Venture III B.V.(4)	1,612,703	1,612,703	13.8%	5.7%
55 Haaksbergweg
1101 BR Amsterdam, Z.O.
Netherlands

			Percentage of	Percentage of
			Shares	Shares
	Number of Shares		Beneficially	Beneficially
	Beneficially Owned		Owned	Owned

	Prior to	After	Prior to	After
Holders	Offering	Offering	Offering	Offering

Prime Technology Ventures N.V.	1,344,086	1,344,086	11.8%	4.7%
Entrada 102
1096 EA, Amsterdam
The Netherlands

Infoseek Corporation(5)	850,000	1,927,500	7.5%	6.5%
1399 Moffett Park Drive
Sunnyvale, CA 94089

David C. Hoppmann(6)	1,847,693	2,605,962	14.2%	8.5%

Jeffrey P. Massa(7)	1,527,033	2,154,010	12.0%	7.1%

S. Randy Lampert(8)	2,023,328	2,023,328	15.1%	6.7%

Gary Gladstein(9)	660,137	660,137	5.1%	2.3%

Jace D. Wieser(10)	237,723	361,393	2.0%	1.3%

Keith Walz(11)	10,000	10,000	*	*

Michael McCrory(12)	10,000	10,000	*	*
Stewart J. Paperin(13)	76,320	76,320	*	*
Douglas M. Reid(14)	42,777	42,777	*	*

All executive officers, directors,
director nominees and 5% beneficial stockholders as a group (19 persons) (15)	25,164,318	36,322,164	84.8%	65.9%

*	Represent beneficial ownership of less than 1%.

(1)	Includes 2,166,700 shares of common stock currently issued and 4,440,033 shares common stock which are issuable upon conversion of convertible debt held by QIP. Mr. George Soros is the sole shareholder of QIH Management, Inc., the sole general partner of the investment advisory firm that manages QIP and has investment discretion over the shares held by QIP. Mr. Soros is also the Chairman of Soros Fund Management LLC, and has agreed to use his best efforts to cause QIH Management, Inc. to act at the discretion of Soros Fund Management LLC. Mr. Soros may be deemed a beneficial owner of the shares held by QIP; however, he expressly disclaims beneficial ownership of the shares held by QIP except to the extent of his pecuniary interest therein.

(2)	Includes 834,200 currently issued and 1,709,549 shares of common stock which are issuable upon conversion of convertible debt held by Geosor Corporation, of which Mr. Soros is the sole shareholder and the president of which is Gary Gladstein. Gary Gladstein holds 216,00 shares in his personal account and 443,537 shares of common stock issuable upon conversion of convertible debt. Mr. Soros and Gary Gladstein may be deemed the beneficial owners of the shares held by Geosor; however they expressly disclaim beneficial ownership of the shares held by Geosor except to the extent of their pecuniary interest therein.

(3)	Includes 1,344,086 shares of common stock currently issued, 268,817 shares of common stock issuable upon proposed conversion of series A preferred stock, 188,172 shares of common stock issuable upon conversion of their convertible notes, and 56,452 shares of common stock issuable upon exercise of their outstanding warrants.

(4)	Includes 1,344,086 shares of common stock currently issued, and 268,817 shares of common stock issuable upon proposed conversion of series A preferred stock held by Holland Venture III B.V.

(5)	Includes 1,077,500 warrants that become exercisable upon a qualified IPO.

(6)	Includes 1,591,493 shares subject to stock options. The after offering total includes 758,270 shares granted pursuant to certain option agreements that accelerate upon the closing of this offering.

(7)	Includes 1,327,933 shares subject to stock options. The after offering total includes 626,978 shares granted pursuant to certain option agreements that accelerate upon the closing of this offering.

(8)	Includes (a) warrants to purchase 1,966,027 shares of common stock issued as part of Mr. Lampert’s monthly compensation and (b) warrants to purchase 57,301 shares of common stock issued as part of Mr. Lampert’s incentive compensation related to the Fall 1999 and Spring 2000 financings.

(9)	Includes 216,600 shares of common stock currently issued to Mr. Gladstein and 443,537 shares of common stock issuable upon conversion of convertible debt held by Mr. Gladstein.

(10)	Includes 237,723 shares subject to options. The after offering total includes 123,671 shares subject to options that accelerate upon the closing of this offering.

(11)	Includes 10,000 shares subject to vested options.

(12)	Includes 10,000 shares subject to vested options.

(13)	Includes 21,700 shares of common stock currently issued to Mr. Paperin, 44,620 shares of common stock issuable upon conversion of convertible debt held by Mr. Paperin and 10,000 shares subject to vested options.

(14)	Includes 10,800 shares of common stock currently issued to Mr. Reid, 21,977 shares of common stock issuable upon conversion of convertible debt held by Mr. Reid and 10,000 shares subject to vested options.

(15)	Includes options to purchase 87,500 shares of our common stock held by four of our other executive officers.

DESCRIPTION OF CAPITAL STOCK

       Our authorized capital stock as of the close of this offering consists of:

•	100,000,000 shares of common stock, $.001 par value per share, and

•	10,000,000 shares of preferred stock, $.001 par value per share.

       As of September 30, 2000, there were 11,179,567 shares of common stock and 200,000 shares of preferred stock outstanding, held of record by approximately 67 stockholders.

       The following information describes our common stock and preferred stock, as well as options and warrants to purchase our common stock, and provisions of our certificate of incorporation, by-laws and agreement which provide for certain registration rights, all as in effect upon the closing of this offering. This description is only a summary. You should also refer to our certificate of incorporation, by-laws and warrants, which are included as exhibits to the registration statement of which this prospectus is a part.

Common Stock

       Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of common stock are not entitled to cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of YellowBrix, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All the outstanding shares of common stock are, and the shares to be sold in this offering will be, validly issued, fully paid and nonassessable.

Preferred Stock

       The board of directors is authorized to issue the shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of such preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock, including the loss of voting control to others.

       Series A Convertible Preferred Stock. In May 2000, we sold an aggregate of 200,000 shares of series A convertible preferred stock at $10.00 per share to ABN AMRO Private Equity and Holland Ventures III B.V. The series A convertible preferred stock will convert before the closing of the IPO into 537,634 shares of common stock. We have no current plans to issue any shares of preferred stock following this offering.

       Mr. Walz, a member of our board of directors, was designated by ABN AMRO Private Equity, an entity that owns our convertible stock, and may have an indirect material interest in the transactions between us and ABN AMRO.

Warrants

       As of November 30, 2000, we had 12 outstanding warrants to purchase an aggregate of 4,888,350 shares of our common stock. The warrants are exercisable at a weighted average price of $3.28 per share. The warrants are exercisable under certain conditions and up to their expiration date and expire variously from May 2002 through April 2010.

       Set forth is a table of all warrants outstanding, their holders and certain registration rights granted thereunder:

Warrant Holder	Number of Shares of	Exercise	Registration Rights
Date of Issuance	Common Stock	Price	(if applicable)

Infoseek Corporation	1,077,500	$.001	N/ A
12/11/97

Insight Investments Corp.	4,285	$3.50	Unlimited incidental registration
8/27/99			rights except pursuant to an initial public offering.

3665, Inc.	54,000	$3.50	N/ A
8/29/99

Mayflower Resources, Inc.(1)	2,023,328	$2.00 – $4.77	Unlimited incidental registration
9/99 to 11/99 (issued monthly)			rights except pursuant to an initial public offering.

I-Bankers Securities, Inc.(2) 11/5/99	30,612	$8.82	Unlimited incidental registration rights except pursuant to an initial public offering.

(B) 3/21/00	134,409	$5.88	N/ A

Mike Azzara
(A) 1/11/00	3,000	$3.50	N/ A
(B) 1/19/00	2,551	$5.88

Park & Vaughan LLP	2,122	$5.88	N/ A
1/22/00

America Online, Inc.	Up to 832,691	$3.72	Unlimited incidental registration
4/4/00			rights except pursuant to an initial public offering.

Stephen Canton	500,359	$4.77	N/ A
2/00 to 6/00 (issued monthly)

ABN AMRO Capital (USA) Inc.	56,452 (3)	$3.72	Unlimited incidental registration
11/29/00			rights except pursuant to an initial public offering.

(1)	S. Randy Lampert, our Chief Financial Officer, is the sole shareholder of Mayflower Resources, Inc.

(2)	I-Bankers has anti-dilution protection to maintain their percentage ownership in us in the event of exercise of warrants by Infoseek, and conversion rights pursuant to QIP indebtedness.

(3)	Additional warrants may be issued upon further advances by ABN AMRO Capital (USA) Inc. or in the event certain financing objectives are not achieved pursuant to the Note and Warrant Purchase Agreement, dated as of November 29, 2000.

Registration Rights

       Certain holders of our common stock and preferred stock are entitled to registration rights under the terms of a shareholders agreement, a rights agreement and several shareholders rights agreements. Subject to the limitations specified in these agreements, the registration rights include the following:

       Piggyback Registration Rights. The holders of 10,706,386 shares of common stock and common stock issuable upon conversion or exercise of other securities (the “registrable securities”) have rights to have their shares registered for resale under the Securities Act if we register any of our securities, either for our own account or for the account of other security holders except with respect to an IPO, subject to the right of underwriters to limit the number of shares included in an underwritten offering.

       Demand Registration Rights. The holders of 3,720,638 registrable securities have rights, at their request, to have their shares registered for resale under the Securities Act. After an IPO, QIP has three demand registration rights if the aggregate offering price is at least $5.0 million. In addition, QIP has four demand registration rights on Form S-3 except if the aggregate offering price is less than $25.0 million or if the most recent registration statement was effected within 180 days. CNNfn has one demand post-IPO registration right provided it holds, together with other demanding stockholders, more than 50% of the then outstanding registrable securities and the aggregate offering price will at least $3.5 million.

       All holders with registrable securities have agreed not to exercise their demand registration rights until 180 days following the date of this prospectus without the consent of Chase Securities Inc.

       We will bear all registrations expenses incurred in connection with any of the above registrations. Each of registrable securities participating in any registration will pay their own underwriting discounts, selling commission and stock transfer taxes applicable to the sale of its securities.

Stockholders’ Agreement

       We have entered into six stockholders’ agreement with our current stockholders. Certain of the provisions in those agreements will not terminate upon the closing of this offering. See “Related Party Transaction — Shareholder Rights Agreement and Rights Agreements.”

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

       Under Section 203 of the Delaware General Corporation Law, certain “business combinations” between a Delaware corporation with shares that generally are publicly traded or held of record by more than 2,000 stockholders, and an “interested stockholder” are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless:

•	the corporation has elected in its certificate of incorporation or by-laws not to be governed by the Delaware anti-takeover law;

•	the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder;

•	upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction, excluding voting stock owned by directors who are also officers or held in employee stock plans in which the employees do not have a right to determine confidentially whether to tender or vote stock held by the plan; or

•	the business combination was approved by the board of directors of the corporation and ratified by 66 2/3% of the voting stock which the interested stockholder did not own. The three-year prohibition does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors. The term “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder’s percentage ownership of stock. The term “interested stockholder” is defined generally as a stockholder who becomes beneficial owner of 15% or more of a Delaware corporation’s voting stock.

       We have not elected in our certificate of incorporation or by-laws not to be governed by the Delaware anti-takeover law. Section 203 could have the effect of delaying, deferring or preventing a change in control of YellowBrix.

Limitation of liability and indemnification matters

       Our certificate of incorporation and bylaws limit the liability of our directors and executive officers. See “Management — Indemnification Agreements.” We also intend to enter into indemnification agreements with our current directors and executive officers. These agreements may have the practical effect in some cases of eliminating our stockholders’ ability to collect monetary damages from our directors. We believe that these contractual agreements and the provisions in our certificate of incorporation and by-laws are necessary to attract and retain qualified persons as directors and officers.

Transfer Agent and Registrar

       American Stock Trust and Transfer Company is the transfer agent and registrar for our common stock.

SHARES ELIGIBLE FOR FUTURE SALE

       Prior to the offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that market sales of shares or the availability of any shares for sale will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect the market price of our common stock and our ability to raise capital through a sale of our securities.

       Upon completion of this offering, we will have 27,983,648 shares of common stock outstanding (or 29,269,348 shares if the underwriters over-allotment option is exercised in full) of which           will be “restricted shares.” This leaves           shares eligible for sale in the public market as follows:

Number of
Date	Shares

At effective date . . .

180 days from the effective date of the prospectus

       The 8,571,430 shares (or up to 9,857,130 shares if the underwriters’ over-allotment option is exercised in full) of common stock sold in this offering will be freely tradable without further restriction or further registration under the Securities Act, except for shares purchased by an affiliate (as this term is defined in the Securities Act) of ours, which will be subject to the limitations of Rule 144 under the Securities Act. Subject to certain contractual limitations, holders of restricted shares generally will be entitled to sell these shares in the public securities market without registration either pursuant to Rule 144 or any other applicable exemption under the Securities Act.

       Rule 144. In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year, and including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the then outstanding shares of our common stock, which will equal shares immediately after this offering; or

•	the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

       Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

       Rule 144(k). Under Rule 144(k), any person, or persons whose shares are aggregated, who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least two years, including any period of ownership of preceding non-affiliated holders, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements of Rule 144. An “affiliate” is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or under common control with, an issuer.

       Lock-Up Agreements. Our executive officers, directors and 5% or greater stockholders have entered into lock-up agreements under which they have agreed that they will not transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of 180 days from the date of this prospectus, subject to certain exceptions. Transfers or dispositions can be made sooner with the written consent of Chase Securities Inc.

       Under the terms of an agreement between us and the holders of shares of our preferred stock, the preferred stockholders are entitled to certain rights with respect to the registration of their shares under the Securities Act commencing 180 days after the consummation of this offering. If we receive from the holders of at least 40% of any class of preferred stock a written request to effect a registration with respect to all or a part of their shares, we must use our best efforts to effect such a registration, provided the shares owned by the requesting stockholders cover at least 33% of the then outstanding class of security of the offering price in the aggregate is at least $5,000,000. We are only obligated to effect two of these registrations. When we are eligible to utilize a registration statement on Form S-3 to register an offering of our securities, may request that we file a registration statement on Form S-3 covering all or a portion of their shares, provided that the aggregate public offering price is at least $500,000.

       In addition, our preferred stockholders have certain “piggyback” registration rights, certain of which are being waived with respect to this offering. If we propose to register any common stock under the Securities Act, other than pursuant to the registration rights above, these stockholders may require us to include all or a portion of their securities in such registration. We are obligated to use our best efforts to effect this registration.

       Within approximately 180 days after the date of this prospectus, we intend to file one or more registration statements on Form S-8 under the Securities Act to register           shares of common stock subject to outstanding stock options or reserved for issuance under our equity compensation plans. Upon completion of this offering, options to purchase approximately           shares will be outstanding under our equity compensation plans.

UNDERWRITING

       Chase Securities Inc., Dain Rauscher Incorporated and Wit SoundView Corporation are the representatives of the underwriters. Subject to the terms and conditions of the underwriting agreement dated           , 2000, the underwriters named below, through their representatives, have severally agreed to purchase from us the following respective numbers of shares of common stock.

Number of
Name	Shares

Chase Securities Inc.

Dain Rauscher Incorporated

Wit SoundView Corporation

Total	8,571,430

       The underwriting agreement provides that the obligations of the underwriters are subject to conditions precedent, including the absence of any material adverse change in our business and the receipt of various certificates, opinions and letters from us, our counsel and the independent auditors. The underwriters are obligated to purchase all of the shares offered by us (other than those covered by the over-allotment option described below) if they purchase any shares.

       The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional shares.

Underwriting Discounts and Commissions

	With	Without
	Over-Allotment	Over-Allotment
	Exercise	Exercise

Per Share	$0.49	$0.49

Total	$5.6 million	$4.8 million

       We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $           million.

       The underwriters propose to offer the shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and to various dealers at that price less a concession not in excess of $          per share. The underwriters may allow and such dealers may re-allow a concession not in excess of $     per share to various other dealers. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. The representatives have advised us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the shares of common stock offered hereby.

       We have granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to 1,285,700 additional shares of common stock at the initial public offering price, less the underwriting discount set forth on the cover page of the prospectus. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of these option shares which the number of shares of common stock to be purchased by it shown in the above table bears to the total number of shares of common stock offered by this prospectus. We will be obligated, pursuant to this option, to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise this option only to cover over allotments made in connection with the sale of shares of common stock in this offering. The offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modifica-

tion of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

       We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of these liabilities.

       Our officers and directors and stockholders have agreed that they will not, without the prior written consent of Chase Securities Inc., directly or indirectly, sell, offer, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of any shares of our common stock, options or warrants to acquire shares of our common stock or securities exchangeable for or convertible into shares of our common stock owned by them or any other rights to purchase or acquire our common stock for a period of 180 days following the effective date of the registration statement that includes this prospectus. We have agreed that we will not, without the prior written consent of Chase Securities Inc., directly or indirectly, offer, sell, contract to sell, make any short sale, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of our capital stock, or any securities exchangeable or exercisable for or convertible into or any rights to purchase or acquire shares of our capital stock for a period of 180 days following the date of this prospectus, except that we may issue shares in connection with acquisitions, may issue shares upon the exercise of options granted prior to the date of this prospectus and may grant additional options or sell additional shares under our stock option or stock purchase plans. Without the prior written consent of Chase Securities Inc., any additional options granted shall not be exercisable during this 180-day period unless the holders shall have executed an agreement substantially to the effect of the agreement described in the first sentence of this paragraph.

       We have applied to list our common stock on the Nasdaq National Market under the symbol YBRX.

       In connection with this offering, the underwriters may effect transactions that could have the effect of raising or maintaining, or preventing or retarding a decline in, the market price of our shares. As a result, the price of our shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

       In particular, the underwriters may make short sales of our shares and may purchase our shares on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

       At our request, the underwriters have reserved up to       shares of our common stock for sale at the initial public offering price to our directors, officers, employees, business associates and related persons. The number of shares of common stock available for sale to the general public will be reduced if such persons purchase the reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

       A prospectus in electronic format will be made available on the Internet Web sites maintained by Wit SoundView Corporation’s strategic partner, E*Trade Securities, Inc.

LEGAL MATTERS

       Fulbright & Jaworski L.L.P., New York, New York, will pass on the validity of the common stock offered by this prospectus for us. Cooley Godward LLP, Reston, Virginia, will pass upon certain legal matters in connection with this offering for the underwriters.

EXPERTS

       Ernst & Young LLP, independent auditors, have audited our financial statements and schedule at December 31, 1998 and 1999, and September 30, 2000 and for the period from October 1, 1997 (inception) through December 31, 1997 and for the years ended December 31, 1998 and 1999, and for the nine months ended September 30, 2000, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 2 to the financial statements). We’ve included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

       We have filed a registration statement on Form S-1 with the Securities and Exchange Commission for the common stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.

       We intend to furnish our stockholders with annual reports containing financial statements audited by our independent auditors, and to make available quarterly reports containing unaudited financial information for the first three quarters for of each fiscal year.

       You can read our Securities and Exchange Commission filings, including the registration statement, over the Internet at the Securities and Exchange Commission’s Web site at http://www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549; Seven World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of these documents at prescribed rates by calling the Public Reference Section of the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

YellowBrix, Inc.

Report of Ernst & Young LLP, Independent Auditors

The Board of Directors and Stockholders

YellowBrix, Inc. (formerly NewsReal, Inc.)

       We have audited the accompanying balance sheets of YellowBrix, Inc. (formerly NewsReal, Inc.) as of December 31, 1998 and 1999 and September 30, 2000, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the period from October 1, 1997 (inception) to December 31, 1997, for the years ended December 31, 1998 and 1999 and for the nine months ended September 30, 2000. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

       We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of YellowBrix, Inc. (formerly NewsReal, Inc.) at December 31, 1998 and 1999 and September 30, 2000, and the results of its operations and its cash flows for the period from October 1, 1997 (inception) to December 31, 1997, for the years ended December 31, 1998 and 1999 and for the nine months ended September 30, 2000, in conformity with accounting principles generally accepted in the United States.

       The accompanying financial statements have been prepared assuming that YellowBrix, Inc. will continue as a going concern. As more fully described in Note 2, the Company has incurred operating losses since inception. This condition raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Ernst & Young LLP

McLean, Virginia

October 27, 2000

YellowBrix, Inc.

(formerly NewsReal, Inc.)

Balance Sheets

	December 31,
			September 30,
	1998	1999	2000

Assets

Current assets:

Cash and cash equivalents	$223,040	$1,767,190	$3,220,946

Accounts receivable, net of allowance for doubtful accounts of $0, $75,000, and $144,000 respectively	33,998	452,177	1,316,667

Deferred costs	—	625,000	—

Prepaid marketing fees	—	94,180	3,191,975

Prepaid content fees	—	—	287,300

Other current assets	144,398	114,742	751,678

Total current assets	401,436	3,053,289	8,768,566

Property and equipment, net	282,967	610,892	3,310,095

Deposits and other assets	65,255	26,190	98,423

Intangible assets, net	137,789	54,672	47,456

Total assets	$887,447	$3,745,043	$12,224,540

Liabilities and stockholders’ deficit

Current liabilities:

Accounts payable	$1,338,009	$2,097,680	$1,361,223

Accrued liabilities	664,607	807,786	2,678,379

Deferred revenue	15,000	521,667	1,532,360

Line of credit	3,000,000	—	—

Stockholder notes payable	1,200,000	7,850,000	7,850,000

Current portion of capital lease obligation	—	39,342	228,652

Current portion of long-term debt	1,000,000	—	—

Total current liabilities	7,217,616	11,316,475	13,650,614

Other liabilities	96,813	266,131	364,579

Long-term capital lease obligation	—	64,272	468,279

Officer loan	—	52,262	374,884

Stockholders’ deficit:

Preferred stock — $0.001 par value — 5,000,000 shares authorized; 200,000 shares issued and outstanding at September 30, 2000	—	—	200

Common stock — $0.001 par value — 50,000,000 shares authorized; 5,000,000, 6,063,182 and 11,179,567 shares issued and outstanding at December 31, 1998 and 1999 and September 30, 2000, respectively	5,000	6,063	11,180

Additional paid-in capital	3,808,337	20,114,991	44,808,613

Deferred stock compensation	(29,911)	(262,985)	(16,891)

Accumulated deficit	(10,210,408)	(27,812,166)	(47,436,918)

Total stockholders’ (deficit) equity	(6,426,982)	(7,954,097)	(2,633,816)

Total liabilities and stockholders’ (deficit) equity	$887,447	$3,745,043	$12,224,540

See accompanying notes.

YellowBrix, Inc.

(formerly NewsReal, Inc.)

Statements of Operations

	Period from
	October 1	Years Ended		Nine Months
	(inception) to	December 31,		Ended September 30,
	December 31,
	1997	1998	1999	1999	2000

				(unaudited)

Revenues	$33,723	$167,524	$2,844,819	$1,876,841	$4,504,708

Cost of revenues (excluding depreciation and amortization shown separately below)	99,077	426,252	545,288	397,037	1,497,499

Gross profit (loss)	(65,354)	(258,728)	2,299,531	1,479,804	3,007,209

Operating expenses:

Sales and marketing (excluding stock and warrant based non-cash expenses of $ — , $ — , and $49,639 in 1997, 1998 and 1999 and $ — and $193,183 for the nine months ended September 30, 1999 and 2000, respectively, shown below)	150,091	2,159,611	4,474,095	3,225,494	9,077,977

Research and development (excluding stock and warrant based non-cash expenses of $ — , $ — , and $11,050 in 1997, 1998 and 1999 and $ — and $ — for the nine months ended September 30, 1999 and 2000, respectively, shown below)	273,656	1,757,733	2,142,075	1,412,100	2,904,279

General and administrative (excluding stock and warrant based non-cash expenses of $ — , $48,791, and $1,629,260 in 1997, 1998 and 1999 and $664,993 and $5,433,009 for the nine months ended September 30, 1999 and 2000, respectively, shown below)	309,507	3,527,327	3,033,524	2,185,884	4,280,155

Depreciation and amortization	58,342	1,414,333	173,522	130,763	453,028

Stock and warrant based non-cash expenses	—	48,791	1,689,949	664,993	5,626,192

Total operating expenses	791,596	8,907,795	11,513,165	7,619,234	22,341,631

Loss from operations	(856,950)	(9,166,523)	(9,213,634)	(6,139,430)	(19,334,422)

Interest income (expense):

Interest income	2,046	37,623	20,208	2,139	241,354

Interest expense	(6,519)	(220,085)	(8,408,332)	(7,701,989)	(531,684)

Total interest income (expense)	(4,473)	(182,462)	(8,388,124)	(7,699,850)	(290,330)

Net loss	$(861,423)	$(9,348,985)	$(17,601,758)	$(13,839,280)	$(19,624,752)

Basic and diluted net loss per common share	$(0.48)	$(1.87)	$(3.25)	$(2.62)	$(2.11)

Weighted average shares outstanding	1,811,111	5,000,000	5,420,047	5,279,280	9,285,839

See accompanying notes.

YellowBrix, Inc.

(formerly NewsReal, Inc.)

Statements of Stockholders’ Equity (Deficit)

	Preferred						Common
	Stock		Common Stock		Additional	Deferred	Stock
					Paid-In	Stock	Subscription	Accumulated
	Shares	Amount	Shares	Amount	Capital	Compensation	Receivable	Deficit

Balance at October 1, 1997	—	$—	—	$—	$—	$—	$—	$—

Initial issuance of common stock	—	—	900,000	900	—	—	—	—

Issuance of common stock	—	—	4,100,000	4,100	3,729,635	—	(1,500,000)	—

Net loss for period	—	—	—	—	—	—		(861,423)

Balance at December 31, 1997	—	—	5,000,000	5,000	3,729,635	—	(1,500,000)	(861,423)

Payment of stock subscription	—	—	—	—	—	—	1,500,000	—

Issuance of common stock options	—	—	—	—	78,702	(78,702)	—	—

Compensatory stock options earned	—	—	—	—	—	48,791	—	—

Net loss	—	—	—	—	—	—	—	(9,348,985)

Balance at December 31, 1998	—	—	5,000,000	5,000	3,808,337	(29,911)	—	(10,210,408)

Issuance of common stock		—	1,063,182	1,063	6,533,631	—	—	—

Issuance of common stock options	—	—	—	—	323,674	(323,674)	—	—

Compensatory stock options earned	—	—	—	—	—	90,600	—	—

Issuance of warrants and options	—	—	—	—	1,599,349	—	—	—

Beneficial conversion expense	—	—	—	—	7,850,000	—	—	—

Net loss	—	—	—	—	—	—	—	(17,601,758)

Balance at December 31, 1999	—	—	6,063,182	6,063	20,114,991	(262,985)	—	(27,812,166)

Issuance of common stock, net of expenses	—	—	4,847,568	4,848	15,816,635	—	—	—

Issuance of preferred stock	200,000	200	—	—	1,999,800	—	—	—

Issuance of common stock for services	—	—	268,817	269	999,731	—	—	—

Issuance of warrants and options	—	—	—	—	6,174,105	—	—	—

Cancellation of stock options	—	—	—	—	(296,649)	241,027	—	—

Compensatory stock options earned	—	—	—	—	—	5,067	—	—

Net loss	—	—	—	—	—	—	—	(19,624,752)

Balance at September 30, 2000	200,000	$200	11,179,567	$11,180	$44,808,613	$(16,891)	$—	$(47,436,918)

[Additional columns below]

[Continued from above table, first column(s) repeated]

Total

Balance at October 1, 1997	$—

Initial issuance of common stock	900

Issuance of common stock	2,233,735

Net loss for period	(861,423)

Balance at December 31, 1997	1,373,212

Payment of stock subscription	1,500,000

Issuance of common stock options	—

Compensatory stock options earned	48,791

Net loss	(9,348,985)

Balance at December 31, 1998	(6,426,982)

Issuance of common stock	6,534,694

Issuance of common stock options	—

Compensatory stock options earned	90,600

Issuance of warrants and options	1,599,349

Beneficial conversion expense	7,850,000

Net loss	(17,601,758)

Balance at December 31, 1999	(7,954,097)

Issuance of common stock, net of expenses	15,821,483

Issuance of preferred stock	2,000,000

Issuance of common stock for services	1,000,000

Issuance of warrants and options	6,174,105

Cancellation of stock options	(55,622)

Compensatory stock options earned	5,067

Net loss	(19,624,752)

Balance at September 30, 2000	$(2,633,816)

See accompanying notes.

YellowBrix, Inc.

(formerly NewsReal, Inc.)

Statements of Cash Flows

	Period from
	October 1, 1997	Years Ended		Nine Months
	(inception) to	December 31,		Ended September 30,
	December 31,
	1997	1998	1999	1999	2000

				(unaudited)

Operating activities

Net loss	$(861,423)	$(9,348,985)	$(17,601,758)	$(13,839,280)	$(19,624,752)

Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation and amortization	58,342	1,414,333	173,522	130,763	453,028

Common stock options issued for consulting services	—	48,791	1,599,349	601,366	5,676,747

Compensatory options earned	—	—	90,600	63,627	5,067

Stock issued in exchange for services			2,875,000	2,250,000

Cancellation of compensatory stock options	—	—	—	—	(55,622)

Beneficial conversion expense	—	—	7,850,000	7,304,102	—

Changes in operating assets and liabilities:

Accounts receivable	(20,881)	(13,117)	(418,179)	(455,408)	(864,490)

Prepaid expenses and other current assets	(1,458)	(79,106)	(64,524)	(542,664)	(1,703,435)

Deposits and other assets	(27,831)	(37,424)	39,065	7,150	(72,233)

Accounts payable and accrued liabilities	491,058	1,608,371	1,072,168	1,818,562	1,232,584

Deferred revenue	—	15,000	506,667	568,454	814,455

Net cash used in operating activities	(362,193)	(6,392,137)	(3,878,090)	(2,093,328)	(14,138,651)

Investing activities

Purchases of property and equipment	(33,387)	(114,842)	(279,395)	(275,790)	(2,508,571)

Adjustment to purchase price of Infoseek assets	—	106,226	—	—	—

Purchase of assets from Infoseek	(1,090,627)	—	—	—	—

Purchase of license rights	(40,000)	—	—	—	—

Net cash used in investing activities	(1,164,014)	(8,616)	(279,395)	(275,790)	(2,508,571)

YellowBrix, Inc.
(formerly NewsReal, Inc.)

Statements of Cash Flows — (continued)

	Period from
	October 1, 1997	Years Ended		Nine Months
	(inception) to	December 31,		Ended September 30,
	December 31,
	1997	1998	1999	1999	2000

				(unaudited)

Financing activities

Proceeds from line of credit	—	3,000,000	—	550,000	—

Proceeds from stockholder notes payable	—	1,200,000	2,650,000	1,750,000	—

Proceeds from stock subscription receivable	—	1,500,000	—	—	—

Officer loans	—	—	52,262	21,656	322,621

Payments of capital lease obligation		—	(35,321)	—	(43,126)

Proceeds from long- term debt	1,000,000	—	—	—	—

Proceeds from issuance of stock, net of related costs	1,450,000	—	3,034,694	—	17,821,483

Net cash provided by financing activities	2,450,000	5,700,000	5,701,635	2,321,656	18,100,978

Net increase (decrease) in cash and cash equivalents	923,793	(700,753)	1,544,150	(47,462)	1,453,756

Cash and cash equivalents at beginning of period	—	923,793	223,040	223,040	1,767,190

Cash and cash equivalents at end of period	$923,793	$223,040	$1,767,190	$175,578	$3,220,946

Supplemental disclosure of non-cash investing and financing activities and cash flow information

Issuance of common stock for prepaid marketing	$—	$—	$3,500,000	$3,500,000	$1,000,000

Assets purchased under capital leases	$—	$—	$138,935	$—	$636,443

Interest paid	$6,519	$203,182	$181,063	$149,537	$—

Issuance of common stock for Infoseek asset acquisition	$784,635	$—	$—	$—	$—

Issuance of warrant for prepaid marketing	$—	$—	$—	$—	$741,096

Non-monetary transaction	$—	$—	$—	$—	$1,050,000

See accompanying notes.

YellowBrix, Inc.

(formerly NewsReal, Inc.)

Notes to Financial Statements

Period from October 1, 1997 (inception) through December 31, 1997,

Years ended December 31, 1998 and 1999 and
Nine months ended September 30, 1999 (unaudited) and 2000

1.  Description of Business

       YellowBrix, Inc. (formerly NewsReal, Inc.)(“YellowBrix” or the “Company”) delivers commerce, content and personalization services to Web sites throughout the United States. The Company electronically creates customized channels of content for each site from a daily feed of purchased content and delivers salient, relevant content to sites’ users. Customer-provided content can be seamlessly integrated into the pages served by YellowBrix. During 2000, YellowBrix began marketing its contextual matching products. These products identify and serve product purchase opportunities and online advertisements congruent to content simultaneously served to users at websites using this capability.

       The Company was incorporated in October 1997 in the State of Delaware and began principal operations in January 1998. The Company acquired certain assets, and assumed no liabilities from Infoseek Corporation (see Note 4). This division, which had no revenue, had been closed for four months prior to our asset purchase. In February 1998, the Company amended its certificate of incorporation to change its name from Bizwatch to NewsReal, Inc. The certificate of incorporation was amended again in December 1998 to reflect a 100:1 stock split. All references in the accompanying financial statements to the number of common stock shares and per-share amounts have been restated to reflect the 100:1 stock split. In April 2000, the Company again amended its certificate of incorporation to change its name from NewsReal, Inc. to YellowBrix, Inc.

2.  Management’s Plans

       The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company reported a net loss of $9,348,985, $17,601,758 and $19,624,752 for the years ended December 31, 1998 and 1999 and the nine months ended September 30, 2000, respectively. In addition the Company expects to continue to incur losses during 2000. There is no assurance that the existing or proposed distribution agreements or product research and development efforts will generate any significant revenue for the Company to cover its cost of operations.

       The Company completed a financing of up to $4 million of convertible notes on November 29, 2000. This financing is not sufficient to implement management’s plans to sustain operations through the next year. If management cannot raise sufficient funds to sustain operations, they will curtail operations which would include sales, marketing, and general and administrative expenditures, as well as capital expenditures. Additionally, they will reduce their number of employees in order to reduce expenses.

       Although historically the Company has been able to raise additional capital through private placements of debt and equity, there is no assurance that they will be able to continue to do so. In order to pursue the current business plan, management will need to pursue raising additional capital through private placements, an initial public offering, or from other equity or debt sources.

YellowBrix, Inc.
(formerly NewsReal, Inc.)

Notes to Financial Statements — (continued)

3.  Summary of Significant Accounting Policies

   Use of Estimates

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

   Cash and Cash Equivalents

       All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents. The Company must maintain a $200,000 certificate of deposit with a lending institution as collateral for a letter of credit. The certificate of deposit is included in cash and cash equivalents on the balance sheet.

   Prepaid Marketing and Content Fees

       Prepaid marketing and content fees include amounts paid in advance for marketing and content services. These amounts are generally amortized over the term of the agreement.

   Property and Equipment

       Property and equipment, including leasehold improvements, are stated at cost. Capital leases are recorded at their net present value at the inception of the lease. Depreciation is computed using the straight-line method over the shorter of the asset’s estimated useful life or the lease term ranging from 3 to 5 years. Maintenance and repairs are charged to expense as incurred.

   Intangible Assets

       Intangible assets include assets resulting from certain distribution agreements for which the Company is required to pay for access and placement on strategic partners’ sites and certain purchased technology and license rights, a portion of which was incorporated into IndustryWatch and other Company products and services (see Note 4). Intangible assets also include the excess of the cost of certain assets acquired from Infoseek over the fair value of the assets acquired. Intangible assets are amortized on a straight-line basis over periods ranging from 1 to 3 years.

       The Company evaluates its long-lived assets and certain identifiable intangibles for impairment whenever events of changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverabilitiy of assets to be held and used is measured by a comparison of the carrying amount of any asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the future discounted cash flows compared to the carrying amount of the assets.

   Software Purchased for Internal Use

       In accordance with SOP 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”), the Company capitalizes software obtained for internal use. These amounts are amortized over the software’s estimated useful life, which is three years. Web-site development costs are expensed as incurred as the costs relate to enhancements to the site, which do not change the functionality.

YellowBrix, Inc.
(formerly NewsReal, Inc.)

Notes to Financial Statements — (continued)

3.  Summary of Significant Accounting Policies (continued)

   Revenue Recognition

       Service revenues are derived from providing services to corporate web sites located on corporate intranets and extranets pursuant to contractual arrangements. These contracts include a set-up fee and a monthly service fee. The set-up fee generally covers the initial set-up of the web site services, but can include customization work depending upon customer requirements. The set-up fees and customization work are directly linked to the ongoing services provided and therefore are recognized ratably over the term of the contract. The Company commences revenue recognition when all of the following criteria, persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable, and collectibility is probable, have been satisfied.

       Revenue from the sale of online advertising is recognized over the period advertising is displayed, provided that no significant Company obligations remain and collection of the resulting receivable is probable. Online advertising revenue is shown net of advertising sales commissions and advertising fees payable to third parties in connection with the sale and serving of advertisements on the Company’s co-branded sites and destination site. Cash received in advance for online advertising or sponsorships is classified as deferred revenue and is recognized as revenue over the time advertisements are displayed. Advertising revenue was $1,323, $76,357, $499,431, $391,135, and $48,274 for the period from October 1, 1997 (inception) to December 31, 1997, for the years ended December 31, 1998 and 1999, and for the nine months ended September 30, 2000, respectively.

   Significant Customers

       For the years ended December 31, 1998 and 1999, three and two customers represented approximately 83% and 62% of the Company’s revenues, respectively. For the nine months ended September 30, 2000, two customers represented approximately 28% of the Company’s revenues.

   Advertising Costs

       Advertising costs are expensed as incurred and are including in sales and marketing expense on the statement of operations. Advertising costs were approximately $22,000, $562,500, $2,407,000, $0 (unaudited), and $1,493,256 for the period from October 1, 1997 (inception) to December 31, 1997, for the years ended December 31, 1998 and 1999, and for the nine months ended September 30, 1999 and 2000, respectively.

   Product Development Costs

       Product development costs and enhancements to existing products have been charged to operations as incurred. Software development costs are required to be capitalized when a product’s technological feasibility has been established by completion of a working model of the product and ending when a product is available for general release to customers. To date, completion of a working model of the Company’s products and general release have substantially coincided. As a result, the Company has not capitalized any software development costs since such costs requiring capitalization have not been material.

YellowBrix, Inc.
(formerly NewsReal, Inc.)

Notes to Financial Statements — (continued)

3.  Summary of Significant Accounting Policies (continued)

   Income Taxes

       The Company uses the liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are re-measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

   Stock-Based Compensation

       Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”) allows companies to account for stock-based compensation either under the provisions of SFAS No. 123 or under the provisions of Accounting Principles Bulletin No. 25, Accounting for Stock Issued to Employees (“APB No. 25”), but requires pro forma disclosures in the footnotes to the financial statements as if the measurement provisions of SFAS No. 123 had been adopted. The Company accounts for its stock-based compensation in accordance with the provisions of APB No. 25.

   Fair Value of Financial Instruments

       The fair value of the Company’s cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities approximated their carrying amounts due to the relatively short maturity of these items. The fair value of debt approximated its carrying amount as of December 31, 1998 and 1999 and June 30, 2000 based on rates currently available to the Company for debt with similar terms and remaining maturities.

   Net Loss Per Share

       Basic net loss per share was determined by dividing net loss by the weighted average number of common shares outstanding during each period. Diluted net loss per share excludes common equivalent shares, unexercised stock options and warrants as the computation would be anti-dilutive. A reconciliation of the net loss available for common shareholders and the number of shares used in computing basic and diluted net loss per share is in Note 12.

   Interim Financial Statements

       The accompanying interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. All financial information for the period ended September 30, 1999 is unaudited. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the nine month period ended September 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000.

   Reclassifications

       Certain prior year amounts have been reclassified to conform to the 2000 presentation. These changes had no impact on previously reported results of operations.

YellowBrix, Inc.
(formerly NewsReal, Inc.)

Notes to Financial Statements — (continued)

4.  Asset Acquisition

       The Company entered into an asset acquisition agreement (the “Acquisition Agreement”) with Infoseek in December 1997 pursuant to which the Company acquired assets belonging to the former Corporate Information Division (“CID”) of Infoseek. The CID division, which had no revenue, had been closed for five months, from July 1997 to December 1997. The Company paid $1 million cash, issued 850,000 shares of the Company’s common stock valued at a price of $0.923 per share (based on independent sales of common stock by the Company at $0.923 per share) and granted a warrant to purchase 1,077,500 shares of the Company’s common stock at an exercise price of $0.001 per share, subject to various performance conditions and vesting restrictions (see Note 8).

       The assets acquired included computer equipment and certain intangibles. The intangibles included a distribution agreement with Infoseek, the IndustryWatch name and logo, certain intellectual property rights relating to the IndustryWatch service, rights to license the Infoseek trademark, trade name and logo, license rights to Infoseek’s Ultraseek search engine, and intellectual property rights in the CID proprietary software.

       The allocation of the purchase price is as follows:

Distribution agreement	$900,000

Trademarks and license agreement	190,000

Intellectual property rights	285,000

Excess of cost over fair value of assets acquired	409,500

$1,784,500

   Infoseek Distribution Agreement

       The Company entered into a non-exclusive distribution agreement (the “Distribution Agreement”) with Infoseek in December 1997. The agreement provides the Company with distribution for its IndustryWatch service as a featured offering on Infoseek’s business home page. The Company is responsible for hosting the content on its servers and also for selling, managing and serving any advertisements on its website. The agreement had an initial term ending on December 31, 1998, with an option to renew for additional 12 month periods. In exchange for distribution rights, the Company was required to pay 30% of its net advertising revenues generated from the co-branded IndustryWatch site during the initial term of the agreement.

       The Company entered into an amendment to the Distribution Agreement and a settlement agreement and general release in October 1998 pursuant to which (1) the Company was reimbursed $81,226 for certain computer equipment that was damaged or not received in the acquisition, (2) Infoseek forgave the Company’s debt to Infoseek in the amount of $25,000 for legal fees incurred in connection with the Acquisition Agreement, (3) Infoseek provided the Company with eight million banner advertisements on or before December 31, 1998, (4) the parties terminated the Distribution Agreement on December 31, 1998 with Infoseek maintaining a hyperlink to a URL to be designated by the Company until April 15, 1999 and (5) the parties released each other from any further claims, obligations or liabilities in connection with the Distribution Agreement. The reimbursement received was reflected as an adjustment to the purchase price of the assets acquired.

YellowBrix, Inc.
(formerly NewsReal, Inc.)

Notes to Financial Statements — (continued)

5.  Property and Equipment

       Property and equipment consist of the following:

		December 31,
	Useful			September 30,
	Life	1998	1999	2000

Computer equipment	3	$254,567	$350,859	$1,711,497

Computer equipment held under capital lease	3	—	138,935	783,002

Software	3	29,318	187,085	1,069,875

Furniture and fixtures	5	62,625	87,961	307,856

		346,510	764,840	3,872,230

Less: accumulated depreciation and amortization		(63,543)	(153,948)	(562,135)

		$282,967	$610,892	$3,310,095

6.  Intangible Assets

       Intangible assets consist of the following:

	December 31,
			September 30,
	1998	1999	2000

Trademarks and license agreements	$18,750	$18,750	$50,248

Intellectual property rights	5,000	5,000	—

Excess of cost over fair value of assets acquired	226,921	226,921	226,921

	250,671	250,671	277,169

Less: accumulated amortization	(112,882)	(195,999)	(229,713)

	$137,789	$54,672	$47,456

Amortization expense was $58,342, $1,350,790, $83,117, $63,227 (unaudited), and $51,110 during the period from October 31, 1997 (inception) to December 31, 1997, the years ended December 31, 1998 and 1999, and the nine months ended September 30, 1999 and 2000, respectively.

YellowBrix, Inc.
(formerly NewsReal, Inc.)

Notes to Financial Statements — (continued)

7.  Prepaid Marketing and Content Fees

       Prepaid marketing and content consist of the following:

	December 31,
			September 30,
	1998	1999	2000

Prepaid Marketing:

AOL	$—	$—	$1,636,245

Triad Media	—	—	929,578

ICON International	—	—	391,939

Other prepaid marketing	—	94,180	234,213

	$—	$94,180	$3,191,975

Prepaid Content:

InfoUSA	$—	$—	$196,238

Other prepaid content	—	—	91,062

	$—	$—	$287,300

8.  Debt

   Stockholder Notes Payable

       In 1998 and 1999, the Company borrowed $1.2 million and $2.65 million, respectively, from Quantum Industrial Partners, LDC (“QIP”) and affiliated stockholders of the Company (collectively, the “QIP Investors”), pursuant to demand promissory notes and security agreements. The QIP investors collectively own a majority of the outstanding shares of common stock of the Company. The promissory notes bear interest at an annual rate of 8%. Interest and principal are payable on demand. Effective March 31, 1999, the QIP Investors were granted the right to convert the promissory notes into the Company’s common stock at a conversion price of $1.00 per share. The conversion rights expire on December 31, 2002.

       Under the security agreements, the QIP Investors received a senior security interest in the Company’s assets, subject to prior purchase money security interests in favor of a third party that holds security interests in the Company’s leased computer hardware and peripheral equipment, and a $200,000 letter of credit posted with a bank as a security deposit under the Company’s new lease (see Note 9).

       The Company entered into a $3 million revolving loan agreement (the “Line of Credit”) with a commercial lending institution in February 1998 that bore interest at a rate of 7.27%. At December 31, 1998, $3 million was outstanding on the Line of Credit. The Line of Credit was guaranteed by the QIP Investors and was paid in full by the QIP Investors on the Company’s behalf in 1999.

       In December 1997, the Company entered into a $1 million term loan agreement (the “Term Loan”) with the same lending institution. Borrowings bore interest at LIBOR plus 2% (7.17% at December 31, 1998) with a maturity date of December 12, 1999. The Term Loan was guaranteed by the QIP Investors and was paid in full by the QIP Investors on the Company’s behalf upon maturation of the note.

       On September 1, 1999 and December 12, 1999, respectively, the QIP Investors paid the $3 million Line of Credit and the $1 million Term Note owed by the Company. The Company signed a bridge note with the QIP Investors for $4 million that is due on demand. The bridge note bears

YellowBrix, Inc.
(formerly NewsReal, Inc.)

Notes to Financial Statements — (continued)

8.  Debt (continued)

interest at LIBOR plus 2% (8.51% at December 31, 1999). The QIP Investors have the right to convert the bridge note into the Company’s common stock at a conversion price of $2.47 per share for the first $2 million. The balance of the principal and accrued interest are convertible at $1.00 per share. If the QIP Investors demand payment of all or a portion of the outstanding indebtedness on the bridge note, the Company has the right to issue its common stock to the QIP Investors as if such indebtedness were converted in the manner set forth above. All of the conversion privileges described above are subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations, and other similar transactions.

       The aggregate fair value of the beneficial conversion features on the demand promissory notes and the bridge note with the QIP Investors referred to in the paragraphs above is approximately $16,716,000. Because these debt instruments are convertible upon issuance, the Company recorded interest expense in 1999 of $7,850,000, the amount of the total proceeds, related to the beneficial conversion features.

   Officer Loan

       In 1999, the Company entered into a promissory note with one of its executive officers in the amount of $52,262. The note bears interest at 9% and is due on October 28, 2002.

       During the nine months ended September 30, 2000, the Company entered into four additional promissory notes with the same executive officer. The notes were for $186,000, $99,121, $15,000 and $22,500 and were issued on April 15, 2000, May 15, 2000, June 15, 2000 and June 29, 2000, respectively. All of the notes have a term of three years and bear interest at 9%.

9.  Stockholders’ Equity (Deficit)

   Common Stock and Preferred Stock

       The Company issued 900,000 shares of common stock to its founders and other initial investors at $0.001 per share on October 2, 1997 (date of inception). On December 11, 1997, the Company issued 850,000 shares of common stock to Infoseek under the asset acquisition agreement (see Note 4). On December 11, 1997, the Company also issued 3,250,000 shares of common stock to the QIP Investors at $0.9231 per share for net proceeds of $3 million. At December 31, 1997, $1.5 million was outstanding from the QIP Investors, and was subsequently received by the Company in January 1998. In connection with the shareholders’ agreement for these stock issuances the holders received demand registration rights.

       In April 1999 and pursuant to a stock purchase agreement, the Company issued 470,638 shares of common stock in exchange for the relief of a $3.5 million promissory note issued to CNNfn (see Note 9). Under this stock purchase agreement, upon the conversion of the QIP promissory notes and bridge note, the Company is required to issue additional shares of common stock to CNN pursuant to anti-dilution provisions in the stock purchase agreement. Under the stock purchase agreement and a rights agreement, CNNfn received demand registration rights, participation rights and other special shareholder rights that are substantially similar to the rights of Infoseek.

       In November 1999, the Company issued 592,544 shares of common stock in a private placement at a price of $5.88 per share. Under this stock purchase agreement, upon the conversion

YellowBrix, Inc.
(formerly NewsReal, Inc.)

Notes to Financial Statements — (continued)

9.  Stockholders’ Equity (Deficit) (continued)

of the QIP promissory notes and bridge note, the Company is required to issue additional shares of common stock pursuant to anti-dilution provisions in the stock purchase agreement. Under the stock purchase agreement the investors received registration rights and the right to appoint a member to the Company’s Board of Directors.

       In 2000 the Company issued 4,840,893 shares of common stock at a price of $3.72 per share to various investors in a private placement. The Company also issued 200,000 shares of Series A Convertible Preferred Stock (the “Series A stock”) at a price of $10.00 per share to two of the new investors. The Company raised approximately $20 million in this private placement. In connection with the financing, the Company issued warrants to purchase 235,974 shares of common stock.

       The Series A stock is convertible into common stock at the option of the holder by multiplying the number of shares of preferred stock held by $10 and dividing the result by a conversion price of $3.72 per share and is automatically convertible in the event the public offering closes by March 31, 2001. In the event the public offering does not close, the Series A stock automatically converts at a conversion price of $1.78 on the first anniversary. The Series A stock does not accumulate dividends and each holder of Series A stock is entitled to vote on all matters as if their shares of preferred stock were converted to voting common stock.

       On June 29, 2000, the Company entered into a stock purchase agreement with a media corporation whereby the Company issued 268,817 shares of its common stock at $3.72 per share in exchange for $1,000,000 worth of media credits. The Company recorded $1,000,000 in prepaid marketing upon the issuance of the stock. The Company will purchase various advertising space and half of the purchase price will be applied against these media credits and the other half will be paid in cash. In addition, the Company issued the media corporation an option to purchase $500,000 worth of common stock at a purchase price of $3.72 at any time during the next 18 months at the option of the Company. If the Company does not exercise its right to put the shares to the media corporation, the media corporation will have the right to participate in a subsequent private placement by the Company, which may occur prior to or contemporaneous with an initial public offering.

   Common Stock Options

       In October 1997, the Company entered into stock option agreements with the founders under which it granted time-based vesting options to purchase 1,140,000 shares of common stock and performance-based vesting options to purchase 2,469,500 shares of common stock at an exercise price of $0.001 per share. The founders’ options expire ten years from the date of the grant. The time-based vesting options were fully vested as of December 31, 1999.

       The vesting of the performance-based options was dependent upon the Company attaining predefined revenue and operating income targets prior to December 31, 1999, which the Company did not meet. However, if the QIP Investors sell a portion of their shares at a profit over and above a predetermined rate of return, or if an initial public offering of the Company’s common stock occurs and certain returns on investment are achieved by the QIP Investors, the performance-based options will vest automatically. Although these stock options fall within the rules of variable accounting, the Company has not recorded any expense related to these options as the performance criteria have never been met and have not been deemed probable by management. During

YellowBrix, Inc.
(formerly NewsReal, Inc.)

Notes to Financial Statements — (continued)

9.  Stockholders’ Equity (Deficit) (continued)

2000, the Company cancelled all of the performance-based vesting options issued to the founders and issued new time-based vesting options.

       In May 1998, the Company established the 1998 Stock Option Plan (the “Plan”) and reserved 1.5 million shares of common stock for issuance, which was subsequently increased to 7.0 million shares. The Plan provides qualified incentive stock options and non-qualified stock options for the Company’s employees, officers, directors and consultants. Options expire ten years from the date of grant.

       During 1998, the Company granted 1,325,670 options of which 775,300 options were time-based vesting options under the Plan and 550,370 options were performance-based vesting options. During 1999, the Company granted 9,561,899 options of which 1,080,500 options were time-based vesting options under the Plan and 8,481,399 options were performance-based vesting options. The time-based options vest from one month to four years from the date of grant. The vesting of performance-based options was generally the same as the founders’ performance-based vesting options. During 2000, the Company cancelled all of the performance-based vesting options and issued new time-based vesting options to the option holders.

       In January 2000, the Company extended the exercise period for stock options granted to a former employee. Upon the modification of the options the Company recorded an expense of $634,410.

       In January 2000, the Company established the 2000 Stock Option Plan (the “Plan”) and reserved 6.8 million shares of common stock for issuance. The plan provides for the grant of options to employees, directors, and consultants. As of September 30, 2000 options to purchase an aggregate 5,442,357 shares were outstanding.

YellowBrix, Inc.
(formerly NewsReal, Inc.)

Notes to Financial Statements — (continued)

9.  Stockholders’ Equity (Deficit) (continued)

       A summary of all of the stock option activity is as follows:

	Year Ended December 31,

	1998		1999

		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price

Outstanding at beginning of year	3,609,500	$0.001	4,691,170	$0.13

Granted	1,325,670	$0.56	9,561,899	$2.26

Exercised	—	—	—	—

Cancelled	(244,000)	$0.59	(4,396,229)	$1.79

Outstanding at end of year	4,691,170	$0.13	9,856,840	$2.37

Exercisable at end of year	683,525	$0.06	1,386,300	$0.88

	Nine Months Ended
	September 30, 2000

		Weighted
		Average
		Exercise
	Shares	Price

Outstanding at beginning of year	9,856,840	$2.37

Granted	7,573,142	3.33

Exercised	(6,675)	1.00

Cancelled	(8,168,129)	2.41

Outstanding at end of year	9,255,178	2.93

       The following information is as of September 30, 2000:

		Weighted
		Average	Weighted		Weighted
Range of	Number	Remaining	Average	Number	Average
Exercise	Outstanding	Contractual	Exercise	Exercisable	Exercise
Prices	(in shares)	Life	Price	(in shares)	Price

$0.001	967,500	6.72	$0.001	967,500	$0.001

$1.0023	181,300	7.67	$1.0023	90,650	$1.0023

$3.18	5,726,838	9.52	$3.18	1,431,710	$3.18

$3.50	658,500	9.31	$3.50	87,750	$3.50

$3.72	1,721,040	9.95	$3.72	25,000	$3.72

       The Company applies APB No. 25 in accounting for its stock option plan and, accordingly, recognizes compensation expense for the difference between the fair value of the underlying common stock and the grant price of the option at the date of grant. The effect of applying SFAS No. 123’s fair value method to the Company’s stock-based awards results in net losses of $9,360,559, $17,776,967 and $21,827,704 for the years ended December 31, 1998 and 1999, and the

YellowBrix, Inc.
(formerly NewsReal, Inc.)

Notes to Financial Statements — (continued)

9.  Stockholders’ Equity (Deficit) (continued)

nine months ended September 30, 2000 respectively with a net loss per share of $1.87, $3.28 and $2.35, respectively. The weighted average fair value of the options granted in 1998, 1999 and 2000, used as a basis for the above pro forma disclosures, was estimated as $0.25 per share, $1.62 per share, and $2.54 per share respectively, as of the date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yield 0%, volatility of 1, risk-free interest rate of 6% and expected lives of 5 or 10 years. The effect of applying SFAS No. 123 on the pro forma net loss is not necessarily representative of the effects on net income for future years due to, among other things, the vesting period of the stock options and the fair value of additional stock options in future years.

   Deferred Stock Compensation

       During 1999, the Company granted 153,500 options to purchase common stock whose grant prices range from $1.0023 to $3.50 which were issued below fair market value on the date of grant. The Company recorded deferred compensation as a separate component of stockholders’ equity (deficit) of $323,674 for the difference between the option exercise price and the deemed fair value on the date of grant of stock options. The Company is amortizing the amount ratably over the vesting period of the options, which is generally four years.

   Warrants

       The Company issued a warrant to Infoseek to purchase 1,077,500 shares of common stock at an exercise price of $0.001 per share as part of the consideration for the assets acquired from Infoseek (see Note 4). The warrant expires ten years from the date of issue, and is subject to a vesting schedule that was dependent upon the Company attaining predefined revenue and operating income targets prior to December 31, 1999, which the Company did not meet. However, if the QIP Investors sell a portion of their shares at a profit over and above a predetermined rate of return or an IPO occurs and certain returns on investment are achieved by the QIP Investors, the warrant will vest automatically. In the event that the warrant vests, the Company will value the warrants and record the appropriate expense in accordance Emerging Issues Task Force (“EITF”) Issue 96-18 Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services (“EITF 96-18”). As of December 31, 1999, the Company did not believe the Company would reach the vesting targets.

       During 1999, the Company issued warrants to various vendors and contractors to purchase a total of 567,436 shares of common stock with exercise prices ranging from $2.00 per share to $5.88 per share. The Company valued these warrants using the Black-Scholes option pricing model and recorded compensation expense of approximately $1.4 million. The weighted average fair value of the warrants granted during 1999 was estimated as $2.58 as of the date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yield 0%, volatility 100%, risk-free interest rate of 6%, and expected lives ranging from 5 to 10 years. The Company also issued warrants to purchase 56,743 shares of common stock in connection with the private placement in November 1999 and recorded the warrants as part of the issuance costs.

       On April 7, 2000, the Company issued AOL a warrant to purchase up to 832,691 shares of common stock at an exercise price of $3.72 per share. The warrant vests based on the achievement of certain specified objectives. The Company has valued the vested portion of the warrant using the Black-Scholes option pricing model and has recorded prepaid marketing fees in the amount of

YellowBrix, Inc.
(formerly NewsReal, Inc.)

Notes to Financial Statements — (continued)

9.  Stockholders’ Equity (Deficit) (continued)

$741,096. The Company is recording the expense related to this warrant ratably over the 18-month term of the agreement. In accordance with the guidance under EITF 96-18, the Company will record the fair value of the remaining two-thirds of the warrant when it becomes probable that the thresholds that trigger vesting will be met. The Company intends to evaluate quarterly the probability that these revenue thresholds will be met and will record the fair value of the two-thirds of the warrants as contra revenues (to the extent revenues have been recorded) over the remaining term of the agreement.

       During 2000, the Company issued warrants to various vendors and contractors to purchase a total of 2,823,177 shares of common stock with exercise prices ranging from $3.15 per share to $4.77 per share. The Company valued these warrants using the Black-Scholes option pricing model and recorded compensation expense of approximately $7.6 million. The weighted average fair value of the warrants granted during 2000 was estimated as $2.67 as of the date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yield 0%, volatility 100%, risk-free interest rate of 6%, and expected lives ranging from 5 to 10 years. The Company also issued warrants to purchase 235,974 shares of common stock in connection with the private placement in March 2000 and recorded the warrants as part of the issuance costs.

       A summary of all of the warrants outstanding as of September 30, 2000 is as follows:

	Exercise
Shares	Price	Expiration Date

1,077,500	$0.001	December 2007

26,131	$2.00	November 2004

504,478	$3.00	November 2004

11,904	$3.15	July 2005

89,661	$3.18	May 2005

4,285	$3.50	May 2002

54,000	$3.50	August 2004

3,000	$3.50	January 2005

832,691	$3.72	April 2010

166,202	$4.73	July 2005

407,167	$4.73	September 2005

1,178,143	$4.77	April 2005

4,673	$5.88	January 2005

134,409	$5.88	March 2005

30,612	$8.82	October 2004

4,524,856

10.  Commitments

   Distribution Agreement with CNNfn

       In January 1998, the Company signed an agreement with CNNfn, a division of Cable News Network, Inc., to develop and host a co-branded IndustryWatch service on the CNNfn website. Under the terms of the agreement, the Company was required to pay CNNfn an annual advertising fee in year one of $750,000 and in year two of $1,000,000 and an annual branding fee in the amount

YellowBrix, Inc.
(formerly NewsReal, Inc.)

Notes to Financial Statements — (continued)

10.  Commitments (continued)

of $2,000,000 in year one and $2,500,000 in year two. The Company has capitalized the amounts upon payment and is amortizing the expense ratably over the life of the contract. The Company also agreed to spend a minimum of $250,000 on promotional activities related to the co-branded service. CNNfn is solely responsible for the sale of all advertising and sponsorships on the co-branded service, and the Company has rights to 40% of net advertising revenues. In 1998 and 1999 and for the nine months ended September 30, 2000, respectively, the Company recognized approximately $65,500, $1.42 million, and $313,000 in revenue related to this contract.

       In April 1999, the Company entered into an amendment to the CNNfn agreement. The amendment provides for the Company to pay CNNfn $1 million in outstanding branding fees under the initial year one obligation on the earlier of September 30, 1999 or immediately following the closing of the issue and sale of equity and/or debt securities by the Company (to any party other than CNNfn or any of its affiliates), having an aggregate gross sales price of at least $6 million. The Company has accrued $1 million in accounts payable to CNNfn for these fees at December 31, 1999.

       As part of the amendment, the Company also accelerated the remaining $2.5 million branding and exclusivity fee for the second year of the Distribution Agreement (the “Year 2 Branding Fee”) and agreed to pay an additional $1 million for certain promotions previously provided by CNNfn (the “Promotion Fee”). As part of the transaction underlying the restructuring of the distribution agreement, CNNfn completely released the Company from any obligation to pay the Year 2 Branding Fee and the Promotional Fee, in exchange for a promissory note for $3.5 million, which was immediately converted to 470,638 shares of the Company’s common stock. CNNfn is also entitled to receive additional shares of common stock upon the conversion of the QIP promissory notes and bridge note pursuant to anti-dilution provisions in the stock purchase agreement.

       Moreover, CNNfn assigned the Company its rights to receive an incremental $1 million in revenue from the co-branded site (i.e., beyond the revenue to which the Company already is entitled). Finally, CNNfn released the Company from any outstanding and all future obligations to purchase advertising from CNNfn, and the Company released CNNfn from its obligation to provide such advertising.

   AOL Agreement

       On April 7, 2000, the Company entered into an Interactive Services Agreement (the “Agreement”) with AOL, Inc. (“AOL”). The agreement requires the Company to pay AOL $3,000,000 over the term of the agreement in exchange for promotion services and impression commitments. As of June 30, 2000, the Company had made payments of $1,800,000, which was recorded as prepaid marketing fees. The Company is recording the expense ratably over the 18-month term of the agreement.

       The Agreement also provides for the Company to share in advertising and transaction revenues through the customized site should revenues be earned under the agreement. Through June 30, 2000 and October 16, 2000, no revenues have been earned by the Company under this agreement, and furthermore, the Company is unsure if they will ever generate revenues under the agreement.

YellowBrix, Inc.
(formerly NewsReal, Inc.)

Notes to Financial Statements — (continued)

10.  Commitments (continued)

   Operating Leases

       The Company leases facilities and equipment under various operating leases. The Company also subleases certain of its facilities. Rental expense was approximately $36,000, $318,000, $809,000, $586,160 (unaudited), and $800,160 for the period from October 1, 1997 (inception) to December 31, 1997, the years ended December 31, 1998 and 1999, and the nine months ended September 30, 1999 and 2000, respectively. Future minimum payments and sublease income under noncancelable operating leases with initial terms of one year or more as of September 30, 2000 consist of the following:

	Sublease	Payments

2000	$33,655	$236,494

2001	137,474	872,711

2002	116,620	820,258

2003	—	737,719

2004	—	528,101

Thereafter	—	1,974,077

	$287,749	$5,169,360

       The Company entered into a $200,000 irrevocable letter of credit agreement with a lending institution in June 1998 to serve as a security deposit on leased facilities. No amounts have been drawn down on the letter of credit.

   Capital Lease

       In November 1999, the Company entered into a capital lease agreement for computer equipment totaling $138,935, which expires in 2002. In August 2000, the Company entered into another capital lease agreement for computer equipment totaling $636,443, which expires in 2003. Depreciation on these assets is included in depreciation expense in the accompanying financial statements. At September 30, 2000 future minimum payments due under the capital lease are as follows:

2000	$79,201

2001	316,803

2002	285,688

2003	175,642

857,334

Less amounts representing interest	(160,403)

Present value of future minimum lease payments	696,931

Less current portion	228,652

$468,279

YellowBrix, Inc.
(formerly NewsReal, Inc.)

Notes to Financial Statements — (continued)

10.  Commitments (continued)

   Employment Agreements

       The Company has entered into employment agreements with certain members of management and other key employees. These agreements specify minimum annual salaries as well as bonus amounts to be paid over the next two years.

   Other

       The Company has entered into agreements ranging from 1 to 2 years with various content providers that require the Company to pay a monthly flat fee or the greater of a flat fee or a royalty based on the number of users or page views generated from accessing the Company’s or a partner’s website. The Company’s current monthly obligation to content providers is approximately $160,000.

11.  Income Taxes

       Following is a summary of the components of deferred taxes:

	December 31,
			September 30,
	1998	1999	2000

Deferred tax assets:

Net operating loss carryforward	$3,521,671	$6,319,099	$11,407,197

Warrant expense	—	532,560	2,446,319

Stock compensation	—	97,590	318,581

Reserves	—	28,470	57,439

Depreciation and amortization	68,466	200,170	177,629

Net deferred tax asset	3,590,137	7,177,889	14,407,165

Valuation allowance	(3,590,137)	(7,177,889)	(14,407,165)

Net deferred tax asset, after valuation allowance	$—	$—	$—

       The Company has approximately $30 million in net operating loss carryforwards that expire beginning principally in 2018 and through 2020. The timing and manner in which the operating loss carryforwards may be utilized in any year will be limited to the Company’s ability to generate future earnings and by limitations imposed due to changes in ownership. The Company has established a valuation allowance for the full amount of the net deferred tax asset due to the uncertainty regarding its ability to realize the benefits of such asset. The change in the valuation allowance was $7,229,276.

YellowBrix, Inc.
(formerly NewsReal, Inc.)

Notes to Financial Statements — (continued)

11.  Income Taxes (continued)

       A reconciliation of tax benefit from the expected amount to the actual follows:

	December	December	September
	1998	1999	2000

Expected federal benefit at 34%	$(3,178,655)	$(5,984,598)	$(6,672,416)

State income tax	(370,220)	(697,030)	(777,140)

Nondeductible beneficial conversion feature	—	2,979,860	—

Permanent and other	22,281	114,016	220,280

Change in valuation allowance	3,526,594	3,587,752	7,229,276

Tax benefit	$0	$0	$0

12.  401(k) Profit Sharing Plan

       In October 1998, the Company established a qualified 401(k) profit sharing plan available to all employees meeting certain eligibility requirements. Employees may elect to contribute up to 15% of their earnings each month. The Company may, at its discretion, match up to 5% of the employees’ compensation, with amounts vesting ratably over six years. The Company may also make additional non-matching contributions at its discretion of up to 3% of the employees’ compensation, subject to the same six-year vesting schedule. The Company did not make any contributions in 1998, 1999 or for the nine months ended September 30, 2000.

YellowBrix, Inc.
(formerly NewsReal, Inc.)

Notes to Financial Statements — (continued)

13.  Net Loss Per Share

       The following table sets forth the computation of basic and diluted net loss per share:

	Period from
	October 1,
	1997
	(inception)	Year Ended		Nine Months
	to	December 31,		Ended September 30,
	December 31,
	1997	1998	1999	1999	2000

				(unaudited)

Numerator:

Net loss	$(861,423)	$(9,348,985)	$(17,601,758)	$(13,839,280)	$(19,624,752)

Denominator:

Denominator for basic net loss per share — weighted average shares	1,811,111	5,000,000	5,420,047	5,279,280	9,285,839

Effect of dilutive securities:

Preferred stock	—	—	—	—	—

Stock options	—	—	—	—	—

Warrants	—	—	—	—	—

Dilutive potential common shares	1,811,111	5,000,000	5,420,047	5,279,280	9,285,839

Denominator for diluted net loss per share — adjusted weighted average shares	1,811,111	5,000,000	5,420,047	5,279,280	9,285,839

Basic net loss per share	$(0.48)	$(1.87)	$(3.25)	$(2.62)	$(2.11)

Diluted net loss per share	$(0.48)	$(1.87)	$(3.25)	$(2.62)	$(2.11)

       The following equity instruments were not included in the diluted net loss per share calculation because their effect would be anti-dilutive:

	Period from
	October 1,
	1997
	(inception)	Year Ended		Nine Months
	to	December 31,		Ended September 30,
	December 31,
	1997	1998	1999	1999	2000

				(unaudited)

Series A preferred stock	—	—	—	—	537,634

Stock options	3,609,500	4,691,170	9,856,840	3,951,345	9,255,178

Warrants	1,077,500	1,077,500	1,701,679	1,135,787	4,524,856

14.  Non-monetary Transactions

       On December 31, 1999, the Company entered into a non-monetary transaction. Effective December 31, 1999, the Company entered into a one year License Agreement with InfoUSA. The agreement requires the Company to pay InfoUSA a nonrefundable license fee of $1,050,000. As of

YellowBrix, Inc.
(formerly NewsReal, Inc.)

Notes to Financial Statements — (continued)

14.  Non-monetary Transactions (unaudited) (continued)

September 30, 2000, the Company had paid the fee and included the amount in prepaid content fees. The Company is recording the expense ratably over the term of the agreement.

       Additionally, on December 31, 1999, the Company amended their Distribution Agreement with InfoUSA. The amendment required the Company to provide additional products and services to InfoUSA. As of September 30, 2000, InfoUSA had paid the Company the value of the contract, $1,225,050, and recorded the amount as deferred revenue. The Company was able to establish fair value for the products and services sold by comparing the contract to similar contracts from which they received cash payments. The fair value established was $960,000. The $960,000 is being recognized as revenue ratably over the term of the contract. The remainder, $265,050, is being netted against the content expense.

15.	Events (unaudited) Subsequent to Date of Independent Auditors’ Report

       On November 29, 2000, the Company closed a bridge financing for the sale of convertible secured notes in the aggregate principal amount of up to $4 million. The lender will fund the notes in one or more advances of at least $500,000 each and the Company will issue a warrant to purchase a number of shares of common stock equal to 30% of the principal amount of each advance divided by $3.72. Through November 30, 2000, the Company has borrowed $700,000 under this bridge financing and has issued 56,452 warrants.

[Artwork description of graphics on inside back cover to follow]

8,571,430 Shares

Common Stock

CHASE H&Q

DAIN RAUSCHER WESSELS

WIT SOUNDVIEW

          , 2000

       You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

       We have not taken any action in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

       Until           , 2000, all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

       The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting accounts and commissions) are estimated to be as follows:

Securities and Exchange Commission registration fee(1)	$18,216.00

National Association of Securities Dealers filing fee(1)	7,400.00

Nasdaq National Market Listing Fee(1)	22,505.00

Legal fees and expenses	400,000

Blue Sky fees and expenses	10,000.00

Accounting fees and expenses	350,000

Transfer agent’s fees and expenses	10,000

Printing and engraving fees	170,000

Miscellaneous	25,000

Total	$1,013,121

(1)	Actual. All other expenses are estimated.

Item 14. Indemnification of Directors and Officers

       Section 145(a) of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

       Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those discussed above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court shall deem proper.

       Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145. The Company’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

       Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

       The Company’s Certificate of Incorporation and Bylaws provide that the Company shall indemnify certain persons, including officers, directors and controlling persons, to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Item 15. Recent Sales of Unregistered Securities

       The following is a summary of our transactions since September 1997, involving sales of our securities that were not registered under the Securities Act of 1933, as amended:

(1)	In October 1997, we issued 853,500 shares (as adjusted) to our founders, David C. Hoppmann (256,200 shares), Jeffrey P. Massa (199,100 shares), Peter McKee (199,100 shares) and Catherine Michela (199,100), in connection with our founding and in consideration for services rendered for an aggregate fair market value of $853.50, or the par value of the shares. The offer and sale were determined to be exempt from registration pursuant to Section 4(2) of the Securities Act.

(2)	In December 1997, we issued 850,000 shares (as adjusted) of common stock and warrants to purchase 1,077,500 shares of our common stock with an exercise price of $.001 per share to Infoseek Corporation, in connection with the registrant’s acquisition of certain assets of Infoseek, an accredited investor. An additional cash consideration of $1 million was paid to Infoseek. The offer and sale were determined to be exempt from registration pursuant to Section 4(2) of the Securities Act.

(3)	In December 1997, we sold 3,250,000 shares (as adjusted) of common stock for $3 million to Quantum Industrial Partners, LDC, Geosor Corporation, Gary Gladstein, Stewart Paperin and Douglas Reid, each an accredited investor, the QIP Investors. The offer and sale were determined to be exempt from registration pursuant to Section 4(2) of the Securities Act.

(4)	In April 1999, we issued 470,638 shares of common stock to CNNfn, a division of Cable News Network LP, LLLP, in connection with the cancellation of our $3.5 million promissory note to CNNfn, an accredited investor. The offer and sale were determined to be exempt from registration pursuant to Section 4(2) of the Securities Act.

(5)	In August 1999, we issued warrants to purchase 4,285 shares of our common stock with an exercise price of $3.50 per share to Insight Investments Corp., an accredited investor, in connection with a lease to acquire equipment. The offer and sale were determined to be exempt from registration pursuant to Section 4(2) of the Securities Act.

(6)	In August 1999, we issued warrants to purchase 54,000 shares of our common stock with an exercise price of $3.50 per share to 3665, Inc., an accredited investor, in connection with management consulting service rendered to the registrant. The offer and sale were determined to be exempt from registration pursuant to Section 4(2) of the Securities Act.

(7)	From September 1999 to September 2000, we issued warrants to purchase 1,755,631 shares of common stock with an exercise price ranging from $2.00 to $4.77 per share to Mayflower Resources, Inc., an accredited investor, in consideration of services rendered by S. Randy Lampert, in his capacity as our Chief Financial Officer. Mr. Lampert is the sole shareholder of Mayflower. The issuances were determined to be exempt from registration pursuant to Section 4(2) of the Securities Act.

(8)	In November 1999, we issued a warrant to purchase 26,131 shares of common stock with an exercise price of $2.00 per share, as a financing fee, to Mayflower Resources, Inc., an accredited investor, in connection with the registrant’s private placement of its common stock. The offer and sale were determined to be exempt from registration pursuant to Section 4(2) of the Securities Act.

(9)	In November 1999, we issued warrants to purchase 30,612 shares of our common stock with an exercise price of $8.82 per share, as a placement fee, to Millenium Financial Group, Inc., an accredited investor, as placement agent for the registrant in connection with a private placement of the registrant’s securities. The offer and sale were determined to be exempt from registration pursuant to Section 4(2) of the Securities Act.

(10)	In November 1999, we sold 592,544 shares of our common stock for $3.48 million to certain individual investors and investment entities. Each investor was either not a “U.S. person” as the term is defined in Regulation S of the Securities Act, or an accredited investor as such term is defined in Regulation D promulgated under the Securities Act. The offer and sale were determined to be exempt from registration pursuant to Section 4(2) of the Securities Act.

(11)	In January 2000, we issued warrants to purchase 2,122 shares of our common stock with an exercise price of $5.88 per share to the law firm Park & Vaughan LLP in consideration for legal services rendered. The offer and sale were determined to be exempt from registration pursuant to Section 4(2) of the Securities Act.

(12)	In January 2000, we issued a warrant to purchase 3,000 shares of our common stock with an exercise price of $3.50 per share to Mike Azzara, in connection with consulting services rendered to the registrant. The issuance of the warrant was determined to be exempt from registration pursuant to Rule 701 promulgated under Section 3(b) of the Securities Act.

(13)	In January 2000, we issued a warrant to purchase 2,551 shares of our common stock with an exercise price of $5.88 per share to Mike Azzara, in connection with consulting services rendered to the registrant. The issuance of the warrant was determined to be exempt from registration pursuant to Rule 701 promulgated under Section 3(b) of the Securities Act.

(14)	In January 2000, we issued a warrant to purchase 500,359 shares of our common stock with an exercise price of $4.77 per share to Stephen Canton, in connection with consulting services rendered to the registrant under a written compensatory contract. The consultant represented to us that he was a sophisticated investor. The issuance of the warrant was determined to be exempt from registration pursuant to Rule 701 promulgated under Section 3(b) of the Securities Act.

(15)	In March, April and May 2000, we sold 4,840,893 shares of our common stock for an aggregate purchase price of $18,008,122.20 to individuals, venture funds and other investment entities. Each investor was either not a “U.S. person” as the term is defined in Regulation S of the Securities Act, or an accredited investor as such term is defined in Regulation D promulgated under the Securities Act. The offer and sale were determined to be exempt from registration pursuant to Section 4(2) of the Securities Act.

(16)	In April 2000, May 2000 and June 2000, we issued warrants to purchase 58,491, 31,170 and 11,904 shares, respectively, of common stock with exercise prices of $3.18, $3.18 and $3.15 per share, respectively, as a financing fee, to Mayflower Resources, Inc., an accredited investor, in connection with our private placement of common stock. The offer and sale was determined to be exempt from registration pursuant to Section 4(2) of the Securities Act.

(17)	In March 2000, we issued warrants to purchase 134,409 shares of our common stock with an exercise price of $5.88 per share, as a placement fee, to I-Bankers Securities, Inc., an accredited investor, as placement agent, in connection with a private placement of common stock. The offer and sale were determined to be exempt from registration pursuant to Section 4(2) of the Securities Act.

(18)	In April 2000, we issued warrants to purchase up to 832,691 shares of our common stock with an exercise price of $3.72 per share to America Online, Inc. The offer and sale were determined to be exempt from registration pursuant to Section 4(2) of the Securities Act.

(19)	In May 2000, we sold 200,000 shares of our Series A Convertible Preferred Stock for an aggregate purchase price of $2 million to ABN AMRO Private Equity and Holland Ventures III B.V., each an accredited investor. The offer and sale were determined to be exempt from registration pursuant to Section 4(2) of the Securities Act.

(20)	In June 2000, we issued 268,817 shares of common stock and entered into a put option agreement to sell 134,409 additional shares of our common stock to Icon International, Inc., an accredited investor, all rights to the shares and put were immediately assigned to its affiliate, Triad Media Ventures LLC, for $999,999.24 of media credits. The offer and sale were determined to be exempt from registration pursuant to Section 4(2) of the Securities Act.

(21)	From September 1997 to August 2000, we granted options to purchase an aggregate of 2,584,600 shares of common stock under our Amended and Restated 1998 Stock Option Plan and 5,444,388 shares of common stock under our 2000 Stock Option Plan to employees, consultants and directors with exercise prices ranging from $0.001 to $3.72 per share in consideration for services. All options were granted under Rule 701 promulgated under Section 3(b) of the Securities Act on the basis that these options were offered and sold either pursuant to a written compensatory benefit plan or pursuant to written contracts relating to consideration or, for those employees who are our officers or directors or that are accredited investors, under Section 4(2) of the Securities Act.

(22)	In November 2000, we sold convertible secured notes in the aggregate principal amount of up to $4 million to ABN AMRO Capital (USA) Inc., and other investors, and will receive the funds in advances of at least $500,000. We also issued a warrant to purchase 56,452 shares of common stock. Additional warrants may be issued as we receive additional advances from ABN AMRO. The offer and sale were determined to be exempt from registration pursuant to Section 4(2) of the Securities Act and exempt from integration pursuant to the “Black Box” no-action letter.

       There were no underwritten offerings employed in connection with any of the transactions set forth above. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. Each of the purchasers that are our employees or directors had access to information through their employment by us. Each purchaser was given the opportunity to ask questions of and request information from YellowBrix. Each investor represented and acknowledged to YellowBrix in writing that it had this opportunity. Some of the purchasers asked questions and requested information. YellowBrix complied with all requests that it deemed reasonable.

Item 16. Exhibits and Financial Statement Schedules

       (a)   Exhibits.

No.	Description

1.1	Form of Underwriting Agreement.
2.1	Asset Acquisition Agreement by and between Infoseek Corporation and BizWatch, Inc., dated as of December 11, 1997.**
2.2	Securities Purchase Agreement by and among the Investors listed therein, the Managing Founders (as defined therein) and BizWatch, Inc., dated as of December 11, 1997.**
2.3	Common Stock Purchase Agreement by and between CNNfn, a division of Cable News Network LP, LLLP and NewsReal Inc., dated as of April 4, 1999.**
2.4	Note and Warrant Purchase Agreement by and between YellowBrix, Inc. and ABN AMRO Capital (USA), dated as of November 29, 2000.
2.5	Security Agreement by and between YellowBrix, Inc. and ABN AMRO Capital (USA), Inc., dated November 29, 2000.
2.6	Intercreditor Agreement by and among YellowBrix, Inc., the QIP Investors (as defined on Schedule I therein) and those parties listed on Schedule II therein, dated November 29, 2000.
3.1	Form of Amended and Restated Certificate of Incorporation of YellowBrix, Inc., as amended to date.**
3.2	Form of Amended Bylaws of YellowBrix, Inc.**
4.1	Specimen Stock Certificate.*
4.2	Shareholders’ Agreement by and among Infoseek Corporation, QIP Investors (as defined therein), Managing Founders (as defined therein) and BizWatch, Inc., dated as of December 11, 1997.**
4.3	Rights Agreement by and among CNNfn, a division of Cable News Network LP, LLLP and NewsReal, Inc., dated as of April 21, 1999.**
4.4	Shareholder Rights Agreement by and among the Investors listed therein and YellowBrix, Inc., dated as of October 28, 1999, as amended.**
4.5	Shareholder Rights Agreement by and among Investors listed therein and YellowBrix, Inc., dated as of March 9, 2000.**
4.6	Joinder in Shareholder Rights Agreement of March 9, 2000 by and between ABN AMRO Private Equity, and YellowBrix, Inc., dated as of May 12, 2000.**
4.7	Joinder in Shareholder Rights Agreement of March 9, 2000 by and between Triad Media Ventures LLC, and YellowBrix, Inc., dated as of June 29, 2000.**
4.8	Letter to ABN AMRO Private Equity dated May 12, 2000.**
4.9	Rights Agreement by and among ABN AMRO Private Equity, Holland Ventures III B.V. and YellowBrix, Inc. dated as of October 20, 2000.*
4.10	Shareholder Rights Agreement by and between YellowBrix, Inc. and ABN AMRO Capital (USA), dated as of November 29, 2000.
5.1	Opinion of Fulbright & Jaworski L.L.P. regarding legality of shares.*
10.1	Amended 1998 Stock Option Plan.
10.2	2000 Stock Option Plan.

No.	Description

10.3	Current News License by and between Press Association (The AP Newswire) and NewsReal, Inc., dated as of March 20, 1998.†**
10.4	Agreement by and between Intell-X and BizWatch, Inc., dated as of August 8, 1997, as amended.**
10.5	Distribution Agreement by and between InfoUSA and NewsReal, Inc., dated as of May 10, 1999, as amended December 31, 1999.**
10.6	Custom Distribution and Service Agreement by and between Network Solutions, Inc., and NewsReal, Inc., dated as of July 15, 1999.**
10.7	Distribution Agreement by and between ChamberBiz Inc., L.L.C and NewsReal, Inc. dated as of October 26, 1999.**
10.8	Interactive Services Agreement by and between America Online, Inc. and YellowBrix, Inc., dated as of April 4, 2000.†**
10.9	Employment Agreement by and between David C. Hoppmann and BizWatch Inc., dated as of December 11, 1997.**
10.10	Employment Agreement by and between Jeffrey P. Massa and BizWatch, Inc., dated as of December 11, 1997.**
10.11	Contractor Agreement by and between Mayflower Resources, Inc. and YellowBrix, Inc., dated as of August 30, 1999.**
10.12	Settlement Agreement and General Release by and between Catherine Michela and YellowBrix, Inc., dated as of February 1, 2000.**
10.13	Settlement Agreement by and between Peter McKee and YellowBrix, Inc., dated as of July 31, 1999.**
10.14	Conversion Agreement by and among NewsReal, Inc. and each of the investors listed on Schedule I thereto, dated as of March 31, 1999.**
10.15	Amendment to Conversion Agreement by and among NewsReal, Inc. and QIP Investors as defined therein, dated as of March 6, 2000.**
10.16	Bridge Note by NewsReal Inc. in favor of persons listed on Schedule A thereto, dated as of March 6, 2000.**
10.17	Warrant issued to Infoseek Corporation, dated as of December 11, 1997.**
10.18	Warrant issued to Insight Investments Corp., dated as of August 27, 1999.**
10.19	Warrant issued to 3665, Inc., dated as of August 29, 1999.**
10.20	Warrant issued to Millennium Financial Group, Inc., dated as of November 5, 1999.**
10.21	Warrant issued to I-Bankers Securities, Inc., dated as of March 21, 2000.**
10.22	Form of Warrant issued to Mayflower Resources Inc.**
10.23	Warrants issued to Mike Azzara, dated as of January 11, 2000 and January 19, 2000.**
10.24	Warrant issued to Park & Vaughan LLP, dated as of January 22, 2000.**
10.25	Warrant issued to America Online, Inc., dated as of April 4, 2000.**
10.26	Form of Warrant issued to Stephen Canton.**
10.27	Lease Agreement by and between Bryce Mountain, Inc. and BizWatch, Inc., dated October 23, 1997.**
10.28	Office Lease by and between Waterfront II Corporation and NewsReal, Inc., dated as of June 1, 1998.**
10.29	Sublease Agreement by and between Challenger Center for Space Science Education, a Texas non-profit corporation and NewsReal, Inc., dated as of April 6, 2000.**
10.30	Sublease Agreement by and between Attorney’s Diversified Services and BizWatch, Inc., dated as of April 19, 2000.**
10.31	Form of Agreement of Lease by and between Twin Towers II Associates and YellowBrix, Inc.**
10.32	Employment agreement by and between YellowBrix, Inc. and David Lynch, dated as of November 1, 2000.

No.	Description

10.33	Employment agreement by and between YellowBrix, Inc. and Jace Wieser, dated as of November 1, 2000.
10.34	Employment agreement by and between YellowBrix, Inc. and Scott Hoyt, dated as of November 27, 2000.
10.35	Convertible Secured Promissory Note issued to ABN AMRO Capital (USA), dated as of November 29, 2000.
10.36	Warrant issued to ABN AMRO Capital (USA), dated as of November 29, 2000.
10.37	Agreement by and between YellowBrix, Inc. and CNNfn.com, dated as of April 1, 2000.†
21.1	Subsidiaries of YellowBrix, Inc.**
23.1	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1)*
23.2	Consent of Ernst & Young LLP, Independent Auditors
24.1	Power of Attorney (on signature page)**
27.1	Financial Data Schedule for year ended December 31, 1999.**

*	To be filed by amendment.

**	Previously filed.

†	Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from the filing and have been filed separately with the Securities and Exchange Commission.

       (b)   Financial Statement Schedules.

       All other schedules are omitted because they are not required or are not applicable or the information is included in the financial statements or notes thereto.

Item 17. Undertakings

       A.   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described above in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

       B.   The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

       C.   The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on December 29, 2000.

By:	*

Name: David C. Hoppmann

Title:	President, Chief Executive Officer and Chairman of the Board

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* David C. Hoppmann	Chief Executive Officer, President and Chairman of the Board (Principal executive officer)	December 29, 2000
* Jeffrey P. Massa	Chief Technology Officer and Director	December 29, 2000
* S. Randy Lampert	Chief Financial Officer (Principal accounting officer)	December 29, 2000
* Michael McCrory	Director	December 29, 2000
* Stewart J. Paperin	Director	December 29, 2000
* Keith Walz	Director	December 29, 2000
* Douglas M. Reid	Director	December 29, 2000

By /s/ KEVIN S. LAPIDUS (Kevin S. Lapidus) as attorney-in-fact pursuant to power of attorney filed on October 20, 2000.

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders

YellowBrix, Inc. (formerly NewsReal, Inc.)

       We have audited the financial statements of YellowBrix, Inc. (formerly NewsReal, Inc.) as of December 31, 1998 and 1999, and September 30, 2000 and the related statements of operations, stockholders’ equity (deficit), and cash flows for the period from October 1, 1997 (inception) to December 31, 1997, for the years ended December 31, 1998 and 1999 and for the nine months ended September 30, 2000 and have issued our report thereon dated October 27, 2000 (included elsewhere in this report). Our audits also included the financial statement schedule listed in Item 14(a) of this report. The schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.

       In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

McLean, VA
October 27, 2000

SCHEDULE VII

YELLOWBRIX, INC.

VALUATION AND QUALIFYING ACCOUNTS

For Years Ended December 31, 1999 and 1998
(unaudited)

	Balance			Other	Balance
	At			Changes	at
	Beginning	Additions		Additions	End of
	of Year	At Cost	Retirements	(Deductions)	Year

Nine Months Ended
September 30, 2000

Allowances for doubtful accounts receivable	$75,000	$104,506	$35,739	$—	$143,767

Allowances for income tax valuations	7,177,889	7,229,276	—	—	14,407,165

	$7,252,889	$7,333,782	$35,739	$—	$14,550,932

Year Ended

December 31, 1999

Allowances for doubtful accounts receivable	$—	$85,000	$10,000	$—	$75,000

Allowances for income tax valuations	3,590,137	3,587,752	—	—	7,177,889

	$3,590,137	$3,672,752	$10,000	$—	$7,252,889

Year Ended

December 31, 1998

Allowances for doubtful accounts receivable	$—	$20,000	$20,000	$—	$—

Allowances for income tax valuations	63,543	3,526,594	—	—	3,590,137

	$63,543	$3,546,594	$20,000	$—	$3,590,137

INDEX TO EXHIBITS

No.	Description

1.1	Form of Underwriting Agreement.
2.1	Asset Acquisition Agreement by and between Infoseek Corporation and BizWatch, Inc., dated as of December 11, 1997.**
2.2	Securities Purchase Agreement by and among the Investors listed therein, the Managing Founders (as defined therein) and BizWatch, Inc., dated as of December 11, 1997.**
2.3	Common Stock Purchase Agreement by and between CNNfn, a division of Cable News Network LP, LLLP and NewsReal Inc., dated as of April 4, 1999.**
2.4	Note and Warrant Purchase Agreement by and between YellowBrix, Inc. and ABN AMRO Capital (USA), dated as of November 29, 2000.
2.5	Security Agreement by and between YellowBrix, Inc. and ABN AMRO Capital (USA), Inc., dated November 29, 2000.
2.6	Intercreditor Agreement by and among YellowBrix, Inc., the QIP Investors (as defined on Schedule I therein) and those parties listed on Schedule II therein, dated November 29, 2000.
3.1	Form of Amended and Restated Certificate of Incorporation of YellowBrix, Inc., as amended to date.**
3.2	Form of Amended Bylaws of YellowBrix, Inc.**
4.1	Specimen Stock Certificate.*
4.2	Shareholders’ Agreement by and among Infoseek Corporation, QIP Investors (as defined therein), Managing Founders (as defined therein) and BizWatch, Inc., dated as of December 11, 1997.**
4.3	Rights Agreement by and among CNNfn, a division of Cable News Network LP, LLLP and NewsReal, Inc., dated as of April 21, 1999.**
4.4	Shareholder Rights Agreement by and among the Investors listed therein and YellowBrix, Inc., dated as of October 28, 1999, as amended.**
4.5	Shareholder Rights Agreement by and among Investors listed therein and YellowBrix, Inc., dated as of March 9, 2000.**
4.6	Joinder in Shareholder Rights Agreement of March 9, 2000 by and between ABN AMRO Private Equity, and YellowBrix, Inc., dated as of May 12, 2000.**
4.7	Joinder in Shareholder Rights Agreement of March 9, 2000 by and between Triad Media Ventures LLC, and YellowBrix, Inc., dated as of June 29, 2000.**
4.8	Letter to ABN AMRO Private Equity dated May 12, 2000.**
4.9	Rights Agreement by and among ABN AMRO Private Equity, Holland Ventures III B.V. and YellowBrix, Inc. dated as of October 20, 2000.*
4.10	Shareholder Rights Agreement by and between YellowBrix, Inc. and ABN AMRO Capital (USA), dated as of November 29, 2000.
5.1	Opinion of Fulbright & Jaworski L.L.P. regarding legality of shares.*
10.1	Amended 1998 Stock Option Plan.
10.2	2000 Stock Option Plan.
10.3	Current News License by and between Press Association (The AP Newswire) and NewsReal, Inc., dated as of March 20, 1998.†**
10.4	Agreement by and between Intell-X and BizWatch, Inc., dated as of August 8, 1997, as amended.**
10.5	Distribution Agreement by and between InfoUSA and NewsReal, Inc., dated as of May 10, 1999, as amended December 31, 1999.**
10.6	Custom Distribution and Service Agreement by and between Network Solutions, Inc., and NewsReal, Inc., dated as of July 15, 1999.**
10.7	Distribution Agreement by and between ChamberBiz Inc., L.L.C and NewsReal, Inc. dated as of October 26, 1999.**
10.8	Interactive Services Agreement by and between America Online, Inc. and YellowBrix, Inc., dated as of April 4, 2000.†**
10.9	Employment Agreement by and between David C. Hoppmann and BizWatch Inc., dated as of December 11, 1997.**

No.	Description

10.10	Employment Agreement by and between Jeffrey P. Massa and BizWatch, Inc., dated as of December 11, 1997.**
10.11	Contractor Agreement by and between Mayflower Resources, Inc. and YellowBrix, Inc., dated as of August 30, 1999.**
10.12	Settlement Agreement and General Release by and between Catherine Michela and YellowBrix, Inc., dated as of February 1, 2000.**
10.13	Settlement Agreement by and between Peter McKee and YellowBrix, Inc., dated as of July 31, 1999.**
10.14	Conversion Agreement by and among NewsReal, Inc. and each of the investors listed on Schedule I thereto, dated as of March 31, 1999.**
10.15	Amendment to Conversion Agreement by and among NewsReal, Inc. and QIP Investors as defined therein, dated as of March 6, 2000.**
10.16	Bridge Note by NewsReal Inc. in favor of persons listed on Schedule A thereto, dated as of March 6, 2000.**
10.17	Warrant issued to Infoseek Corporation, dated as of December 11, 1997.**
10.18	Warrant issued to Insight Investments Corp., dated as of August 27, 1999.**
10.19	Warrant issued to 3665, Inc., dated as of August 29, 1999.**
10.20	Warrant issued to Millennium Financial Group, Inc., dated as of November 5, 1999.**
10.21	Warrant issued to I-Bankers Securities, Inc., dated as of March 21, 2000.**
10.22	Form of Warrant issued to Mayflower Resources Inc.**
10.23	Warrants issued to Mike Azzara, dated as of January 11, 2000 and January 19, 2000.**
10.24	Warrant issued to Park & Vaughan LLP, dated as of January 22, 2000.**
10.25	Warrant issued to America Online, Inc., dated as of April 4, 2000.**
10.26	Form of Warrant issued to Stephen Canton.**
10.27	Lease Agreement by and between Bryce Mountain, Inc. and BizWatch, Inc., dated October 23, 1997.**
10.28	Office Lease by and between Waterfront II Corporation and NewsReal, Inc., dated as of June 1, 1998.**
10.29	Sublease Agreement by and between Challenger Center for Space Science Education, a Texas non-profit corporation and NewsReal, Inc., dated as of April 6, 2000.**
10.30	Sublease Agreement by and between Attorney’s Diversified Services and BizWatch, Inc., dated as of April 19, 2000.**
10.31	Form of Agreement of Lease by and between Twin Towers II Associates and YellowBrix, Inc.**
10.32	Employment agreement by and between YellowBrix, Inc. and David Lynch, dated as of November 1, 2000.
10.33	Employment agreement by and between YellowBrix, Inc. and Jace Wieser, dated as of November 1, 2000.
10.34	Employment agreement by and between YellowBrix, Inc. and Scott Hoyt, dated as of November 27, 2000.
10.35	Convertible Secured Promissory Note issued to ABN AMRO Capital (USA), dated as of November 29, 2000.
10.36	Warrant issued to ABN AMRO Capital (USA), dated as of November 29, 2000.
10.37	Agreement by and between YellowBrix, Inc. and CNNfn.com, dated as of April 1, 2000.†
21.1	Subsidiaries of YellowBrix, Inc.**
23.1	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1)*
23.2	Consent of Ernst & Young LLP, Independent Auditors
24.1	Power of Attorney (on signature page)**
27.1	Financial Data Schedule for year ended December 31, 1999.**

*	To be filed by amendment.

**	Previously filed.

†	Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from the filing and have been filed separately with the Securities and Exchange Commission.